Exhibit 99.1
Notice: This translation has been prepared for shareholders solely for reference purposes. Please be advised that in the event of any discrepancy that may exist between this English translation and the Japanese original, the Japanese original shall prevail. Please also be advised that certain parts that relate solely to domestic voting procedures are not applicable to shareholders outside Japan and were translated solely for reference purposes and to avoid any confusion.
[Translation]
Aioi Insurance Co., Ltd. (Security Code 8761)
28-1, Ebisu 1-chome, Shibuya-ku, Tokyo, Japan
Notice of the Extraordinary General Meeting of Shareholders
December 2009
Dear Shareholders:
We hereby inform you of the Extraordinary General Meeting of Shareholders of Aioi Insurance Co., Ltd. (the “Company”), to be held at the time and location set out below.
Attendees are asked to return their Exercise of Voting Rights Forms enclosed herein to the reception desk on the day of the meeting.
If you are unable to attend the meeting, you may exercise your voting rights either in writing or via the Internet (http://www.evote.jp/). Please review the “Reference Materials for the General Meeting of Shareholders”, and cast your votes by 5:00 pm on Monday, December 21, 2009 in accordance with the “Guidelines in respect of voting rights exercise” (from page 24 to page 25).
Sincerely,
Tadashi Kodama
President
•	If you are unable to attend the General Meeting of Shareholders, you may appoint another shareholder with voting rights to attend the meeting as your proxy. Please note that a document evidencing the proxy’s power of representation must be submitted in this case.
•	When corrections are made to the Reference Materials for the General Meeting of Shareholders, they will be posted on the Company’s website (http://www.ioi-sonpo.co.jp/).

NOTICE OF THE EXTRAORDINARY
GENERAL MEETING OF SHAREHOLDERS
1. Date & Time: 10:00 a.m. on Tuesday, December 22, 2009

2. Location:	Century Hall, 1st Floor, Aioi Insurance Co., Ltd. Head office,
28-1, Ebisu 1-chome, Shibuya-ku, Tokyo
(Please refer to “Access to the Location of the General Meeting of Shareholders” attached in the last page)
3. Meeting Agenda:
     Items to be resolved:

Proposal 1:	Approval of Share Exchange Agreement between the Company and Mitsui Sumitomo Insurance Group Holdings, Inc.

Proposal 2:	Approval of Merger Agreement between the Company and Nissay Dowa General Insurance Company

Proposal 3:	Proposed Amendment to the Articles of Incorporation
4. Matters resolved with regard to the convocation of the meeting
     The treatment of the duplicate exercise of voting rights
(1)	When voting rights are exercised both by a written document and via the Internet, only the Internet vote shall be treated as valid.

(2)	In the case of Internet voting, votes may be cast multiple times for the purpose of correcting a prior vote. In this case, the last vote shall be treated as valid. In addition, when voting rights are exercised both through a personal computer and through a mobile phone, the last vote shall be treated as valid.
<New influenza virus>
Since a new influenza virus is going around, when you attend the meeting, please check the information on the influenza epidemic on the date of the meeting and take appropriate infection-control measures including wear a mask.
Please be advised that, depending on the extent of the influenza epidemic, we may take further measures for purposes of infection-control. Your cooperation is greatly appreciated.

Reference Materials for the Extraordinary General Meeting of Shareholders
Agenda Items and Reference Materials
Proposal 1: Approval of Share Exchange Agreement between the Company and Mitsui Sumitomo Insurance Group Holdings, Inc.
1.	Reasons for Executing Share Exchange

With regard to circumstances surrounding the general insurance business, the core business of the Company, the domestic market has matured for various reasons including, among other things, a decrease in the number of automobiles as a result of structural changes in society such as the aging population and lower birth rates and the diversification of customer needs as a result of changes in life styles. In order to continually grow the business, diversification of business and global expansion will be critical.

In an environment where protection of customer interest and promotion of convenience of products and services are demanded more than before, each insurance company has made an effort to promote the quality of its products and services by, among other things, expanding educational programs for agents and distributors, reviewing sales products and sales tools, improving administration and systems and expanding damage service systems. Although these efforts steadily achieve results, in order to increase satisfaction of and support from customers, further improvement in quality is necessary, and continued investment of business resources centering on investment in systems is critical in order to enhance customer handling services.

The severe economic conditions that resulted from the onset of global financial crisis last year has continued. However, the Company believes that major changes in power relationships in the financial industry could provide the best chance to change the Company’s business and change the framework of the financial and insurance industry.

The Company discussed and came to share the same understanding of the circumstances and opportunity for change mentioned above with Mitsui Sumitomo Insurance Group Holdings, Inc. (“MSIGH”) and Nissay Dowa General Insurance Company (“NDGI”). Therefore, the Company has decided to carry out a business integration with MSIGH and NDGI by way of a share exchange to create a new business group (the “New Group”) to establish a superior position in the domestic market by achieving further improvements in quality and efficiency and to compete with dominant global competitors.

New Group would achieve sustainable growth and enhance enterprise value through the creation of a global leading insurance and financial services group by rapidly and significantly improving the quality and expanding the quantity of operational bases and corporate resources.

Integration of the Company, NDGI and MSIGH could lead to large synergetic effects through the exploitation of each company’s strength or ability to, among other thing, make proposals to customers, develop and plan products, explore automobile insurance market channels and ways to handle customers through administrative and systems capabilities, exploit New Group’s strong client and business base, and leverage complementary effects in domestic and global business.

Taking the above into consideration, the Company believes that the business integration with MSIGH and NDGI is the best option, as a global leading insurance and financial services group, to continually grow the business and receive the trust of customers by providing products and services which, with its high quality, could satisfy any customer in any market and by exploiting the synergetic effects from the business integration.

The Company hopes that shareholders of the Company understand and agree with the reasons for share exchange (“Share Exchange”) as set forth herein and approve Proposal 1.
2.	Summary of Share Exchange

The content of the share exchange agreement entered into between the Company and MSIGH on September 30, 2009 is as follows.

Share Exchange Agreement
          Aioi Insurance Co., Ltd. (address: 1-28-1 Ebisu, Shibuya-ku, Tokyo; “Aioi”), Nissay Dowa General Insurance Co., Ltd. (address: 4-15-10 Nishitenma, Kita-ku, Osaka-shi, Osaka; “NDGI”), and Mitsui Sumitomo Insurance Group Holdings, Inc. (address: 2-27-2 Shinkawa, Chuo-ku, Tokyo; “MSIGH”) have entered into this share exchange agreement as follows (this “Agreement”).
Article 1 Share Exchanges
1	Aioi shall conduct a share exchange through which MSIGH will become the wholly owning parent company of Aioi and Aioi will become a wholly owned subsidiary of MSIGH (the “Share Exchange Between Aioi and MSIGH”) and MSIGH shall acquire all of the issued shares of Aioi.

2	NDGI shall conduct a share exchange through which MSIGH will become the wholly owning parent company of NDGI and NDGI will become a wholly owned subsidiary of MSIGH (the “Share Exchange Between NDGI and MSIGH”; collectively with the Share Exchange Between Aioi and MSIGH, the “Share Exchanges”) and MSIGH shall acquire all of the issued shares of NDGI.
Article 2 Shares to be Delivered upon Share Exchanges and Allotments of Shares
1	Upon the Share Exchange Between Aioi and MSIGH, MSIGH shall deliver to shareholders of Aioi (excluding MSIGH; same applies hereinafter), in exchange for the shares of Aioi’s common stock held by such shareholders, the number of shares of MSIGH’s common stock calculated by multiplying the total number of shares of Aioi’s common stock held by shareholders of Aioi entered or recorded in Aioi’s shareholder register as of the moment immediately preceding the Share Exchanges taking effect by 0.190 (any fraction of less than one share shall be rounded down to the nearest whole number).

2	Upon the Share Exchange Between NDGI and MSIGH, MSIGH shall deliver to shareholders of NDGI (excluding MSIGH; same applies hereinafter), in exchange for the shares of NDGI’s common stock held by such shareholders, the number of shares of MSIGH’s common stock calculated by multiplying the total number of shares of NDGI’s common stock held by shareholders of NDGI entered or recorded in NDGI’s shareholder register as of the moment immediately preceding the Share Exchanges taking effect by 0.191 (any fraction of less than one share shall be rounded down to the nearest whole number).

3	Upon the Share Exchange Between Aioi and MSIGH, MSIGH shall allot the shares of MSIGH provided pursuant to Paragraph 1 to the shareholders of Aioi entered or recorded in Aioi’s shareholder register as of the moment immediately preceding the Share Exchanges taking effect at the ratio of 0.190 shares of MSIGH’s common stock for each one share of Aioi’s common stock held by such shareholders.

4	Upon the Share Exchange Between NDGI and MSIGH, MSIGH shall allot the shares of MSIGH provided pursuant to Paragraph 2 to the shareholders of NDGI entered or recorded in NDGI’s shareholder register as of the moment immediately preceding the Share Exchanges taking effect at the ratio of 0.191 shares of MSIGH’s common stock for each one share of NDGI’s common stock held by such shareholders.

5	With respect to any fractional shares of MSIGH’s common stock to be allotted to shareholders of Aioi or NDGI under either of the preceding two Paragraphs, MSIGH shall dispose of them in accordance with Article 234 of the Corporation Law.
Article 3 Increase in the Amounts of Stated Capital and Reserves Due to Share Exchanges
1	The increase in the amount of stated capital and reserves of MSIGH due to the Share Exchange Between Aioi and MSIGH are as follows:
(1)	Stated capital

0 yen

(2)	Capital reserve

Amount determined separately by MSIGH in accordance with Article 39, Paragraph 2 of the Regulation Concerning Corporations Calculations .

(3)	Retained earnings reserve

0 yen
2	The increase in the amount of the stated capital and reserves of MSIGH due to the Share Exchange Between NDGI and MSIGH are as follows:
(1)	Stated capital

0 yen

(2)	Capital reserve

Amount determined separately by MSIGH in accordance with Article 39, Paragraph 2 of the Regulation Concerning Corporations Calculations .

(3)	Retained earnings reserve

0 yen
Article 4 Commencement of Effect of Share Exchanges
1	The date on which the Share Exchanges take effect (the “Effective Date”) shall be April 1, 2010. However, this date may be changed by agreement of Aioi, NDGI and MSIGH if necessary in light of the progress of procedures for the Share Exchanges or for any other reasons.

2	The Share Exchange Between Aioi and MSIGH and the Share Exchange Between NDGI and MSIGH shall take effect on the condition that all of the requirements necessary for the Share Exchange Between NDGI and MSIGH and the Share Exchange Between Aioi and MSIGH, respectively, to take effect have been satisfied as of the moment immediately preceding the Share Exchanges taking effect.
Article 5 General Meeting of Shareholders Approving Share Exchange Agreement
          Aioi, NDGI, and MSIGH shall each convene an extraordinary general meeting of shareholders on December 22, 2009 (each such meeting, an “Extraordinary Meeting”) and seek a resolution approving this Agreement and any other such matters necessary for the Share Exchanges. However, the date of the Extraordinary Meeting may be changed if necessary by agreement of Aioi, NDGI and MSIGH.
Article 6 Trade Name, Directors, and Corporate Auditors of MSIGH after the Share Exchanges
1	The trade name of MSIGH after the Share Exchanges take effect shall be as follows, and MSIGH shall seek a resolution approving the change of its trade name to the following name at its Extraordinary Meeting.

MS&AD Inshuaransu Gurupu Horudingusu Kabushiki Kaisha

(English name: MS&AD Insurance Group Holdings, Inc.)

2	With respect to directors and corporate auditors of MSIGH after the Share Exchanges take effect, Aioi, NDGI and MSIGH shall agree on candidates to be nominated to serve as such directors and such corporate auditors for election at MSIGH’s Extraordinary Meeting, and MSIGH shall seek a resolution approving the election of such candidates as directors or corporate auditors at its Extraordinary Meeting.
Article 7 Management of Company Assets
          During the period from the execution of this Agreement until the Effective Date, Aioi, NDGI, and MSIGH shall manage and operate their respective businesses and assets with the due care of a prudent manager, and before taking any action that could materially affect such assets, rights or obligations, Aioi, NDGI, and MSIGH shall consult with each other.
Article 8 Dividend of Surplus and Restrictions on Acquisition of Own Shares
1	Aioi may distribute a dividend of surplus in cash up to a maximum of 7,562,014,110 yen with a record date of March 31, 2010.

2	NDGI may distribute a dividend of surplus in cash up to a maximum of 3,120,446,512 yen with a record date of March 31, 2010.

3	MSIGH may distribute a dividend of surplus in cash twice up to an aggregate maximum of 22,751,319,906 yen with record dates of September 30, 2009 and March 31, 2010. During the period up until the day immediately preceding the Effective Date, MSIGH may acquire its own shares of common stock up to a maximum total purchase price of 10,000,000,000 yen over an acquisition period from January 5, 2010 to March 24, 2010.

4	Except as provided for in the preceding three Paragraphs, if, after execution of this Agreement Aioi, NDGI, or MSIGH intends to distribute a dividend of surplus with a record date preceding the Effective Date or to acquire its own shares on a day prior to the Effective Date (except where it is required to acquire its own shares in response to a shareholder exercising its rights under applicable laws or regulations), it shall obtain the written consent of the other two parties.

Article 9 Disposing of Own Shares and Stock Acquisition Rights
1	Aioi and NDGI shall cancel as many of their own shares held by them as practicably as possible at or before the moment immediately preceding the Share Exchanges taking effect.

2	Aioi shall cancel on or before the day immediately preceding the Effective Date all of its issued stock acquisition rights.

3	Aioi shall determine the procedures and terms of the cancellation of such stock acquisition rights upon consultation with NDGI and MSIGH.
Article 10 Changes in Terms of the Share Exchanges; Cancellation of Agreement
          Aioi, NDGI, and MSIGH may, upon consultation with each other, terminate this Agreement and cancel the Share Exchanges, or by their agreement change the terms of the Share Exchanges, if, during the period after the execution of this Agreement and before the Effective Date, (i) there is a material change in the assets or management of Aioi, NDGI, or MSIGH, (ii) a fact is discovered that may materially change the assets or management of Aioi, NDGI, or MSIGH, (iii) a situation arises or is discovered that materially obstructs the implementation of the Share Exchanges or (iv) some other reason that makes it difficult to achieve the purpose of this Agreement.
Article 11 Effect of this Agreement
          This agreement will be rendered ineffective if (i) this Agreement is not approved at any of the Extraordinary Meetings of Aioi, NDGI or MSIGH, (ii) any of the agenda items presented at MSIGH’s Extraordinary Meeting to achieve the matters provided for in Article 6 is not approved, or (iii) any of the approvals and the like from the relevant authorities (including without limitation, registration with relevant authorities becoming effective, etc.) pursuant to Japanese or foreign laws or regulations relating to the Share Exchanges is not obtained.
Article 12 Matters for Consultation
          With respect to matters that are not provided for in this Agreement or any other matter necessary for the Share Exchanges, Aioi, NDGI, and MSIGH shall make a determination after consultation with each other.
          Aioi, NDGI, and MSIGH have executed three originals of this Agreement by affixing their signature and seal to each agreement, and each shall retain one executed original.
          September 30, 2009

Aioi	Aioi Insurance Co., Ltd. 1-28-1 Ebisu, Shibuya-ku, Tokyo President: Tadashi Kodama seal

NDGI	Nissay Dowa General Insurance Co., Ltd. 4-15-10 Nishitenma, Kita-ku, Osaka-shi, Osaka President: Ichiro Tateyama seal

MSIGH	Mitsui Sumitomo Insurance Group Holdings, Inc. 2-27-2 Shinkawa, Chuo-ku, Tokyo President: Toshiaki Egashira seal
3. Matters set forth in Article 184 of Ordinance for Enforcement of the Companies Act
(1)	Appropriateness of the allotment of the consideration
	Total number of the consideration and appropriateness of the allotment of the consideration
Share exchange ratio of the share exchange between the Company and MSIGH

	The Company	MSIGH
	(Wholly-owned subsidiary	(Parent company after the share
	after the share exchange)	exchange)
Share exchange ratio	0.190	1

1.	The shares of common stock of MSIGH to be allotted for each share of common stock of the Company are 0.190 shares.

2.	MSIGH will deliver to shareholders of the Company entered or recorded in the Company’s shareholder register as of the moment immediately preceding the Share Exchanges taking effect 143,678,268 shares of common stock of MSIGH. The number of shares to be issued by MSIGH may change if the total number of issued shares of the Company changes.

When determining the share exchange ratio, in order to support its efforts to ensure the fairness and appropriateness of the share exchange ratio, the Company appointed Nomura Securities Co., Ltd. (“Nomura Securities”) and Morgan Stanley Japan Securities Co., Ltd. (“Morgan Stanley”) as its financial advisors and re quested them to evaluate an appropriate share exchange ratio.
MSIGH appointed Nikko Citigroup Limited (currently Citigroup limited, referred herein as “Citigroup”) as its main financial advisor, UBS Securities Japan Ltd. (“UBS”) and Daiwa Securities SMBC Co. Ltd. (“Daiwa Securities SMBC”) as its financial advisors. Nomura Securities, Morgan Stanley and Citigroup, do not constitute related parties of the Company and MSIGH respectively.
The Company on several occasions conducted careful negotiations and discussions with MSIGH on the share exchange ratio, comprehensively taking into account such factors as the financial position, assets, and future prospects of each party, mak ing reference to the financial analyses prepared by Nomura Securities and Morgan Stanley. As a result of the negotiations and discussions, the Company finally reached the conclusion that the share exchange ratio set out above is appropriate, and agreed to set the share exchange ratio shown above. The Company received opinions from Nomura Securities and Morgan Stanley to the effect that the applicable share exchange ratio was fair from a financial perspective.
The summary of evaluation of the share exchange ratio by Nomura Securities and Morgan Stanley are as follows.
(i)      Nomura Securities
Nomura Securities performed average market price analysis, comparable peer company analysis, dividend discount model analysis (“DDM Analysis”) and contribution analysis calculations with respect to the Company and MSIGH. The calculation results based on each analysis are briefly summarized as follows. The calculated ranges of the Company share exchange ratios provided below show the ranges of the number of shares of MSIGH common stock that are to be allotted for each share of the Company common stock.
The average market price analysis was based (1) on the Tokyo Stock Exchange closing stock prices on September 29, 2009 (the “Reference Date (i)”) and the average closing stock prices for each of the one-month, three-month and six-month periods up to and including Reference Date (i) and (2) on the Tokyo Stock Exchange closing stock prices on December 26, 2008 (the “Reference Date (ii)”), the business day immediately prior to December 28, 2008, the date on which there was press speculation regarding the Business Integration, and the average closing stock prices for each of the one-month, three-month and six-month periods up to and including Reference Date (ii).

Calculated Range of the Company Share
	Analysis Method	Exchange Ratio
1-1	Average Market Price Analysis (Reference Date (i))	0.173 ~ 0.184
1-2	Average Market Price Analysis (Reference Date (ii))	0.150 ~ 0.160
2	Comparable Peer Company Analysis	0.143 ~ 0.305
3	DDM Analysis	0.182 ~ 0.259
4	Contribution Analysis	0.133 ~ 0.280

In performing its analysis, Nomura Securities used information provided by the Company and MSIGH as well as publicly available information. Nomura Securities has assumed that all such materials and information are accurate and complete and has not conducted any independent verification of their accuracy and completeness. In addition, Nomura Securities has not conducted any independent evaluation, appraisal or assessment of the assets or liabilities (including contingent liabilities) of either party, including analysis and evaluation of individual assets and liabilities, or appointed any third party for appraisal or assessment.
Nomura Securities’s Company share exchange ratio calculations reflect information and economic conditions as of September 29, 2009, and Nomura Securities has assumed that the financial forecasts (including profit plans and other information) provided by the Company and MSIGH to Nomura Securities have been reasonably prepared by the managements of each of the Company and MSIGH on a basis reflecting the best currently available estimates and judgments of the Company and MSIGH.
Nomura Securities rendered its opinion to the Company, dated September 29, 2009, stating that from a financial point of view, the agreed upon number of shares of MSIGH common stock to be allotted for each share of the Company common stock is fair to the holders of the Company common stock, subject to the conditions set forth above and certain other conditions.
(ii)      Morgan Stanley
Morgan Stanley analyzed the Company and MSIGH by using the Historical Share Exchange Ratio Analysis, Comparable Companies Analysis, Discounted Dividend Analysis, Adjusted Net Asset Value Analysis and Precedent Transaction Analysis methodologies. The Historical Share Exchange Ratio Analysis designated September 29, 2009 as a record date (“Record Date ”) as well as December 26, 2008, the last trading day prior to the appearance of certain media reports speculating about the business integration, as another record date (“Record Date ‚”). The Historical Share Exchange Ratio Analysis used the closing share price on the Tokyo Stock Exchange as of each of Record Date  and Record Date ‚ and the average closing share prices during each of the one (1) month and three (3) month periods prior to and including Record Date  and Record Date ‚ respectively. The results from the analyses are as follow:

The Company Share Exchange Ratio
Valuation Methodologies	Range
Historical Share Exchange Ratio Analysis (Record Date )	0.175 ~ 0.184
Historical Share Exchange Ratio Analysis (Record Date ‚)	0.150 ~ 0.160
Comparable Companies Analysis	0.171 ~ 0.213
Discounted Dividend Analysis	0.165 ~ 0.193
Adjusted Net Asset Value Analysis	0.180 ~ 0.202
Precedent Transaction Analysis	0.168 ~ 0.199
In deriving the Company Share Exchange Ratio ranges set forth above, Morgan Stanley relied upon the information provided by the Company, Nissay Dowa, MSIGH and their respective major affiliates, information available to the public, and other information, assumed that all of the information used by it was accurate and complete, and did not independently verify the accuracy and completeness thereof. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of either the Company, NDGIor MSIGH or their respective affiliates.
Morgan Stanley rendered its fairness opinion to the Company’s board of directors on September 29, 2009 which opined that the Company Share Exchange Ratio is, based on certain assumptions, fair from a financial point of view to holders of shares of the Company common stock. Morgan Stanley’s fairness opinion was based on the information and economic conditions as of September 29, 2009.
Please refer to the Attachment II (from page 16 to page 18) for the summary of evaluation of the share exchange ratio by Citigroup.
‚ Reason for choosing shares of common stock of MSIGH as consideration
The Company and MSIGH has agreed to use shares of common stock of MSIGH as consideration to be provided to shareholders of the Company in the Share Exchange. The Company believes that shares of common stock of MSIGH is appropriate as consideration because (i) trade volume of shares of common stock of MSIGH is high and the shares are highly liquid and (ii) if shareholders of the Company receive shares of common stock of MSIGH as consideration, it is expected that they could, through holding shares of common stock of MSIGH, share the benefit from the growth of business of New Group.
ƒ Matters concerning appropriateness of the amount of stated capital and capital reserves of MSIGH
The increase in the amount of stated capital and reserve of MSIGH due to the Share Exchange between Aioi and MSIGH are as follows:

Stated capital	0 yen

Capital reserve	Amount determined separately by MSIGH in accordance with Article 39, Paragraph 2 of the Regulation Concerning Corporations Calculations.

Retained earnings reserve	0 yen
The Company believes that the amount of the increase in stated capital and capital reserve of MSIGH as set out above are appropriate because they are in accordance with applicable laws and enables flexible management of capital by MSIGH.
(2)	Referential matters relating to the consideration
      Articles of incorporation of MSIGH
Articles of incorporation of MSIGH, the issuer of consideration for the Share Exchange, is set forth in Attachment I “Articles of Incorporation of MSIGH” (from page 11 to page 16). The articles of incorporation of MSIGH set forth in Attachment I is the article of incorporation as of the date hereof. After the Share Exchange becomes effective, the corporate name of MSIGH as set forth in Article 1 of the articles of incorporation will be changed to “MS&AD Inshuaransu Gurupu Horudingusu Kabushiki Kaisha” (“MS&AD”) pursuant to Article 6 Paragraph 1 of the share exchange agreement.

‚      Matters concerning the method to sale the consideration for cash
Share of common stock of MSIGH, the consideration for the Share Exchange, is traded on the first sections of the Tokyo Stock Exchange, Osaka Stock Exchange and Nagoya Stock Exchange. In addition, share of common stock of MSIGH can be traded through securities firm in Japan.
ƒ      Matters concerning market price of the consideration
Market price information of shares of common stock of MSIGH traded on the Tokyo Stock Exchange in the past 6 months are as follows:

Month	April 2009	May 2009	June 2009	July 2009	August 2009	September 2009
Highest Price (Yen)	2,800	3,060	2,915	2,605	2,745	2,705
Lowest Price (Yen)	2,295	2,550	2,470	2,285	2,405	2,430
Please check information on the market price of shares of common stock of MSIGH and changes in share price on the web-pages showing share price information and charts provided in the following URL disclosed by the Tokyo Stock Exchange:
http : //www.tse.or.jp/
(3)	Financial statements of MSIGH for the most recent fiscal year

Financial statements of MSIGH for the most recent fiscal year are set forth in the “Financial statements of MSIGH for the fiscal year ended on March 2009” in the enclosed “Reference Materials for the Extraordinary General Meeting of Shareholder <Supplementary Volume>.”

(4)	Material transactions, including disposal of material assets, by MSIGH or the Company, which took place after the fiscal year end of the most recent fiscal year
    MSIGH
The board of directors of MSIGH on May 20, 2009 resolved to acquire its shares pursuant to Article 156 of the Companies Act as read in accordance with Article 165 Paragraph 3 of the Companies Act. The content of the resolution is as follows:
Class of shares to be acquired:                   Share of common stock of MSIGH
Total number of shares to be acquired:      500 million shares (upper limit)
Total amount for the acquisition:               10 billion yen (upper limit)
Period of the acquisition:                            From January 5, 2010 to March 24, 2010
In addition, by resolution at the meeting of the board of directors held on September 30, 2009, MSIGH executed the share exchange agreement with NDGI on September 30, 2009. The summary of the terms of the share exchange between MSIGH and NDGI is as follows:

Company becoming 100% parent company upon share exchange:	MSIGH

Company becoming 100% subsidiary upon the share exchange:	NDGI

Consideration allotted by MSIGH to shareholders of NDGI:	Upon the share exchange, MSIGH allots and delivers to shareholders of NDGI its 0.190 share of common stock per one share of NDGI.

Effective date:	April 1, 2010

‚      The Company
By resolution at the meeting of the board of directors held on September 30, 2009, the Company executed the merger agreement with NDGI as of September 30, 2009. The summary of the terms of the merger agreement between MSIGH and NDGI is as follows:

Surviving company:	The Company

Company ceasing to exist:	NDGI

Consideration allotted by the Company to shareholders of NDGI:
Upon the merger, the Company will not deliver anything to shareholders of NDGI.

Effective date:	October 1, 2010
Attachment I Articles of Incorporation of MSIGH
Mitsui Sumitomo Insurance Group Holdings, Inc.
Articles of Incorporation
Chapter I. General Provisions
(Trade Name)
Article 1.
The name of the Company shall be MITSUI SUMITOMO KAIJO GROUP HOLDINGS KABUSHIKI KAISHA, which in English shall be Mitsui Sumitomo Insurance Group Holdings, Inc.
(Purpose)
Article 2.
The purpose of the Company shall be to engage in the following businesses as an insurance holding company:
(1)	management and administration of non-life insurance companies, life insurance companies and companies that it may own as its subsidiaries under the Insurance Business Law; and

(2)	any other business incidental to the business provided for in the preceding item.
(Location of Head Office)
Article 3.
The Company shall have its head office in Chuo-ku, Tokyo.
(Governance Structure)
Article 4.
The Company shall have in place, in addition to shareholders meeting and directors:
(1) a board of directors;
(2) corporate auditors;
(3) a board of corporate auditors; and,
(4) one or more accounting auditors.
(Method of Public Notice)
Article 5.
The method by which public notices are made by the Company shall be electronic public notice, which shall be substituted by publication in the Nihon Keizai Shimbun published in Tokyo and Osaka if an electronic public notice is impracticable for such reason as an accident or unavoidable event.
Chapter II. Shares
(Total Number of Authorized Shares)
Article 6.
The total number of authorized shares of the Company shall be 900,000,000.

(Acquisition of Company’s Own Shares)
Article 7.
The Company may acquire its own shares through market transactions, etc., upon a resolution of the Board of Directors under Article 165, Paragraph 2, of the Companies Act.
(Number of Shares Constituting One Unit and Non-Issuance of Share Certificates for Less Than One Unit)
Article 8.
The number shares of the Company constituting one unit shall be 100.
(Rights Pertaining to Shares Less Than One Unit)
Article 9.
No shareholder of the Company shall be entitled to exercise any right with respect to shares less than one unit held by such shareholder except for any of the following rights:
(1) the rights provided in the items in Article 189, Paragraph 2, of the Companies Act;
(2)	the right to allotment of the right to subscribe for shares and stock acquisition rights that are proportionate to the number of shares already held by the shareholder; and
(3) the right to demand as provided in the following Article.
(Purchase of Shares Less Than One Unit)
Article 10.
Each shareholder may demand the Company to sell to such shareholder such number of shares that, together with the number of shares less than one unit already held by such shareholder, will constitute a unit in accordance with the Share Handling Regulations.
(Administrator of Shareholders Registry)
Article 11.
1.	The Company shall have in place an administrator of shareholders registry.

2.	The administrator of shareholders registry and the place of its office shall be designated by resolution of the Board of Directors and the Company shall give public notice of them.

3.	The preparation, maintenance and other administration relating to the Company’s shareholders registry and stock acquisition rights registry shall be delegated to the administrator of shareholders registry; they shall not be handled by the Company.
(Share Handling Regulations)
Article 12.
The administration of, and handling and fees concerning, the Company’s shares, and the procedures for exercising shareholder rights and other related matters shall be governed by the Share Handling Regulations, as set out by the Board of Directors, except as otherwise provided by laws and regulations or the Articles of Incorporation.
Chapter III. Shareholders Meetings
(Convening of Shareholders Meetings)
Article 13.
Annual shareholders meetings of the Company shall be convened within 3 months of the close of each business year; extraordinary shareholders meetings shall be convened from time to time when necessary.
(Place of Convocation)
Article 14.

Shareholders meetings of the Company shall be convened within the area of the 23 wards of Tokyo.
(Record Date for Annual Shareholders Meeting)
Article 15.
The record date for the annual shareholders meeting of the Company shall be March 31 every year.
(Chairman of Shareholders Meeting)
Article 16.
1.	The President and Director shall chair shareholders meetings. If the President and Director is unable to do so, the Director next in the order previously determined by the Board of Directors shall act in his or her place.

2.	The chair of a shareholders meeting convened at a shareholder’s demand shall be mutually elected by and from among the shareholders present.
(Reference Documents for Shareholders Meeting, Etc. Deemed Provided)
Article 17.
The Company may deem information relating to matters required to be specified or recorded in reference documents for shareholders meetings, business reports, financial statements, and consolidated financial statements as having being provided to shareholders when such information is disclosed via the Internet in accordance with laws and regulations.
(Manner of Resolution)
Article 18.
1.	Except as otherwise provided by laws and regulations or by the Articles of Incorporation, resolutions of shareholders meetings shall be adopted by a majority of votes of the shareholders entitled to exercise their voting rights and present.

2.	The resolution provided for in Article 309, Paragraph 2, of the Companies Act shall be adopted by a two thirds or more of votes of the shareholders present at the meeting where the shareholders holding one third or more of the voting rights of the shareholders entitled to exercise their voting rights are present.
(Voting by Proxy)
Article 19.
1.	A shareholder may vote through a proxy, who must be a shareholder who has a voting right.

2.	A shareholder or his or her proxy, shall at each shareholders meeting submit to the Company document evidencing the authority of proxy.
Chapter IV. Directors and the Board of Directors
(Number of Directors)
Article 20.
The Company shall not have more than 15 Directors.
(Election of Director)
Article 21.
1.	Directors shall be elected at shareholders meeting.

2.	Resolutions to elect Directors shall be adopted by a majority votes of the shareholders present at the meeting where the shareholders holding one third or more of the voting rights of the shareholders entitled to exercise their voting rights are present.

3.	Cumulative voting shall not be used in elections of Directors.
(Term of Office)

Article 22.
The term of a Director shall expire at the close of the annual shareholders meeting for the last business year ending within 1 year of the Director’s election.
(Election for Filling a Vacancy)
Article 23.
A vacancy in a Director’s position need not be filled unless the number of remaining Directors violates the minimum number of directors provided by laws and regulations.
(Representative Director and Director’s Title)
Article 24.
1.	The Board of Directors shall by its resolution appoint one or more Representative Directors.

2.	The Board of Directors may by its resolution appoint one or more Chairman and Directors, Vice Chairman and Directors, President and Directors, Vice President and Directors, Senior Managing Directors, and Managing Directors.
(Convocation of Board of Directors Meetings)
Article 25.
1.	Board of Directors meetings shall be convened by the Chairman and Director except as otherwise provided by laws and regulations.

2.	If the office of Chairman and Director is vacant or the Chairman and Director is unable to do so, the President and Director shall act in his or her place. If the President and Director is unable to do so, the Director next in the order previously determined by the Board of Directors shall act in his or her place.

3.	The convocation notice for a Board of Directors meeting shall be sent to each Director and each Corporate Auditor at least 3 days prior to the date of the meeting. However, that period may be shortened in the event of an emergency.
(Omission of Resolution of the Board of Directors)
Article 26.
The Company shall deem that a resolution of the Board of Directors has been adopted when the requirements provided for in Article 370 of the Companies Act have been satisfied.
(Regulations of the Board of Directors)
Article 27.
The administration of the Board of Directors shall be governed by the Regulations of the Board of Directors as set out by the Board of Directors, except as otherwise provided by laws and regulations or the Articles of Incorporation.
(Remuneration of Director)
Article 28.
Compensation and other proprietary interests received from the Company as consideration for performance of duties (“Remuneration”) of Directors shall be determined by resolution at a shareholders meeting.
(Exemption of Director’s Liability)
Article 29.
1.	The Company may, in accordance with Article 426, Paragraph 1, of the Companies Act and by resolution of the Board of Directors, exempt to the extent permitted by laws and regulations a Director (including retired Director) from liability for damages arising out of breach of the Director’s duties.

2.	The Company may, in accordance with Article 427, Paragraph 1, of the Companies Act, enter into an agreement with an Outside Director limiting the Outside Director’s liability for damages arising out of breach of the Outside Director’s duty. However, the maximum amount to which that liability may be limited by such an agreement shall be the sum of the amounts set out in the items in Article 425, Paragraph 1, of the Companies Act.

Chapter V. Corporate Auditors and the Board of Corporate Auditors
(Number of Corporate Auditors)
Article 30.
The Company shall not have more than 6 Corporate Auditors.
(Election of Corporate Auditor)
Article 31.
1.	Corporate Auditors shall be elected at shareholders meeting.

2.	Resolutions to elect Corporate Auditors shall be adopted by a majority votes of the shareholders present at the meeting where the shareholders holding one third or more of the voting rights of the shareholders entitled to exercise their voting rights are present.
(Effectiveness of Election of Substitute Corporate Auditor)
Article 32.
The effectiveness of the election of a substitute Corporate Auditor shall expire on the commencement of the annual shareholders meeting for the last business year ending within 4 years of such substitute Corporate Auditor’s election, unless the period is shortened at such resolution.
(Term of Office)
Article 33.
The term of a Corporate Auditor shall expire at the close of the annual shareholders meeting for the last business year ending within 4 years of the Corporate Auditor’s election.
(Election for Filling a Vacancy)
Article 34.
A vacancy in a Corporate Auditor’s position need not be filled unless the number of remaining Corporate Auditors violates the minimum number of corporate auditors provided by laws and regulations.
(Full-time Corporate Auditor and Standing Corporate Auditor)
Article 35.
1.	The Board of Corporate Auditors shall by its resolution appoint one or more full-time Corporate Auditors.

2.	The Board of Corporate Auditors may by its resolution appoint one or more standing Corporate Auditors.
(Convocation of Board of Corporate Auditors Meeting)
Article 36.
The convocation notice for a Board of Corporate Auditors meeting shall be sent to each Corporate Auditor at least 3 days prior to the date of the meeting. However, that period may be shortened in the event of an emergency.
(Regulations of the Board of Corporate Auditors)
Article 37.
The administration of the Board of Corporate Auditors shall be governed by the Regulations of the Board of Corporate Auditors as set out by the Board of Corporate Auditors, except as otherwise provided by laws and regulations or the Articles of Incorporation.
(Remuneration of Corporate Auditor)
Article 38.

Remuneration of Corporate Auditors shall be determined by resolution at a shareholders meeting.
(Exemption of Corporate Auditor’s Liability)

Article 39.
1	The Company may, in accordance with Article 426, Paragraph 1, of the Companies Act and by resolution of the Board of Directors, exempt to the extent permitted by laws and regulations a Corporate Auditor (including retired Corporate Auditor) from liability for damages arising out of breach of the Corporate Auditor’s duties.
2	The Company may, in accordance with Article 427, Paragraph 1, of the Companies Act, enter into an agreement with an Outside Corporate Auditor limiting the Outside Corporate Auditor’s liability for damages arising out of breach of the Outside Corporate Auditor’s duty. However, the maximum amount to which that liability may be limited by such an agreement shall be the sum of the amounts set out the in the items in Article 425, Paragraph 1, of the Companies Act.
Chapter VI. Accounts
(Business Year)

Article 40.
The business year of the Company shall start on April 1 of every year and end on March 31 of the following year.
(Dividends)

Article 41.
1.	The record date for year-end dividends of the Company shall be March 31 ever year.

2.	The Company may, by resolution of the Board of Directors, pay interim dividends, the record date for which shall be September 30 every year.

3.	The Company may fix a record date and pay dividends otherwise than as set out in the preceding two paragraphs.

4.	If the dividend is payable in cash and 3 full years passes after the date it becomes payable, the Company shall be exempt from any obligation to pay the dividend.

5.	No interest shall accrue on the dividend provided for in the preceding paragraph.
Supplementary Provisions
(Transitional Provision Related to Lost Share Certificates Registry)

Article 1.
The preparation, maintenance and other administration relating to the Company’s lost share certificates registry shall be delegated to the administrator of shareholders registry; they shall not be handled by the Company.
(Deletion of the Supplementary Provisions)

Article 2.
These supplementary provisions are effective through January 5, 2010 and shall be deleted on the end of such date.
Attachment II Summary of evaluation of the share exchange ratio by Citigroup
Citigroup performed a valuation based on a stock price analysis, a comparable companies analysis and a dividend discount model (DDM) analysis. The ranges of Stock Exchange Ratios calculated through such analyses are indicated below. The valuation ranges of Stock Exchange Ratios set forth below represent the valuation ranges for number of shares of MSIGH Common Stock to be allocated in exchange for one share of the Company Common Stock or NDGI Common Stock, respectively.

Methodologies		the Company	NDGI
1	Stock Price Analysis (Base Date (1))	0.159~0.194	0.154~0.192
2	Stock Price Analysis (Base Date (2))	0.127~0.185	0.147~0.222
3	Comparable Companies Analysis	0.162~0.199	0.166~0.224
4	DDM Analysis	0.142~0.210	0.144~0.213

In performing the stock price analysis, Citigroup set September 28, 2009 as a base date (“Base Date (1)”), and used the closing market prices of each Party on the Tokyo Stock Exchange during the one-month, three-month and six-month period ending on Base Date (1) as a basis for the analysis. In addition, it also set December 26, 2008 (the last trading date prior to December 29, 2008, which was the date on which the integration of MSIGH, the Company and NDGI was reported by newspapers) as a base date (“Base Date (2)”), and used the closing market prices of each Party on the Tokyo Stock Exchange during the one-month, three-month and six-month period ending on Base Date (2) as another basis for the analysis. Citigroup has submitted a fairness opinion letter to MSIGH dated September 29, 2009 which opined that, based on and subject to the assumptions set forth below and other conditions, the Stock Exchange Ratios relating to this Business Integration are fair from a financial point of view.
In rendering its opinion, Citigroup assumed that all the information that it reviewed, including information provided to it as well as publicly available information, is accurate and complete, has relied on such information being accurate and complete, and has not conducted any independent verification of the accuracy or completeness of such information. In addition, Citigroup has assumed that there is no information that is not disclosed to Citigroup and that may have a material impact on the Share Exchange or the equity value of MSIGH, the Company and NDGI. In rendering its opinion, Citigroup has not conducted any independent evaluation, appraisal, due diligence or other investigation, or verification of existence, of the assets or liabilities (including contingent liabilities) of MSIGH, the Company and NDGI or their affiliates, etc. Citigroup assumed that the financial projections of MSIGH, the Company and NDGI provided to it by MSIGH, as well as the prospective matters which are the bases for or assumptions underlying such projections, are reasonably prepared, answered or confirmed based on the current, best estimates and judgments of MSIGH, the Company and NDGI, as well as reasonable and accurate assumptions. Citigroup also assumed that the financial conditions of MSIGH, the Company and NDGI will actually change in accordance with such financial projections and related maters. In rendering its opinion, Citigroup has relied on such financial projections and the assumptions on which they are based, without conducting any independent examination or verification of the accuracy, appropriateness, feasibility or related matters thereof. In addition, in performing the DDM analysis, Citigroup has used and relied on the actuarial results provided by the actuaries retained by MSIGH for the equity value of Mitsui Sumitomo Kirameki Life Insurance Co., Ltd., Mitsui Sumitomo MetLife Insurance Co., Ltd. and Aioi Life Insurance Co., Ltd.
Citigroup is not an expert in legal, accounting or tax matters. In rendering its opinion, it has not conducted any independent verification or analysis of the legality and validity of this Business Integration and the appropriateness of the accounting or tax treatment thereof. It has also assumed that this Business Integration will be appropriately and validly consummated having undergone all procedures that are appropriate from a legal, accounting and tax perspective, and that none of the transactions that will be consummated in connection with the Business Integration, or the receipt, timing or conditions, etc. of the consents, licenses, or approvals of governments, regulatory agencies or others necessary to consummate the Business Integration, will have any adverse affect on the equity value of MSIGH, the Company and NDGI. In rendering its opinion, Citigroup has not taken into account tax-related matters for MSIGH, the Company, NDGI and their shareholders in connection with the Share Exchange. Citigroup’s opinion is necessarily based on financial, capital markets, economic and other conditions as in effect on, and the information provided to or obtained by Citigroup as of, September 29, 2009.
Citigroup only expresses its opinion on the items stated in the opinion letter and does not express any opinion on any matters not expressly stated in the opinion letter. Citigroup does not make any recommendation as to how any shareholder of MSIGH, the Company and NDGI should vote with respect to the Share Exchange.

Citigroup is serving as financial advisor to MSIGH with respect to the Share Exchange and is expected to receive fees for such services. In addition, Citigroup or its affiliates, etc. has provided in the past, and currently may be providing, investment banking services unrelated to the Share Exchange to MSIGH, the Company, NDGI or their affiliates, etc. and has received, and may receive, fees for rendering such services. Further, in the ordinary course of business, Citigroup or its affiliates, etc. may provide securities-related services or other financial services to MSIGH, the Company, NDGI or their affiliates, etc., and may trade the securities of MSIGH, the Company, NDGI or their affiliates, etc. for their own or their customers’ accounts.
Citigroup’s written opinion is being provided, at the request of MSIGH, solely for the purpose of its being used as reference material by the Board of Directors in considering executing the share exchange agreement relating to the Share Exchange as well as the Business Integration. MSIGH may not use Citigroup’s written opinion for other purposes other than that set forth above without the prior consent of Citigroup.
Proposal 2: Approval of Merger Agreement between the Company and NDGI
1.	Reasons for Merger

As explained in “Reasons for Executing Share Exchange” in Proposal 1, which sets forth the reasons why the Company decided to carry out the business integration with MSIGH and NDGI, the purpose of the business integration is to achieve sustainable growth and to enhance enterprise value through the creation of a global leading insurance and financial services group by rapidly and significantly improving the quality and expanding the quantity of operational bases and corporate resources.

In order to achieve the said purpose at an early stage, the Company reached the conclusion that carrying out a merger between the Company and NDGI (the “Merger”) would be the best option after weighing various matters including the benefits resulting from the Merger, such as synergetic and efficiency effects, and the burden of carrying out the Merger.

The Company believes that the synergetic effects of the Merger could be realized at an early stage because the Company and NDGI have areas where each can supplement the other such as sales channels and business infrastructure, and in addition combined business resources could be used for, among other things, investment in growing business areas, investment to improve quality or to enhance financial strength. The newly established company through the Merger will continue to advance the corporate values of the Company as a core member of the new group created though the business integration, and will aim to continually grow the business and receive the trust of customers.

The Company hopes that shareholders of the Company understand and agree with the reasons for Merger as set forth herein and approve Proposal 2.

2.	Summary of Merger

The content of the merger agreement entered into between the Company and NDGI on September 30, 2009 is as follows:

MERGER AGREEMENT
THIS MERGER AGREEMENT (this “Agreement”) is entered into by and between Aioi Insurance Company, Limited, whose address is 28-1, Ebisu 1-chome, Shibuya-ku, Tokyo (“Aioi”), and Nissay Dowa General Insurance Company, Limited, whose address is 15-10, Nishi-tenma 4-chome, Kita-ku, Osaka, Osaka (“Nissay”), as follows.
Section 1. Method of the Merger. Aioi and Nissay shall implement a merger as described in Article 749 of the Companies Act (the “Merger”), pursuant to which Aioi shall be the surviving company and Nissay shall be merged into Aioi and shall cease to exist.
Section 2. Cash or Any Other Consideration Granted and Allotted upon the Merger. Aioi shall not grant nor allot any cash or any other consideration to shareholders of Nissay in exchange for Nissay shares upon the Merger.
Section 3. Increases in the Amount of Stated Capital and Reserves. The increases in the amount of stated capital and reserves of Aioi upon the Merger are as follows:
(a) Stated Capital: JPY 0
(b) Capital Reserve: JPY 0
(c) Retained Earnings Reserve: JPY 0
Section 4. Approval of the Merger at General Meetings of Shareholders.
1.	Subject to changes as necessary for the process of the Merger or any other matters upon consultation and agreement between the parties hereto, Aioi shall, in December 2009, convene an extraordinary general meeting of shareholders (the “AIOI Extraordinary General Meeting of Shareholders”) and call for a resolution for approval of this Agreement and other matters necessary for the Merger.

2.	Subject to changes as necessary for the process of the Merger or any other matters upon consultation and agreement between the parties hereto, Nissay shall, in December 2009, convene an extraordinary general meeting of shareholders (together with AIOI Extraordinary General Meeting of Shareholders, collectively the “Extraordinary General Meetings of Shareholders”) and call for a resolution for approval of this Agreement and other matters necessary for the Merger.
Section 5. Merger Effective Date.
1.	The effective date of the Merger shall be October 1, 2010 (the “Merger Effective Date”); provided, however, that the Merger Effective Date may be changed upon consultation and agreement between the parties hereto as necessary for the process of the Merger or any other matters.

2.	The Merger shall become effective subject to the following conditions precedent:
(i)	Both of the share exchanges between Mitsui Sumitomo Insurance Group Holdings, Inc. (the “New HD”) (which is selected to be used, for various reasons including economic rationality and simplification of legal process, as the holding company of the newly formed insurance and financial group) and each of the parties hereto have become effective pursuant to the Share Exchange Agreement dated September 30, 2009 (the “Share Exchange Agreement”), under which the New HD shall become the wholly-owning parent of each of the parties hereto and each of the parties hereto shall become the wholly-owned subsidiary of the New HD;

(ii)	The New HD has become the sole shareholder of each of the parties hereto immediately before the Merger Effective Date, and no person or entity has any share subscription rights in either of the parties hereto; and

(iii)	The amendment of articles of incorporation as described in Section 9 has become effective.
Section 6. Succession of Assets, Etc. Aioi shall succeed to all the assets, liabilities and relevant rights and obligations of Nissay on the Merger Effective Date.
Section 7. Treatment of Employees. All employees of Nissay as of immediately before the Merger Effective Date shall continue under the employment of Aioi.
Section 8. Management, Etc. of Company Assets. During the period from the date hereof to the Merger Effective Date, the parties hereto shall execute, manage, and operate their own respective businesses with the due care of a prudent manager, and, without the other party hereto’s prior written consent, which shall not be unreasonably withheld or delayed, each party hereto shall not, and shall cause its subsidiaries and affiliated companies not to, conduct any actions which materially affect its property, rights or obligations or which materially change its future profits and losses, other than the execution and implementation of the Share Exchange Agreement and any actions described or contemplated in this Agreement.
Section 9. Amendment of Articles of Incorporation. Aioi shall obtain an approval from the AIOI Extraordinary General Meeting of Shareholders to amend its Articles of Incorporation as described in the attached Schedule; provided, however, that such amendments shall become effective on the Merger Effective Date, and the effectiveness of such amendments shall be on the condition that all of the requirements necessary for the Merger to take effect have been satisfied as of the moment immediately before the Merger Effective Date. The amendments as described in the attached Schedule may be changed upon consultation and agreement between the parties hereto.
Section 10. Corporate Name, Address of the Head Office and Directors and Corporate Auditors of Aioi After the Merger.
1.	The corporate name and the address of the head office of Aioi on or after the Merger Effective Date shall be as follows;
(i)	Corporate Name: Aioi Nissei Dowa Songai Hoken Kabushiki Kaisha (English Name: Aioi Nissay Dowa Insurance Company, Limited)

(ii)	Address: 28-1, Ebisu 1-chome, Shibuya-ku, Tokyo
2.	Those who will assume the offices of directors and corporate auditors of Aioi upon the Merger Effective Date (the “Directors”) shall be determined upon consultation and agreement between the parties hereto.

3.	Aioi shall submit an agenda item regarding election of Directors as Aioi directors and corporate auditors at an ordinary general meeting of shareholders of Aioi convened in June 2010, and call for its approval; provided however, that, among the Directors, the election of those who are not Aioi directors, corporate auditors or employees on the date prior to such general meeting of shareholders shall only become effective on the condition that the Merger has become effective.

4.	Pursuant to a resolution at a general meeting of shareholders of Aioi held on June 26, 2008, to approve, in conjunction with abolishment of the officers retirement benefit system, the payment of any benefits associated with such abolishment to its directors and corporate auditors, Aioi may, by a resolution of its board of directors, subject to its prescribed calculation standard, provide the unpaid amounts of such benefits to directors or corporate auditors who have the right to receive such payments and who will not be the Directors, on the condition that such persons resign.

5.	Pursuant to a resolution at a general meeting of shareholders of Nissay held on June 27, 2007, to approve, in conjunction with abolishment of the officers retirement benefit system, the payment of any benefits associated with such abolishment to its directors and corporate auditors, Nissay may, by a resolution of its board of directors, subject to its prescribed calculation standard, provide the unpaid amounts of such benefits to directors or corporate auditors who have the right to receive such payments and who will not be the Directors, on the condition that such persons resign.

6.	Aioi shall submit an agenda item to change the amount of compensation, etc., for directors and corporate auditors to an amount agreed between the parties hereto at an ordinary general meeting of shareholders of Aioi convened in June 2010, and call for its approval; provided however, that such resolution shall only become effective on the condition that the Merger has become effective.
Section 11. Change of the Conditions of the Merger and Termination of this Agreement. During the period from the date hereof to the Merger Effective Date, if the assets or management of a party hereto is materially changed by act of providence or any other events, or a concealed material defect in the condition of the assets or management of a party hereto is found, (i) the party hereto other than the party hereto that is responsible for such situation above due to any events other than force majeure may terminate this Agreement and (ii) the parties hereto may change the terms and conditions of this Agreement upon consultation and agreement between the parties hereto.
Section 12. Effectiveness of this Agreement. (i) This Agreement shall expire on January 1, 2010, if (a) at either of the Extraordinary General Meetings of Shareholders, approval for this Agreement as described in Section 4 is not obtained, (b) at the AIOI Extraordinary General Meeting of Shareholders, approval for the amendment of Articles of Incorporation as described in Section 9 is not obtained or (c) at the Extraordinary General Meetings of Shareholders or at the general meeting of shareholders of the New HD held in December 2009, approval for the Share Exchange Agreement is not obtained; (ii) if any of the approvals as described in (i) above has expired prior to the Merger Effective Date, this Agreement shall expire at the time such approval expires; (iii) this Agreement shall expire immediately before the Merger Effective Date if approval either for the election of the Directors as described in the third clause of Section 10 at an ordinary general meeting of shareholders of Aioi convened in June 2010, or for the change of the amount of compensation, etc., for directors and corporate auditors as described in the sixth clause of Section 10 at an ordinary general meeting of shareholders of Aioi convened in June 2010 is not effective as of the moment immediately before the Merger Effective Date; or (iv) if any legally required permissions, approvals, etc., from the relevant authorities necessary for the implementation of the Merger are not obtained by the moment immediately before the Merger Effective Date, this Agreement shall expire immediately before the Merger Effective Date.
Section 13. Matters for Consultation. Matters that are not provided for in this Agreement and other matters necessary for the Merger shall be determined upon consultation between the parties hereto based upon the purposes of this Agreement.
[The remainder of this page has been left blank]
IN WITNESS WHEREOF, the parties hereto have executed two (2) originals of this Agreement by affixing their signature or seal to each agreement and each party hereto shall retain one (1) executed original.
September 30, 2009
Aioi Insurance Company, Limited
28-1, Ebisu 1-chome, Shibuya-ku, Tokyo
By:   Tadashi Kodama      Seal
Title:   Representative Director
Nissay Dowa General Insurance Company, Limited
15-10, Nishi-tenma 4-chome, Kita-ku, Osaka, Osaka
By:   Ichiro Tateyama     Seal
Title:   Representative Director
Schedule

Present Articles of Incorporation	Proposed Articles of Incorporation
(Corporate name)	(Corporate name)
Section 1	Section 1
1. The Company’s corporate name in Japanese is Aioi Songai Hoken Kabushiki Kaisha.	1. The Company’s corporate name in Japanese is Aioi Nissei Dowa Songai Hoken Kabushiki Kaisha.
2. The Company’s corporate name in English is Aioi Insurance Company, Limited.	2. The Company’s corporate name in English is Aioi Nissay Dowa Insurance Company, Limited
3.	Matters set forth in Article 191 of Ordinance for Enforcement of the Companies Act
(1)	Appropriateness for not allotting any consideration

The Company believes that not allotting any shares of the Company, cash or any other consideration to shareholders of NDGI is appropriate because the Merger will take place after both the Company and NDGI become 100% subsidiaries of MSIGH as a result of the share exchanges in which MSIGH becomes a 100% parent of the Company and NDGI. Stated capital and capital reserve will not be increased by the Merger.

(2)	Financial statements of NDGI for the most recent fiscal year

Financial statements of NDGI for the most recent fiscal year are set forth in the “Financial statements of NDGI for the fiscal year ended on March 2009” in the enclosed “Reference Materials for the Extraordinary General Meeting of Shareholder <Supplementary Volume>.”

(3)	Material transactions, including disposal of material assets, by the Company or NDGI, which took place after the fiscal year end of the most recent fiscal year

 NDGI

By resolution at the meeting of the board of directors held on September 30, 2009, NDGI executed the share exchange agreement with MSIGH on September 30, 2009. The summary of the terms of the share exchange between MSIGH and NDGI is as follows:

Company becoming 100% parent company upon share exchange:	MSIGH

Company becoming 100% subsidiary upon the share exchange:	NDGI

Consideration allotted by MSIGH to shareholders of NDGI:	Upon the share exchange, MSIGH allots and delivers to shareholders of NDGI its 0.191 share of common stock per one share of NDGI.

Effective date:	April 1, 2010
‚	The Company
By resolution at the meeting of the board of directors held on September 30, 2009, the Company executed the share exchange agreement with MSIGH as of September 30, 2009. The summary of the terms of the merger agreement between MSIGH and the Company is as follows:

Company becoming 100% parent company upon share exchange:	MSIGH

Company becoming 100% subsidiary upon the share exchange:	The Company

Consideration allotted by MSIGH to shareholders of the Company:	Upon the share exchange, MSIGH allots and delivers to shareholders of the Company its 0.190 share of common stock per one share of NDGI.

Effective date:	April 1, 2010
Since Merger becomes effective after the Share Exchange becomes effective, at the time when the Merger becomes effective, as a result of the Share Exchange, the Company will have only one shareholder, MS&AD (currently known as MSIGH).

If shareholders of the Company other than MS&AD exercises a statutory dissenter’s right to request the Company to purchase their shares in the Company by dissenting the Merger, because the shares of the Company held by such shareholder will be exchanged for shares of common stock of MS&AD upon the Share Exchange, such shareholder will cease to be a shareholder of the Company at the time when the statutory dissenter’s right becomes effective. Accordingly, the dissenter’s right in relation to the Merger would be void.

Proposal 3: Proposed Amendment to the Articles of Incorporation
1.	Reasons for Amendments
(1)	Deletion of record date

If Proposal 1 is approved as proposed, and the Share Exchange becomes effective, as of April 1, 2010, then the Company will have only one shareholder, MS&AD (currently known as MSIGH), and the Article in relation to the record date will become unnecessary. In this regard, the Company proposes that Article 12 (Record Date) be deleted and the subsequent Articles be renumbered accordingly. The proposed deletion of Article 12 of the Articles of Incorporation will take effect on March 30, 2010, on the condition that the share exchange agreement in Proposal 1 has not been invalidated.

(2)	Change of corporate name

The Company proposes to amend Article 1 (Corporate Name) because the corporate name of the Company will be changed subject to Proposal 2 being approved as proposed and approvals from the relevant agencies being obtained. The proposed amendment of Article 1 of the Articles of Incorporation will take effect on October 1, 2010 on the condition that the Merger has taken effect.
2.	Details of proposed amendment

Proposed amendments as set forth in (1) and (2) above in 1 are as follows.
(Underlined parts are amended.)

Present Articles of Incorporation	Proposed Articles of Incorporation
(Corporate name)	(Corporate name)
Section 1	Section 1
1. The Company’s corporate name in Japanese is Aioi Songai Hoken Kabushiki Kaisha.	1. The Company’s corporate name in Japanese is Aioi Nissei Dowa Songai Hoken Kabushiki Kaisha.
2. The Company’s corporate name in English is Aioi Insurance Company, Limited.	2. The Company’s corporate name in English is Aioi Nissay Dowa Insurance Company, Limited

(Record Date	(Deleted)
Article 12. Shareholder entered or recorded in the Company shareholder registry on March 31 every year shall be the shareholder who is entitled to exercise voting rights at an annual shareholders meeting.

2.If necessary, the Company may, by making a public notice in advance by resolution of board of directors, prescribe the shareholders or registered pledgees of shares who are entered or recorded in the shareholder registry on the prescribed date as the persons who may exercise their rights.

Article 13	Article 12
~ (Omitted)	~ (Omitted)

Article 50	Article 49

< Guidelines in respect of voting rights exercise >
[Exercising voting rights in writing]
Please indicate your approval or disapproval of the respective items for resolution and return the enclosed Exercise of Voting Rights Form so that it will reach the Company’s custodian of the shareholder register by 5:00 pm on Monday, December 21, 2009.
[Exercising voting rights via the Internet]
Please note the following when exercising voting rights via the Internet.
1.	Voting rights exercise site
(1)	You can exercise your voting rights via the Internet only by accessing the voting rights exercise site (http://www.evote.jp/) designated by the Company from a personal computer or cellular phone (i-mode, EZweb or Yahoo!-Keitai)*. (Please note that the site cannot be accessed between the hours of 2:00 am — 5:00 am daily.)
*	“i-mode” is a registered trademark of NTT DoCoMo, Inc. “EZweb” is a registered trademark of KDDI Corporation. “Yahoo” is a registered trademark of Yahoo! Inc. in the United States.
(2)	Depending on your Internet use environment, in some cases you might be unable to exercise your voting rights using a personal computer. This includes when you are using a firewall or other measure for your Internet connection, when you have anti-virus software installed, and when you are using a proxy server.

(3)	To exercise your voting rights using a cellular phone, please use the services of i-mode, EZweb or Yahoo!-Keitai. To ensure security, cellular telephone models that cannot handle encrypted transmissions (SSL transmissions) and cellular phone information transmission cannot be utilized.

(4)	Voting rights exercised via the Internet will be accepted until 5:00 pm on Monday, December 21, 2009. We encourage you to exercise your votes early, however, and to inquire at the help desk shown on the following page if you have any questions.
2.	Procedure for exercising voting rights via the Internet
(1)	Use the “Login ID” and “provisional password” shown on your Exercise of Voting Rights Form to enter the voting rights exercise site (http://www.evote.jp/), and input your approval or disapproval votes by following the instructions on the voting screen.

(2)	To prevent unlawful (“disguised”) computer access and falsification of the exercise of voting rights by individuals other than shareholders, shareholders using the voting rights exercise site will be requested to revise the “provisional password” on the voting rights exercise site. Please follow the requested procedure.

(3)	Shareholders will be notified of a new “Login ID” and “provisional password” in relation to each notification for a General Meeting of Shareholders.
3.	Costs incurred when accessing the voting rights exercise site

Shareholders are responsible for all charges (dial-up connection fees, telephone charges, etc.) incurred when accessing the voting rights exercise site. In addition, shareholders are also responsible for all costs required for packet transmission charges and other cellular phone usage fees when using a cellular telephone to access the voting rights exercise site.

[To our institutional investors]
You can use the Electronic Proxy Voting Platform operated by ICJ, Inc., as a method of exercising your voting rights for the Company’s General Meeting of Shareholders.
Please direct inquiries concerning the voting system etc. to the following:

Transfer Agent Department (Help Desk)
Mitsubishi UFJ Trust and Banking Corporation
Tel: 0120-173-027 (open from 9:00 - 21:00 Toll-free call)

Reference Materials for the Extraordinary General Meeting of Shareholder
<Supplementary Volume>
Supplementary Volume for Proposal 1 (from page 2 to page 48)
☐ Financial statements of MSIGH for the fiscal year ended on March 2009
BUSINESS REPORT
CONSOLIDATED BALANCE SHEET
CONSOLIDATED STATEMENT OF INCOME
CONSOLIDATED STATEMENT OF CHANGES IN NET ASSETS
CONSOLIDATED EXPLANATORY NOTES
NON-CONSOLIDATED BALANCE SHEET
NON-CONSOLIDATED STATEMENT OF INCOME
NON-CONSOLIDATED STATEMENT OF CHANGES IN NET ASSETS
NON-CONSOLIDATED EXPLANATORY NOTES
Accounting Auditor’s Report on the Consolidated Financial Reports
Accounting Auditor’s Report
Audit Report of the Board of Corporate Auditors
Supplementary Volume for Proposal 2 (from page 49 to page 79)
☐ Financial statements of NDGI for the fiscal year ended on March 2009
Business Report
Balance Sheet
Profit and Loss Statement
Statement of Changes in Shareholders’ Equity
Independent Auditors’ Report
Report of the Board of Auditors
Aioi Insurance Co., Ltd.

☐  Financial statements of MSIGH for the fiscal year ended on March 2009
BUSINESS REPORT
(From: April 1, 2008)
(To: March 31, 2009)
1. Details on the Current Status of the Insurance Holding Company
(1) Progress of business and business results
     The economy of Japan deteriorated rapidly this fiscal year under the impact of a worldwide financial crisis triggered by the U.S. subprime loan problem. From mid-year onward, corporate profits tumbled as exports declined and capital investment fell substantially while personal consumption and investment in housing stagnated.
     The business environment for the insurance industry became increasingly severe. In the non-life insurance industry, revenues from insurance premiums declined as premium rates for compulsory automobile liability insurance were lowered and the impact of deterioration in the economy was felt in the decline of domestic auto sales and other areas. In the life insurance industry, the value of new contracts continued to decline against a background of an aging society and the trend toward having fewer children.
     In addition to maintaining quick response and agility in the management and expansion of our business, the corporate group established the Company as a holding company on April 1, 2008, taking Mitsui Sumitomo Insurance Co., Ltd. (hereafter, “Mitsui Sumitomo Insurance”) as a wholly owned subsidiary through the transfer of shares in order to pursue synergies and to manifest our integrative strengths in the best way possible. The Company acquired all of the shares of Mitsui Sumitomo Kirameki Life Insurance Co., Ltd. (hereafter, “Kirameki Life”), Mitsui Direct General Insurance Co., Ltd. (hereafter, “Mitsui Direct”), and Mitsui Sumitomo MetLife Insurance Co., Ltd. (hereafter, “MSI MetLife”) held by Mitsui Sumitomo Insurance on July 1, 2008, putting in place the structure for pursuing our business as a holding company, the core of our company.
     The Mitsui Sumitomo Insurance Group is working to implement corporate social responsibility (CSR) in management through a positive cycle of perpetually striving to improve product quality, earning the trust of even more of our customers, and achieving growth in the business based on that trust. Our goal is to become a top, world class insurance and financial group that grows through competitiveness derived from the quality of our company’s products, based on New Challenge 10, our medium-term management plan which began in fiscal year 2007.
     Our goal in bringing everything under one umbrella in the group as a holding company was to strengthen our ability to manage and oversee operations by managing risks for each company in the group, actively working to strengthen our position on compliance and internal audits, and handling other administrative tasks, while simultaneously developing our domestic non-life insurance business, life insurance business, overseas business, financial services business, and risk-related business for each business through the allocation of management resources and exercising management and oversight of each company in the group.
     On January 23, 2009, the Company and Mitsui Sumitomo Insurance Co., Ltd. reached agreement on moving forward with talks on a business integration and operational alliance with Aioi Insurance Co., Ltd. and Nissay Dowa General Insurance with the goal of forming a new, financial and insurance group.
     The progress and results of each of our various business efforts the current fiscal year are as follows:
     Domestic Non-life Insurance Business

     We are working to improve the efficiency of operations for the domestic non-life insurance business as we develop our business through competitiveness gained from high product quality.
     Mitsui Sumitomo Insurance launched a new product called GK Auto Insurance under the GK brand, which is directed toward individual consumers and shared among our core products. It was created to convey the desire of Mitsui Sumitomo Insurance to be a “safe goal keeper.” We also undertook innovations in various operational processes ranging from product development through payment of insurance premiums. Such innovations included work on the introduction of an electronic booking system in agencies to handle contract processing accurately and efficiently. We also enhanced features in our insurance benefits payment system to enable fair, equitable, and prompt payment.
     Mitsui Sumitomo Insurance also reached an agreement with Sumitomo Life Insurance Company and Sumi-Sei General Insurance Co., Ltd. to further strengthen our business alliance with the goal of increasing corporate value by expanding and improving the efficiency of our business and offering a more comprehensive range of services to our customers.
     At Mitsui Direct, we have built a unique business model that takes advantage of the unique characteristics of the Internet to offer products with simple, easily understood information on indemnity, and have also focused on further improving services offered through the Internet such as the driving aptitude check and the search service for finding designated repair centers.
     Life Insurance Business
     As a core business on par with our domestic non-life insurance business and our overseas business, we are striving to further expand our life insurance business as we work to improve corporate product quality.
     At Kirameki Life, we worked to expand our sales base by pursuing business alliances in insurance sales with financial institutions, in addition to further strengthening our sales network via the Mitsui Sumitomo Insurance non-life insurance agencies. We also introduced the GK brand into our main line of products for individual customers of Kirameki Life, giving it a new lease on life as GK Life Insurance, and also commenced sales of term insurance with a low cancellation refund that offers customers lower insurance premiums with the goal of providing the most optimal products and services.
     MSI MetLife continued to move forward on business alliances with financial institutions and expanded the sales base for individual pension insurance. The company also increased capital in order to strengthen its financial base.
     Overseas Business
     In overseas business at Mitsui Sumitomo Insurance, we made progress on enhancing business efficiency and strengthening competitiveness by consolidating the multiple branches in various areas of Hong Kong and Taiwan while also expanding our branch network in Asia and the Middle East, establishing a local subsidiary in Vietnam, opening a branch in Guangdong via the local subsidiary in China, and opening a branch in Qatar via the local subsidiary in Europe, among others. Despite this, the need to pay out large insurance benefits on credit insurance in Europe due to the impact of the financial crisis and other factors caused income to decline.
     Asset Management and Financial Services Businesses, Risk-related Businesses
     As the central company responsible for asset management in the group, Mitsui Sumitomo Insurance strove to ensure stable profits by exercising comprehensive oversight of assets and liabilities and continuing to reduce domestic shareholdings in order to further reduce the risk of price fluctuation for assets. Given the increased credit risk and liquidity risk associated with the financial crisis, we also worked to improve monitoring of risky assets and to manage credit risk. Large valuation losses on devaluation of securities were also incurred due to the large drop in the stock market, among other factors.
     In the financial services business, responding to the financial crisis, we have severely restricted underwriting of financial guarantees while simultaneously continuing to work on expanding sales for defined benefit pension products and weather and earthquake-related derivatives.
     We continued to offer various services related to the risk management business, the nursing care business, and the asset valuation and appraisal business through our risk-related business, cognizant of the need to improve our competitiveness in the insurance industry and to increase group profitability.
     Current-Year Business Performance
     The above factors resulted in the following consolidated operating results for our company. Insurance underwriting income was ¥1.8 trillion; income from asset management, ¥203.1 billion; and other ordinary income, ¥4.9 billion, for a total of ¥2.04 trillion in ordinary income.
     In terms of ordinary expenses, meanwhile, ¥1.57 trillion in insurance underwriting expenses, ¥170.0 billion in asset management expenses, ¥302.3 billion in SG&A expenses, and ¥10.6 billion in other ordinary expenses resulted in a total of ¥2.53 trillion.
     This led in an ordinary loss of ¥13.0 billion. After adjusting this for extraordinary income, extraordinary losses, and corporate and resident taxes and other factors, net income came to ¥8.1 billion.
     Parent company results included ¥35.2 billion in dividends from subsidiaries and ¥2.8 billion in business administration fees, amounting to ¥38.0 billion in operating income, ¥34.6 billion in ordinary profits, and ¥34.6 billion in net income for the current year.
     Mitsui Sumitomo Insurance saw a 5.9% decline in net premiums written from the previous fiscal year to ¥1.234 trillion, owing to decreased income from auto insurance and lowered premium rates for compulsory automobile liability insurance. The net loss ratio also rose by 4.9 percentage points over the previous fiscal year to 69.8%, and the net operating expense ratio rose 2.5 percentage points over the previous fiscal year to 34.1%.
     Kirameki Life achieved 9.8% growth in new contracts written over the previous fiscal year, booking ¥1.7 trillion for total individual insurance and individual pension insurance as a result of the company’s efforts in over-the-counter sales through financial and other institutions. This resulted in a total balance of insurance in force of ¥9.3 trillion. New group insurance written this fiscal year reached ¥32.4 billion, with a year-end balance of insurance in force of ¥2.6 trillion.
     Mitsui Direct posted ¥29.6 billion in net premiums written, for growth of 12.1% compared with the previous fiscal year. The net loss ratio rose 2.1 percentage points over the previous fiscal year to 65.6%, and the operating expense ratio declined 2.4 percentage points from the previous fiscal year to 28.2%.
     Total new insurance written for MSI MetLife for individual insurance and individual pension insurance was ¥592.9 billion, an increase of 0.1% over the previous fiscal year. The balance of insurance in force at the end of the current fiscal year was ¥2.5 trillion.
     Issues to be Addressed
     The real world economy is deteriorating under the impact of the financial crisis. The deterioration in corporate results is impacting the employment situation and income environment in Japan as well. It is projected that the economic slump will continue, with declines in personal consumption, capital spending, and other areas.
     In the insurance industry, the business environment is expected to become increasingly severe under the slump in auto sales and housing investment, the progression toward an aging society and trend toward having fewer children, and the uncertain future of the financial markets. Under the current environment, it is important to make even greater efforts to increase our earning power by responding appropriately to the changing needs of our customers and the diversification of sales channels, and to implement efficient operating processes and proper insurance underwriting and oversight while also working to enhance our potential for growth.
     The Group will achieve rapid improvement in product quality in all services by providing products and services that are easy for our customers to understand, building a sales network trusted by our customers, actively engaging in areas of growth, further improving our responsiveness to enable swift, fair and equitable claims payment, and establishing a base that will support administrative processes, based on New Challenge 10, our medium-term management plan. We will propel our business forward using these as our competitive strengths.
     The Company will improve Group business management, working to further strengthen internal controls and redoubling our efforts to manage risks and ensure compliance by exercising overall control through the ongoing allocation of management resources and supervision of every company in the Group. The Group will also build a financial and insurance group that is world class to expand our business globally. We will also make every effort to achieve business integration and operational alliances with Aioi Insurance Co., Ltd. and Nissay Dowa General Insurance Company, Limited in order to achieve sustainable growth and greater corporate value.
     We ask for the continued support and encouragement of our shareholders in the weeks and months to come.
     (Note) All monetary amounts and share numbers in this business report (including the statements that follow) have been expressed with fractional amounts omitted. Percentages of increase or decrease are expressed to two decimal places and rounded off to the nearest first decimal place.

(2)	Changes in assets and profit and loss status
a. Changes in the Company’s assets and profit and loss status

				(Millions of yen)
				Fiscal year
	Fiscal year	Fiscal year	Fiscal year	2008
Category	2005	2006	2007	(Current FY)
Operating income	—	—	—	38,073
Dividends received	—	—	—	35,250
Subsidiaries engaged in the insurance industry	—	—	—	35,250
Other subsidiaries	—	—	—	—
Current net income	—	—	—	34,689
Net income per share	— Yen — Sen	— Yen — Sen	— Yen — Sen	82 Yen 38 Sen

Total assets	—	—	—	780,551
Shares of subsidiaries engaged in the insurance industry	—	—	—	756,614
Shares of other subsidiaries	—	—	—	—

(Note)	Nothing is recorded for Fiscal 2007 or prior years because the Company was established on April 1, 2008.
b. Changes in consolidated assets and profit and loss status

				(Millions of yen)
				Fiscal year
	Fiscal year	Fiscal year	Fiscal year	2008
Category	2005	2006	2007	(Current FY)
Consolidated ordinary income	—	—	—	2,040,013
Consolidated ordinary losses	—	—	—	13,044
Consolidated net income	—	—	—	8,192
Consolidated net assets	—	—	—	1,023,021
Consolidated total assets	—	—	—	7,440,709

(Note)	Nothing is recorded for Fiscal 2007 or prior years because the Company was established on April 1, 2008.
(3)	Offices

Name of office	Location	Date founded
Headquarters	Shinkawa 2-27-2, Chuo-ku, Tokyo	April 1, 2008

(4)	Employees
a. Status of the employees of the Company

			Increase or	As of the End of the Current Fiscal Year
	End of	End of	decrease in		Average	Average
	previous	current	the fiscal		Years of	monthly
	fiscal year	fiscal year	year	Average	Continuous	salaries
	(No. of	(No. of	(No. of	age	Employment	(Thousand
Category	employees)	employees)	employees)	(Years)	(Years)	yen)
Employees	—	48	—	46.1	22.5	753

(Note) 1.	All employees of the company are on loan from Mitsui Sumitomo Insurance Co., Ltd.

2.	Employees do not include employees concurrently serving as directors, retirees, or temporary employees.

3.	The average number of years of continuous employment is the aggregate number of years employed at Mitsui Sumitomo Insurance Co., Ltd.

4.	The average monthly wage is the average monthly wage in March 2009 (including overtime pay). Bonuses are not included.

5.	The average age and average number of years employed have been rounded to one decimal place.

6.	Nothing is recorded for the end of the previous fiscal year or for the increase/decrease for the current fiscal year because the Company was established on April 1, 2008.
b. Status of employees of the consolidated company

			(No. of employees)
			Increase/Decrease
	End of Previous Fiscal	End of Current Fiscal	for the Current Fiscal Year
Division Name	Year	Year	(Change)
Non-life Insurance Business	—	20,485	—
Life Insurance Business	—	803	—
Company Wide (in common)	—	48	—
Total	—	21,336	—

(Note) 1.	Company Wide (in common) notes the number of employees in the Company that cannot be categorized into specific segments.

2.	Nothing is recorded for the end of the previous fiscal year or for the increase/decrease for the current fiscal year because the Company was established on April 1, 2008.
(5)	Main Lenders

(Millions of yen)
Lender	Outstanding Loan Balance
Mitsui Sumitomo Insurance Co., Ltd.	15,012

(6)	Capital procurement

A short-term loan of ¥15,012 million was borrowed from Mitsui Sumitomo Insurance Co., Ltd. on August 11, 2008.

(7)	Capital investment

Not applicable.

(8)	Parent company and principle subsidiaries
a. Status of parent company
Not applicable.
b. Status of key subsidiaries

			Date of		Percentage of
Name of company	Location	Principal business	incorporation	Paid-in capital	voting rights (%)		Others
Mitsui Sumitomo Insurance Co., Ltd.	Chuo-ku, Tokyo	Non-life insurance business	Oct. 21, 1918	¥139,595 million	100.0%		—
Mitsui Sumitomo Kirameki Life Insurance Company, Limited	Chiyoda-ku, Tokyo	Life insurance business	Aug. 8, 1996	¥35,500 million	100.0%		—
MITSUI SUMITOMO INSURANCE Capital Co., Ltd.	Chuo-ku, Tokyo	Venture capital business	Dec. 6, 1990	¥1,000 million	100.0 (100.0	% %)	—
Mitsui Direct General Insurance Company, Limited	Bunkyo-ku, Tokyo	Non-life insurance business	June 3, 1999	¥30,000 million	69.6%		—
Mitsui Sumitomo MetLife Insurance Co., Ltd.	Chuo-ku, Tokyo	Life insurance business	Sep. 7, 2001	¥41,060 million	51.0%		—
Sumitomo Mitsui Asset Management Company, Limited	Minato-ku, Tokyo	Investment advisory business and investment trust management business	July 15, 1985	¥2, 000 million	27.5 (27.5	% %)	—
MSIG Holdings (Americas), Inc.	New York, U.S.A.	Holding company	Oct. 21, 1988	US$3,600 thousand (¥353 million)	100.0 (100.0	% %)	—
Mitsui Sumitomo Insurance USA Inc.	New York, U.S.A.	Non-life insurance business	Jan. 28, 1988	US$5, 000 thousand (¥491 million)	100.0 (100.0	% %)	—
Mitsui Sumitomo Insurance Company of America	New York, U.S.A.	Non-life insurance business	Mar. 29, 2001	US$5,000 thousand (¥491 million)	100.0 (100.0	% %)	—
Mitsui Sumitomo Seguros S/A.	Sao Paulo, Brazil	Non-life insurance business	Dec. 15, 1965	BRL221,368 thousand (¥9, 335 million)	98.3 ( 98.3	% %)	—
MSIG Holdings (Europe) Ltd.	London, U.K.	Holding company	Mar. 7, 2000	UK£391,843 thousand (¥55, 034 million)	100.0 (100.0	% %)	—

			Date of		Percentage of
Name of company	Location	Principal business	incorporation	Paid-in capital	voting rights (%)	Others
Mitsui Sumitomo Insurance (London Management) Ltd	London, U.K.	Holding company	Jan. 6, 2000	UK£359,607 thousand (¥50,506 million)	100.0% (100.0%)	—
Mitsui Sumitomo Insurance Company (Europe) Limited	London, U.K.	Non-life insurance business	July 28, 1972	UK£66,900 thousand (¥9,396 million)	100.0% (100.0%)	—
Mitsui Sumitomo Insurance (London) Limited	London, U.K.	Non-life insurance business	Oct. 6, 1975	UK£379,107 thousand (¥53,245 million)	100.0% (100.0%)	—
MSI Corporate Capital Limited	London, U.K.	Non-life insurance business	Jan. 7, 2000	UK£5,200 thousand (¥730 million)	100.0% (100.0%)	—
Mitsui Sumitomo Reinsurance Limited	Dublin, Ireland	Non-life insurance business	Feb. 11, 1999	€20,000 thousand (¥2,596 million)	100.0% (100.0%)	—
MS Frontier Reinsurance Limited	Hamilton, Bermuda	Non-life insurance business	Sep. 9, 1997	US$200,000 thousand (¥19,646 million)	100.0% (100.0%)	—
MSIG Holdings (Asia) Pte. Ltd.	Singapore, Singapore	Holding company	Sep. 23, 2004	S$667,015 thousand (¥43,129 million)	100.0% (100.0%)	—
MSIG Insurance (Singapore) Pte. Ltd.	Singapore, Singapore	Non-life insurance business	Sep. 23, 2004	S$263,442 thousand (¥17,034 million)	100.0% (100.0%)	—
Mitsui Sumitomo Insurance (Singapore) Pte Ltd	Singapore, Singapore	Non-life insurance business	Dec. 1, 1990	S$25,000 thousand (¥1,616 million)	100.0% (100.0%)	—
MSIG Mingtai Insurance Co., Ltd.	Taipei, Taiwan	Non-life insurance business	Sep. 22, 1961	NT$2,535 thousand (¥7,328 million)	100.0% (100.0%)	—
Mitsui Sumitomo Insurance (China) Co., Ltd.	Shanghai, P.R.C.	Non-life insurance business	Sep. 6, 2007	RMB500,000 thousand (¥7, 185 million)	100.0% (100.0%)	—
Mitsui Sumitomo Insurance Company (Hong Kong), Limited	Hong Kong, P.R.C.	Non-life insurance business	Sep. 8, 2004	HK$1,625,842 thousand (¥20,599 million)	100.0% (100.0%)	—
MSIG Insurance (Vietnam) Company Limited	Hanoi, Vietnam	Non-life insurance business	Feb. 2, 2009	VND300,000 million (¥1,650 million)	100.0% (100.0%)	—
PT. Asuransi MSIG Indonesia	Jakarta, Indonesia	Non-life insurance business	Dec. 17, 1975	IDR40,000 million (¥344 million)	80.0% ( 80.0%)	—
MSIG Insurance (Thailand) Co., Ltd	Bangkok, Thailand	Non-life insurance business	Apr. 14, 1983	THB142,666 thousand (¥393 million)	69.8% ( 69.8%)	—
Mitsui Sumitomo Insurance (Malaysia) Bhd.	Kuala Lumpur, Malaysia	Non-life insurance business	Apr. 28, 1979	MYR212,000 thousand (¥5,700 million)	74.0% ( 74.0%)	—

(Note) 1.	The table above shows key subsidiaries and other companies.

2.	The Yen amount shown in parentheses in the Capital column is the value calculated by conversion at the exchange rate on the final day of the current fiscal year.

3.	The percentage in parentheses in the Percentage of Voting Rights column shows the percentage of voting rights for indirect holdings.

(9) Status of business transfers/assignments

Date of transfer	Conditions of business transfer
April 1, 2008	Mitsui Sumitomo Insurance Group Holdings Co., Ltd. was established as a holding company though a single transfer of Mitsui Sumitomo Insurance Co., Ltd. shares to the Company, making Mitsui Sumitomo Insurance Co., Ltd. a wholly owned subsidiary.

July 1, 2008	Mitsui Sumitomo Insurance Group Holdings Co., Ltd. acquired all shares in Mitsui Sumitomo Kirameki Life Insurance Co., Ltd., Mitsui Direct General Insurance Company, Limited, and Mitsui Sumitomo MetLife Insurance Co., Ltd. held by Mitsui Sumitomo Insurance Co., Ltd. via allocation by Mitsui Sumitomo Insurance Co., Ltd. to the Company.
(10)	Other important matters concerning the present state of other holding companies.

Not applicable.

2. Matters Concerning Company Officers
(1)	Status of company officers

(As of year end)
Key positions held
Name	Position and responsibilities	concurrently	Other
Yoshiaki Shin	Chairman & Director	Chairman & Director of Mitsui Sumitomo Insurance Co., Ltd.	—
Toshiaki Egashira	Representative Director President	President, Director & CEO, Mitsui Sumitomo Insurance Co., Ltd.	—
Toshihiro Nakagawa	Senior Managing Director Corporate Management Aide Human Resources Dept., Compliance Dept., Corporate Risk Management Dept., Internal Audit Dept.	—	—
Isamu Endo	Sr. Managing Director Corporate Management Aide Corporate Planning Dept., Business Development Dept., Corporate Communications Dept., Shareholder Relations & Legal Dept., Accounting Dept., Internal Audit Dept.	—	—
Hiromi Asano	Director	Director & Senior Executive Officer, Mitsui Sumitomo Insurance Co., Ltd.	—
Katsuaki Ikeda	Director	Director & Managing Executive Officer, General Manager of Financial Services Division, Mitsui Sumitomo Insurance Co., Ltd.	—
Hitoshi Ichihara	Director	Director & Managing Executive Officer, Mitsui Sumitomo Insurance Co., Ltd.	—
Yasuyoshi Karasawa	Director	Director & Senior Executive Officer, Mitsui Sumitomo Insurance Co., Ltd.,	—
Susumu Fujimoto	Director	Director & Managing Executive Officer, Mitsui Sumitomo Insurance Co., Ltd.	—
Eiko Kono	Outside Director	Outside Director, Mitsui Sumitomo Insurance Co., Ltd. Outside Director, HOYA Corporation Outside Director, DIC Corporation	—

Key Positions Held
Name	Position and Responsibilities	Concurrently	Other
Kenji Koroyasu	Outside Director	Advisor, TMI Associates Outside Director, Mitsui Sumitomo Insurance Co., Ltd. Outside Director, Central Japan Railway Company Outside Auditor, Heiwa Corporation	—
Iwao Taka	Outside Director	Professor, Reitaku University International School of Economics and Business Administration; and Chief Director, Reitaku University Business Ethics and Compliance Research Center Outside Director, Mitsui Sumitomo Insurance Co., Ltd.	—
Toshihiko Seki	Outside Director	Professor Emeritus, Tohoku University Professor, Hosei University, Graduate School of Law	—
Takashi Yamashita	Corporate Auditor (Full time)

Yoshio Iijima	Corporate Auditor (Full time)	—	—
Sosuke Yasuda	Outside Auditor	Special Advisor, Gyosei & Co.	As a certified public accountant, he has relevant knowledge of accounting and financing.
Representative Employee, Gyosei Licensed Tax Accountants Outside Auditor, Mitsui Sumitomo Insurance Co., Ltd. Outside Auditor, Nomura Research Institute, Ltd.
Daiken Tsunoda	Outside Auditor	Attorney at Nakamura, Tsunoda, and Matsumoto Outside Auditor, Atlus Co., Ltd. Outside Auditor, INES Corp.	As an attorney well-versed in corporate law, he has relevant knowledge of accounting and financing.

(Note) 1.	Senior Executive Director Toshihiro Nakagawa resigned as Director on March 31, 2009.

2.	The following changes in Directors and Executive Officers occurred on April 1, 2009. Please note that the Company also introduced the executive officer system on the same date.

Director, President, & CEO	Toshiaki Egashira	(Former Director, President)

Director, Vice President, Senior Executive Officer	Hiromi Asano	(Former Director)

Vice President Executive Officer	Kazuo Kondo	(Newly Appointed)
Director & Senior Executive Officer	Isamu Endo	(Former Senior. Executive Director)
Director & Senior Executive Officer	Yasuyoshi Karazawa	(Former Director)
Director & Senior Executive Officer	Susumu Fujimoto	(Former Director)
Director & Managing Executive Officer	Katsuaki Ikeda	(Former Director)
Director & Managing Executive Officer	Hitoshi Ichihara	(Former Director)
Managing Executive Officer	Katsuhiko Kaneyoshi	(Newly Appointed)
Managing Executive Officer	Shuhei Horimoto	(Newly Appointed)
(2)	Compensation to company officers

		Compensation
Category	Number of officers paid	(Millions of yen)
Directors	13	360
Auditors	4	56
Total	17	416

(Note)	The Articles of Incorporation stipulate that director compensation shall be kept at or below ¥500,000,000/year until the conclusion of the first regular general shareholder’s meeting (this does not include employee wages when serving concurrently as both employee and director), and auditor compensation shall be kept at or below ¥110,000,000/year until the conclusion of the first regular general shareholder’s meeting.

3. Matters Concerning External Officers
(1)	Concurrent and other status of external officers

Name	Concurrent position or other matters
(Outside Directors)

Eiko Kono	Outside Director, Mitsui Sumitomo Insurance Co., Ltd.

Outside Director, HOYA Corporation

Outside Director, DIC Corporation

Kenji Koroyasu	Outside Director, Mitsui Sumitomo Insurance Co., Ltd.

Outside Director, Central Japan Railway Company

Auditor, Heiwa Corporation

Iwao Taka	Outside Director, Mitsui Sumitomo Insurance Co., Ltd.

(Outside Auditors)

Sosuke Yasuda	Outside Auditor, Mitsui Sumitomo Insurance Co., Ltd.

Outside Auditor, Nomura Research Institute, Ltd.

Daiken Tsunoda	Outside Auditor, Atlus Co., Ltd.

Outside Auditor, INES Corp.

(2)	Primary activities of external officers

Observations Made at Board of
		Record of Attendance to Board	Directors Meetings and Record of Other
Name	Term of Office	of Directors Meetings	Activities
Eiko Kono (Outside Director)	1 year	Attended all 15 Board of Directors meetings for the current fiscal year.	Made observations at Board of Directors meetings or other meetings as appropriate, based on her extensive experience as a manager and good judgment.

Kenji Koroyasu (Outside Director)	1 year	Attended all 15 Board of Directors meetings for the current fiscal year.	Made observations at Board of Directors meetings or other meetings as appropriate, based on his knowledge and experience as an attorney and public prosecutor.

Iwao Taka (Outside Director)	1 year	Attended 14 out of 15 Board of Directors meetings for the current fiscal year.	Made observations at Board of Directors meetings or other meetings as appropriate, based on his knowledge and experience as a researcher of corporate ethics and other matters.

Toshihiko Seki (Outside Director)	1 year	Attended all 15 Board of Directors meetings for the current fiscal year.	Made observations at Board of Directors meetings or other meetings as appropriate, based on his knowledge and experience as a legal scholar.

Sosuke Yasuda (Outside Auditor)	1 year	Attended 13 out of 15 Board of Directors meetings and 11 out of 12 Board of Auditors meetings for the current fiscal year.	Made observations at Board of Directors meetings or other meetings as appropriate, based on his knowledge and experience as a Certified Public Accountant.

Daiken Tsunoda (Outside Auditor)	1 year	Attended all 15 Board of Directors meetings and all 12 Board of Auditors meetings for the current fiscal year.	Made observations at Board of Directors meetings or other meetings as appropriate, based on his knowledge and experience as a lawyer.

(Note)1.	The term of office for each person is from the date on which he or she assumed office to March 31, 2009.

2.	This omits the number of times Board of Directors meetings were held via written resolutions as stipulated in Article 370 of the Companies Act.
(3)	Limited liability agreements

Name	Summary of content in limited liability agreements
(Outside Directors) Eiko Kono Kenji Koroyasu Iwao Taka Toshihiko Seki (Outside Auditors) Sosuke Yasuda Daiken Tsunoda	The Company has concluded agreements with each person limiting his or her liability under Article 423, Clause 1 of the Companies Act. The amount of limited liability based on these contracts is the sum of the amounts stipulated in all paragraphs of Article 425, Clause 1 of the Companies Act.

(4)	Compensation for external officers

		Compensation from the	Compensation from the parent company,
	No. of	insurance holding company	etc. of the insurance holding company
	officers paid	(Millions of yen)	(Millions of yen)
Total compensation	6	47	23

(Note)1.	The breakdown of compensation paid by the insurance holding company is ¥33 million for Outside Directors and ¥13 million for Outside Auditors.

2.	Four people are paid compensation by the parent company or from other source within the insurance holding company.
(5)	External officer opinions
         Not applicable.

4.	Share Data

(1)	Number of shares

Total number of issuable shares 900,000 thousand

Total number of shares issued 421,320 thousand

(2)	Number of shareholders at end of current fiscal year 48,470

(3)	Major shareholders

	Investment in the Company
	Number of	Ratio to shares
	shares held	held
Names of shareholders	(Thousand)	(%)
		%
Japan Trustee Services Bank, Ltd. (Trust account 4G)	25,026	5.9

The Master Trust Bank of Japan, Ltd. (Trust account)	24,367	5.8

Japan Trustee Services Bank, Ltd. (Trust account)	23,181	5.5

The Chase Manhattan Bank,N.A.London Secs Lending Omnibus Account	11,950	2.8

Nippon Life Insurance Company	9,964	2.4

NATSCUMCO	9,654	2.3

State Street Bank and Trust Company 505225	7,746	1.8

Mellon Bank, N.A. as Agent for its Client Mellon Omnibus US Pension	7,743	1.8

The Bank of New York Mellon as Depositary Bank for DR Holders	7,603	1.8

Sumitomo Life Insurance Company	6,077	1.4
5.	Matters Concerning Stock Acquisition Rights
         Not applicable.

6.	Matters Concerning Accounting Auditor

(1)	Accounting auditor
(Millions of yen)

	Compensation for the business
Name or title	year under review	Other
KMPG AZSA & Co.
Designated employee: Ikuo Hirakuri	9	N/A
Designated employee: Yoshiki Hisano

(Note)1.	The total amount of money and yield on other assets the Company and its subsidiaries are obligated to pay is ¥197 million.

2.	No distinction is drawn between audits based on the Companies Act and the amount of compensation for audits under the Financial Instruments and Exchange Law in the audit contract concluded between the Company and the accounting auditor. A practical distinction cannot be made so the above amount includes the amount of compensation for audits based on the Financial Instruments and Exchange Law.
(2)	Limited liability contract

Not applicable.

(3)	Other matters concerning the accounting auditor

A.	Policy on dismissal or decision to not reappoint the Accounting Auditor
     The Company policy with regard to the above is as follows:
     In the event the Board of Directors determines it appropriate to dismiss or decide not to reappoint the accounting auditor in cases where is it recognized that it will be difficult for the accounting auditor to execute its duties properly, the approval of the Board of Auditors will be obtained, and a resolution to dismiss or decide not to reappoint the accounting auditor will be presented a general shareholders’ meeting.
     Should the Board of Auditors decide to dismiss the accounting auditor based on Article 340 of the Companies Act, or in the event it is recognized that it will be difficult for the accounting auditor to perform its duties or other such circumstances, and the Board of Auditors has determined it appropriate to dismiss or not to reappoint the accounting auditor, the Board of Auditors will follow the procedures for dismissing or not reappointing the accounting auditor, based on Article 344 of the Companies Act.
B.	Auditing of the financial statements of the Company’s principal subsidiaries done by certified public accountants other than the Company’s accounting auditor
     Such principle subsidiaries as MSI Corporate Capital Limited and Mitsui Sumitomo Insurance Company of America are audited by certified public accountants other than KPMG AZSA & Co.
7.	Basic Policy on the Conduct of Persons who Assume Control of Decisions on Finance and Business Policy

Not applicable.

8.	System for Ensuring Proper Conduct of Business

A summary of the resolution passed by the Board of Directors regarding the establishment of the above system follows:

(1)	System for ensuring proper conduct of operations in the corporate group consisting of the Company and its subsidiaries
         Compliance with the basic policies of the group based on the business management contract concluded with domestic insurance companies in the group is required, along with seeking the Company’s approval and reporting to the Company on important matters involving domestic insurance companies in the group. Subsidiaries of domestic insurance subsidiaries in the group shall, as a general rule, be managed appropriately by the subsidiary in control, based on the business management contract.
(2)	System to ensure effective execution of director duties
         In order to balance the conflicting demands of making quick decisions and monitoring decisions appropriately, the Company has introduced the executive officers system, appointed outside directors, and has also stipulated that the number of directors be 15 or fewer.
(3) System to ensure that director and employee conduct in the execution of their duties is in compliance with laws and regulations and with the Articles of Incorporation
(i) The Company will strive to ensure that all Group officers and employees are familiar with the Mitsui Sumitomo Insurance Group Charter on Professional Conduct, which is the standard of conduct for the daily activities of group officers and employees and also serves as the basic policy on compliance and the standard of compliance. The Company will also work to establish a system to eliminate anti-social forces and strive to ensure that all officers and employees adopt a resolute attitude toward anti-social forces and refuse to give in to unjust and unwarranted demands.
(ii) In order to ensure the promotion of compliance within the Company and the Group, an organizational structure has been established that includes a central compliance department that regularly reports to the Board of Directors on the status of and progress in ensuring compliance throughout the entire Group. In order to monitor the status of the promotion of compliance, a Risk Compliance Committee has also been established and the requisite measures are taken on issues verified by the committee. An internal reporting structure for the Group will also be established to provide for a direct route of reporting from all officers and employees to the internal company contact and to an external lawyer, so that any improper, illegal, or unethical act by the organization or an individual can be reported directly.
(4)	Regulations and other systems for management of the risk of loss (integrated risk management system)
(i) The Company has established an organizational structure that includes a Corporate Risk Management Department that regularly reports to the Board of Directors on all Group risks and risk management in order to exercise appropriate integrated risk management, in addition to sharing the fundamental views of the Company throughout the Company and Group companies in accordance with the MSIG Basic Policy on Group Risk Management. The Risk Compliance Committee has also been established to monitor risks and the management of risk. The requisite steps will be taken to avoid and reduce risk based on the results of deliberation within the committee (including thorough verification of the combined total equity of the Company and the Group).
(ii) The Company will establish plans for crisis management and ensuring the continuance of business for the entire Group in addition to verifying the existence of crisis management and business continuance plans for Group companies.

(5)	System for ensuring the reliability of financial reports
          At least one of the auditors appointed will have sufficient knowledge of management and finances. A system will also be established to ensure proper and timely disclosure of financial or other information pertaining to the Group, in accordance with the MSIG Basic Policy on Disclosure Regulation. The Information Disclosure Committee will verify the effectiveness of controls on information disclosure and the existence and employment of internal controls for financial reporting in both the Company and the Group.
(6)	System to ensure the effectiveness of internal audits
          An internal audit system has been established for all Group administrative activities in accordance with the MSIG Basic Policy on Internal Audits to implement internal audits efficiently and effectively. The Internal Audit Department reports to the Board of Directors on important findings from the results of internal audits conducted for the Company and domestic insurance companies in the Group and provides a status report on improvements made by the entity audited.
(7)	System for retaining and managing information regarding the execution of duties by directors
          Written documents and other information pertaining to the execution of duties by directors and executive officers will be retained and managed appropriately, in accordance with the Rules on Document Management. This information must all be available for consultation by directors and auditors.
(8) Matters concerning the system for employees requested by the auditor to assist with auditor duties and pertaining to the independence of such employees from directors
          An Auditor’s Office has been established and employees will be specifically assigned to the Auditor’s Office to assist with the duties of the auditor. The approval of the Board of Auditors will be obtained when making organizational changes to the Auditor’s Office or transferring or taking disciplinary action against the above-noted employees. Personnel evaluations will also be conducted after consultation with an auditor designated by the Board of Auditors.
(9)	System for directors and employees to report to the auditor and a system for other reporting to the auditor
          Directors and executive officers will report to the Board of Auditors without delay on legally stipulated matters as well as decisions that will have a serious impact on the business and organization, the results of internal audits conducted, and the status and content of reports made via the internal reporting system. Employees shall be able to report directly to the Board of Auditors on serious acts of impropriety or illegality in management or facts that may cause serious damage to the company.
(10)	System to ensure that other audits by auditors are conducted effectively
          The auditor will attend important meetings of the Group Management Committee. The Chair of the Board of Directors, the President and Director, and the Representative Director will exchange opinions with the Board of Auditors on a regular basis and the Internal Audit Department will cooperate with audits by the auditor.

9.	Matters Concerning Accounting Advisors
          Not applicable.
10.	Other Matters
          Not applicable.

CONSOLIDATED BALANCE SHEET (As of March 31, 2009)
(Millions of yen)

Items	Amount
(Assets)

Cash deposits and savings	452,057
Call loans	31,900
Monetary claims bought	127,339
Money trusts	14,476
Investments in securities	5,110,839

Loans	768,400

Tangible fixed assets	262,662

Land	103,117
Buildings	134,635
Construction in process	1,429
Other tangible fixed assets	23,480
Intangible fixed assets	74,497
Software	6,876
Good will	63,951
Other intangible fixed assets	3,669
Other assets	463,442
Deferred tax assets	141,831
Bad debts reserve	-6,737

Total Assets	7,440,709

(Liabilities)

Underwriting funds	5,848,454
Outstanding claims	793,498
Underwriting reserve	5,054,956
Bonds	164,960
Other liabilities	300,724
Reserve for annuity and retirement benefits	80,958
Reserve for retirement benefits for directors and corporate officers	2,409
Accrued bonuses for employees	12,365
Reserve under the special laws	4,240
Reserve for price fluctuation	4,240
Deferred tax liabilities	3,574

Total Liabilities	6,417,688

(Net Assets)
Common stock	100,000
Capital surplus	132,689
Retained earnings	527,578
Treasury stock	-4,644
Total shareholders’ equity	755,623
Unrealized gains on investments, net of tax	295,558
Deferred hedge gains/losses, net of tax	9,671
Foreign currency translation adjustments	-49,625
Total valuation and translation adjustments	255,603
Minority interests	11,794

Total Net Assets	1,023,021

Total Liabilities and Net Assets	7,440,709

CONSOLIDATED STATEMENT OF INCOME
(From: April 1, 2008)
(To: March 31, 2009)
(Millions of yen)

Items	Amount
Ordinary income:	2,040,013
Underwriting income:	1,831,877
Net premiums written	1,445,651
Deposit premiums from policyholders	165,464
Investment income on deposit premiums from policyholders	52,874
Life insurance premiums	133,367
Reversal of underwriting reserves	33,027
Other underwriting income	1,491
Investment income:	203,199
Interest and dividends received	169,340
Investment gains on money trusts	118
Gains on sale of securities	76,713
Gains on redemption of securities	3,726
Gains on derivative transactions	576
Other income from investments	5,598
Transfer of investment income on deposit premiums from policyholders	-52,874
Other ordinary income:	4,936

Ordinary expenses:	2,053,058
Underwriting expenses:	1,569,947
Net claims paid	892,710
Loss adjustment expense	82,270
Commission and collection expense	245,696
Maturity refunds to policyholders	283,405
Dividends to policyholders	507
Life insurance claims	36,438
Provision for outstanding claims	25,002
Other underwriting expense	3,915
Investment expenses:	170,096
Investment losses on money trusts	2,661
Losses on sale of securities	17,830
Valuation losses on securities	118,122
Loss on redemption of securities	9,358
Other investment expense	22,123
Operating expenses and general and administrative expenses:	302,350
Other ordinary expenses:	10,664
Interest paid	1,625
Provision for bad debt	1,971

Items	Amount
Loss on bad debt	270
Equity in losses of affiliates	4,243

Other ordinary expenses	2,554

Ordinary Loss	13,044

Extraordinary income:	27,136
Gain on sales of fixed assets	1,414
Reversal or reserve under the special law	25,721
Reserve for price fluctuation	25,721

Extraordinary losses:	3,666
Losses on sales of fixed assets	2,621
Impairment loss	1,044

Income before income taxes	10,425
Income taxes	34,333
Reversal of income taxes from previous year	-7,307
Income taxes adjustments	-25,161
Total income taxes	1,864
Minority interests	369
Net income	8,192

CONSOLIDATED STATEMENT OF CHANGES IN NET ASSETS
(From: April 1, 2008)
(To: March 31, 2009)
(Millions of yen)

Items	Amount
Shareholder’s equity
Common stock
Balance as of March 31, 2008	—
Change this year
Increase from share transfer	100,000

Total change this year	100,000

Balance as of March 31, 2009	100,000

Capital surplus
Balance as of March 31, 2008	—
Change this year
Increase due to share transfer	132,703
Disposal of treasury stock	-13

Total change this year	132,689

Balance as of March 31, 2009	132,689

Retained earnings
Balance as of March 31, 2008	—
Change this year
Increase due to share transfer	534,410
Changes due to application of Practical Issues Task Force Report No. 18	8,986
Dividend of retained earnings	-24,011
Net income for this year	8,192

Total change this year	527,578

Balance as of March 31, 2009	527,578

Treasury stock
Balance as of March 31, 2008	—
Change this year
Acquisition of treasury stock	-4,724
Disposal of treasury stock	80

Total changes this year	-4,644

Balance as of March 31, 2009	-4,644

Total shareholder’s equity
Balance as of March 31, 2008	—
Change this year
Increase due to share transfer	767,113
Changes due to application of Practical Issues Task Force Report No. 18	8,986
Dividend of retained earnings	-24,011
Net income for the year	8,192
Acquisition of treasury stock	-4,724

Items	Amount
Disposal of Treasury stock	66
Total change this year	755,623

Balance as of March 31, 2009	755,623

Valuation and translation adjustments
Valuation differences of other marketable securities
Balance as of March 31, 2008	—
Change this year
Change (net) this year on items other than shareholders’ equity	295,558

Total change this year	295,558

Balance as of March 31, 2009	295,558

Deferred hedge profits/losses
Balance as of March 31, 2008	—
Change this year
Change (net) this year on items other than shareholders’ equity	9,671

Total change this year	9,671

Balance as of March 31, 2009	9,671

Foreign currency translation adjustments
Balance as of March 31, 2008	—
Change this year
Change (net) this year on items other than shareholders’ equity	-49,625

Total change this year	-49,625

Balance as of March 31, 2009	-49,625

Total valuation and translation adjustments
Balance as of March 31, 2008	—
Change this year
Change (net) this year on items other than shareholders’ equity	255,603

Total change this year	255,603

Balance as of March 31, 2009	255,603

Minority interests
Balance as of March 31, 2008	—
Change this year
Change (net) this year on items other than shareholders’ equity	11,794

Total change this year	11,794

Balance as of March 31, 2009	11,794

Total net assets
Balance as of March 31, 2008	—
Change this year
Increase from share transfer	767,113
Changes due to application of Practical Issues Task Force Report No. 18	8,986
Dividend of retained earnings	-24,011
Net income for this year	8,192

Items	Amount
Acquisition of treasury stock	-4,724
Disposal of treasury stock	66
Change (net) this year on items other than shareholders’ equity	267,398

Total change this year	1,023,021

Balance as of March 31, 2009	1,023,021

CONSOLIDATED EXPLANATORY NOTES
(Matters of Significance that are Fundamental to the Preparation of Consolidated Financial Reports)
     The Company’s consolidated financial reports are prepared in conformity with the Ordinance for Enforcement of Insurance Business Law pursuant to the provisions of the Corporate Accounting Regulations and Article 118 of the said Regulations. The definitions of subsidiary and affiliated company are also based on Article 2 of the Corporate Accounting Regulations.
1.	Matters concerning Scope of Consolidation

(1)	Number of consolidated subsidiaries: 37

Names of principal consolidated subsidiaries:
Mitsui Sumitomo Insurance Co., Ltd.
Mitsui Sumitomo Kirameki Life Insurance Co., Ltd.
MSIG Holdings (Americas), Inc.
Mitsui Sumitomo Insurance (London Management) Ltd
MSIG Mingtai Insurance Co., Ltd.
     Due to the Company having newly established MSIG Insurance (Vietnam) Company Limited, this firm has been included in the scope of consolidation from the current fiscal year.
(2)	Unconsolidated subsidiaries

Names of principal unconsolidated subsidiaries:
MITSUI SUMITOMO INSURANCE Claims Adjusting Company, Limited
MITSUI SUMITOMO INSURANCE Staffing Service Company, Limited
     A company that is designated an unconsolidated subsidiary is one that has limited significance to the extent that it does not affect reasonable decisions regarding financial conditions and business results of the corporate group, in light of the amounts equivalent to interests in its total assets, ordinary income, net income and retained earnings.
(3)	The Company owns 51% of the voting rights in Mitsui Sumitomo MetLife Insurance Co., Ltd. However, Mitsui Sumitomo MetLife Insurance Co., Ltd. is under joint control with another company and thus is not considered to be a subsidiary.
2.	Matters concerning the Equity Method

(1)	Number of equity method affiliates: 4

Names of principal companies:
Mitsui Sumitomo MetLife Insurance Co., Ltd.
Sumitomo Mitsui Asset Management Co., Ltd.
     Mitsui Sumitomo Insurance Company (Europe), Ltd., a consolidated subsidiary, acquired shares of SMAM SIAS during the fiscal year under review and it became an affiliated company of the Company. As a result, it will be accounted for by the equity method beginning with the fiscal year under review.
(2)	As the impact of unconsolidated subsidiaries and affiliated companies not accounted for by the equity method (MITSUI SUMITOMO INSURANCE Staffing Service Company, Limited, BPI/MS Insurance Corporation, etc.) on consolidated net income/losses and consolidated retained earnings is negligible and there is no significance in the consolidated business results, they are excluded from a company accounted for by the equity method.

3.	Matters concerning the Accounting Years of Consolidated Subsidiaries
     The final day of the business year for MSIG Holdings (Americas), Inc. and 32 other consolidated subsidiaries is December 31 for financial reporting purposes. In preparing these consolidated financial reports, we use the financial reports for the business year of the consolidated affiliates in question because the variance with the final date of the consolidated accounting year does exceed 3 months.
     We make adjustments significant to consolidation for important transactions made during the period of variance with the final day of the consolidated accounting year.
4.	Matters concerning Accounting

(1)	Standards and methods of valuation for securities (including items classified as “Cash deposits and savings” or “Monetary claims bought” under the Enforcement Regulations for the Insurance Business Law)
(i)Valuations of held-to-maturity securities are according to the depreciation cost method.
(ii)Valuations of shares of unconsolidated subsidiaries and affiliated companies not accounted for by the equity method are according to the cost method on a moving average cost basis.
(iii)Valuations of “underwriting reserve supported bonds” in accordance with the “Interim Handling for Accounting and Auditing of the “underwriting reserve supported bonds” in the Insurance Industry” (Report No. 21 issued by the Industrial Classification Audit Committee, The Japanese Institute of Certified Public Accountants, November 16, 2000) are according to the depreciation cost method on a moving average cost basis.
     A summary of the newly established risk management policy for underwriting reserve supported bonds is as follows:
     The Company is establishing a small segment of the “lump-sum payment old-age insurance” that was launched at a consolidated life insurance subsidiary to appropriately manage fluctuation risks for the interest accruing on its assets and the owed interest accruing on its liabilities, and will adopt an operating policy of matching the duration of the underwriting reserve supported bonds with the underwriting reserve during fixed intervals.
(iv) Valuations of marketable securities classified as other securities are according to market value as of the end of the fiscal year under review with changes in unrealized holding gain or loss, net of the applicable income taxes, included directly in net assets. The cost of securities sold is also calculated by the moving average method.
(v) Valuations of non-marketable securities classified as other securities are according the cost method or the depreciation cost method on a moving average cost basis.
(vi) Valuations of securities managed as trust assets and included in money trusts that are independently managed mainly for the purpose of securities investment are according to the market price method.
(2)	Standards and method of valuation for derivative transactions
     Valuations of derivative transactions made by the Company and its consolidated subsidiaries are done according to the market price method. However, derivative transactions that fulfill the requirements for transfer treatment permitted for exchange transactions are accounted for with the use of transfer treatments, and derivative transactions that fulfill the requirements for the exceptional treatment permitted for interest rate swaps are accounted for with the use of exceptional treatments.
(3)	Method of valuation of significant depreciable assets
(i) Tangible fixed assets
     Depreciation of tangible fixed assets held by the Company’s domestic consolidated subsidiaries is computed using the declining-balance method, except for buildings (excluding fixtures) acquired on and after April 1, 1998, for which the straight-line method is applied.
     Depreciation of tangible fixed assets held by overseas consolidated subsidiaries is principally computed using the straight-line method methods.
(ii) Software
     Depreciation of software used by the Company is computed using the straight-line method based on the estimated period of use.

(4)	Basis for significant allowances
(i) Bad debts reserve
     The Company’s domestic consolidated insurance subsidiaries provide for bad debt reserves in preparation for possible losses on doubtful receivables at an amount determined according to standards for self-appraisal of assets and standards for depreciation and provisions of reserves as follows.
     With respect to receivables from debtors who were known to have suffered from collapse of management for whatever reason, legally or as a matter of form such as through bankruptcy, special liquidation or suspension of any transaction at the note exchanges or who fell substantially into collapse of management, a reserve is provided for by an amount equivalent to the balance obtained by deducting the amount expected to be realized by the enforcement of mortgage and the amount potentially collected through the enforcement of guarantees from the amount of the receivables.
     With respect to receivables from debtors who were deemed highly likely to fall into collapse of management, a reserve is provided for by an amount deemed necessary upon overall judgment of their liquidity out of the amount equivalent to the balance obtained by deducting an expected amount to be realized by the enforcement of mortgage and the amount possibly collected by the enforcement of a guarantee from the amount of receivables.
     With respect to receivables other than those stated above, a reserve is provided for by the amount obtained by multiplying the amount of the receivables by a bad debt rate calculated on the basis of the amount of written-off receivables in a specific period in the past.
     The enforcement division provided for in the asset self-appraisal enforcement regulations has conducted an appraisal of all assets based on the standards for self-appraisal of assets and the reserves stated above have been provided for by the respective amounts based on the results of the above appraisal.
     Other domestic consolidated subsidiaries have conducted an appraisal of assets for all receivables based on similar standards for self-appraisal of assets of the Company’s domestic consolidated insurance subsidiaries and provided for the amount necessary for losses on bad debts based on such appraisal results.
     For foreign consolidated subsidiaries, we provide an estimated amount for losses on bad debts in consideration of the collectibility of individual receivables.
(ii) Reserve for retirement benefits for employees
     To provide a reserve for the retirement benefits of employees, an amount recognized as incurred at the end of the consolidated fiscal year is calculated based on the estimated amount of benefits obligations and plan assets as of March 31, 2009.
     Prior service cost is amortized as incurred by the straight-line method over the average remaining years of service of the employees.
     Actuarial gains or losses are amortized in the year following the year in which such difference occurred by the straight-line method over the average remaining years of services of the employees.
     Some consolidated subsidiaries adopt the simplified tax effect accounting method for the purpose of calculating the retirement benefit obligations.
(iii) Reserve for retirement benefits for directors and corporate auditors
     Mitsui Sumitomo Insurance Co., Ltd. and Mitsui Sumitomo Kirameki Life Insurance Co., Ltd. provide for future retirement benefits (including pensions) paid to Directors, Corporate Auditors, and Executive Officers. This amount is equivalent to the compensation for the performance of their duties as Directors, Corporate Auditors and Executive Officers during the respective terms of office prior to March 31, 2005, when the retirement grants system was abolished.
(iv) Accrued bonuses
     Accrued bonuses for employees and executive officers are calculated based on the estimated benefit amount payable at the end of the consolidated business year.

(v) Reserve for price fluctuation
     The Company’s domestic consolidated insurance subsidiaries provide a reserve for price fluctuation for losses arising out of fluctuations in prices of shares under the provisions of Article 115 of the Insurance Business Law.
(5)	Important translation standard for assets and liabilities denominated in foreign currencies
     Assets and liabilities denominated in foreign currencies are translated into Japanese yen at the rate on the spot rate exchange as of the consolidated balance sheet date. Unrealized translation gain or loss is stated as income or loss. Assets and liabilities of overseas consolidated subsidiaries are also translated into Japanese yen at the rate on the spot rate exchange as of the end of the fiscal year, and income and expenses are translated into Japanese yen at the rate of the average exchange during the fiscal year. Unrealized translation gain or loss is stated as translation adjustments and minority interests in the net assets category of the consolidated financial statements.
(6)	Processing method for consumption taxes
     Consumption tax is accounted for under the tax exclusive (zei nuki) method by the Company and domestic consolidated subsidiaries except for such relating to loss adjustment expenses, and operating expenses and general and administrative expenses for domestic consolidated non-life insurance subsidiaries, which are accounted for under the “tax inclusive (zei komi) method by the Company. Non-deductible consumption tax relating to assets is included in suspense payments and amortized in equal installments over a period of 5 years.
(7)	Processing method for important lease transactions
     From the consolidated fiscal year starting April 1, 2008, non-ownership transfer finance lease transactions are accounted for as operating leases in conformity with the normal method for lease transactions.
(Changes in accounting method)
Application of accounting standards for lease transactions
     From the consolidated fiscal year starting April 1, 2008, non-ownership transfer finance lease transactions shall be subject to “Accounting Standards for Lease Transactions” (First Subcommittee of the Business Accounting Council June 17, 1993; Accounting Standards Board of Japan Statement No.13, revised March 30, 2007) and “Guidance on Accounting Standard for Lease Transactions” (The Japanese Institute of Certified Public Accountants, January 18, 1995; Accounting Standards Board of Japan Guidance No.16, revised March 30, 2007), and shall be accounted for as normal sales transactions.
     The impact of the application of these accounting standards upon the consolidated financial statements will be minor.
(8)   Method of important hedge accounting
     Mitsui Sumitomo Insurance Co., Ltd. accounts for stock transfer contracts for hedging risks arising from stock price fluctuations under the deferral hedge accounting method. Currency swap contracts for hedging foreign exchange risks related to foreign-denominated bonds are accounted for under the deferral hedge accounting method, and some forward exchange contracts are accounted for under the fair value hedge accounting method or subject to appropriation. Interest rate swap contracts for hedging risks arising from fluctuations in cash flow of loans or bonds relating to fluctuations in interest rates are accounted for using the deferral hedge accounting method or the exceptional method.
     Hedging effectiveness is also assessed quarterly by comparing the cumulative fluctuations in prices or cash flows between the hedged items and the hedging instruments during the periods from the hedging start dates to the assessment dates. But when hedged items and hedging instruments are highly and clearly interrelated or when interest swap transactions meet the criteria for applying the exceptional method, the assessments for the effectiveness of hedging are omitted.
     Also, interest rate swap contracts executed to appropriately control the risk of fluctuations in interest rates with respect to ALM (asset–liability management) are accounted for using the deferral hedge accounting method and are subject to effectiveness assessment pursuant to the Accounting and Auditing Treatment Regarding the Application of Accounting Standards for Financial Products in the Insurance Industry as set out in the Board of Auditors Report by Industry: No. 26 (Japanese Institute of Certified Public Accountants, September 3, 2002). The assessment of the effectiveness of the hedges is carried out by examining the state of interest rates that affect the calculation of the theoretical price of both the hedged items and the hedging instrument.
5.	Matters concerning Valuation of Assets and Liabilities of Consolidated Subsidiaries
     Valuation of assets and liabilities of consolidated subsidiaries is carried in the entirely at the total market price method.
6.	Matters concerning Amortization of Goodwill and Negative Goodwill
     Goodwill is amortized in equal installments over 20 years. However, goodwill in small amounts is amortized in a lump-sum in the year that it is recognized.
7.	Current handling of accounting treatment for foreign subsidiaries for preparing consolidated financial statements
     From the consolidated fiscal year starting April 1, 2008 the Company will be applying “Current Handling of Accounting Treatment for Foreign Subsidiaries” (Corporate Accounting Standards Committee, Operational Response Report No.18, dated May 17, 2006) and will be implementing necessary revisions to the Company’s consolidated financial statements from the current consolidated fiscal year.
     Due to the current quarter being the first since the Company’s establishment, the effects from changes in accounting policy have not been calculated.
     If we were to compare it to the normal method used for preparing consolidated financial statements by the Company’s wholly owned subsidiary company in share transfer, Mitsui Sumitomo Insurance Co., Ltd., use of the above-mentioned method would result in an increase in ordinary losses of ¥1,867 million and a reduction in income before income taxes of ¥1,881 million.
(Consolidated Balance Sheet)
1.	The cumulative amount of depreciation in tangible fixed assets is ¥276,009 million, and the advanced depreciation amount is ¥18,885 million.

2.	The shares of non-consolidated subsidiaries and affiliated companies are as follows:

Securities (stock):	¥23,920 million
Securities (foreign securities):	¥6,246 million
Securities (other securities):	¥6,604 million
3.	The amount of loans to financially impaired parties, overdue loans, loans overdue by no less than three months, restructured loans, and the total amount thereof are as follows:
(1) Loans to financially impaired parties and overdue loans mount to ¥13 million and ¥2,609 million, respectively.
     Loans to financially impaired parties mean the loans without accrued unpaid interest (defined below), with respect to which such event as provided for in Article 96, Paragraph 1, Items 3-(a) through (e), or Item 4 of the Corporation Tax Enforcement Order (Government Ordinance No. 97, 1965) (provision limit for bad debt reserve) has occurred. The Loans without accrued unpaid interest represent those loans on which accrued interest receivable is not recognized because repayments of principal or interest were overdue for considerable periods and they are regarded as uncollectible (excluding the portion of loans that were written off) (hereinafter referred to as the “Loans without accrued unpaid interest”).
     Overdue loans represent loans without accrued unpaid interest except for loans to financially impaired parties and loans that have been granted grace for interest payments for the purpose of restructuring the debtor, or supporting the debtor in financial difficulty.

(2) Among loans receivables, receivables in arrears for three months or more amounts to ¥817 million.
     Receivables in arrears for three months or more mean loans receivable for which payment of principal or interest is in arrears for three months or more from the day next following the stated payment date and which do not fall under receivables from debtors who are under collapse of management or receivables in arrears.
(3) Among loans receivables, receivables to which eased loan conditions were granted amount to ¥845 million.
     Receivables to which eased loan conditions were granted mean loans receivable for which such arrangements as will be favorable to debtors including reduction or exemption of interest, postponement of interest payment or grant of grace period for the principal, abandonment of debts or others have been made, and which do not fall under receivables from debtors who are under collapse of management, receivables in delay or receivables in arrears for 3 months or more.
(4) Total of receivables from debtors who are under collapse of management, receivables in delay, receivables in arrears for three months or more, and receivables to which eased conditions were granted amounts to ¥4,285 million.
4.	Assets pledged as collateral comprise the security for deposits of ¥81,164 million, cash deposits and savings of ¥4,122 million and tangible fixed assets of ¥410 million. These are mainly deposited assets for overseas operations and deposited securities for the Real-Time Gross Settlement (RTGS) system of the current account at the Bank of Japan.

5.	Investment securities include loans in the aggregate amount of ¥88,481 million by a loan for consumption agreement.

6.	Details of retirement benefits are as follows:
(1) Details of retirement benefit obligation:

Projected retirement benefit obligation	-¥	264,415 million
Plan assets	-¥	138,674 million

Unfunded obligation	-¥	125,741 million
Unrecognized actuarial losses	-¥	44,782 million

Reserve for annuity and retirement benefits	-¥	80,958 million
(2) Actuarial assumptions of retirement benefit obligation:

Allocation method of retirement benefits	Straight-line method
Discount rate	Typically 2.00%
Rate of expected return on plan assets	Typically 3.00%
Amortization period for actuarial losses
Former qualified pension plan	4 years
Other than those stated above	10 years
     Mitsui Sumitomo Insurance Co., Ltd’s former qualified pension plan was also transferred to the fund-type defined benefit corporate pension plan on April 1, 2006.
7.	A breakdown of primary causes for the accrual of deferred tax assets and deferred tax liabilities is as follows:

Deferred tax assets:
Outstanding claims:	¥171,214 million
Investments in securities:	¥49,813 million
Reserve for annuity and retirement benefits:	¥29,084 million
Underwriting reserve:	¥21,562 million
Software:	¥21,006 million
Other:	¥52,270 million

Subtotal:	¥344,951 million

Valuation allowance:	-¥	23,974 million

Total:		¥320,977 million

Deferred tax liabilities:
Unrealized gains on investments, net of tax:	-¥	167,880 million
Other:	-¥	14,840 million

Total:	-¥	182,720 million

Deferred tax liabilities- net:		¥138,256 million
8.
Mitsui Sumitomo Insurance Co., Ltd. is guaranteeing the execution of transactions that limited partnerships undertake. The total present value of such transactions covered by this guarantee as of March 31, 2009 amounts to ¥296,290 million, but they have not been reckoned as customer liabilities under acceptance and guarantees or as liabilities under acceptance and guarantees because there is no substantial guaranteed amount taking account of collaterals.

9.
The Company has entered into an agreement with Mitsui Sumitomo Insurance Co., Ltd. to maintain net assets with Mitsui Sumitomo MetLife Insurance Co., Ltd., an affiliated company of ours, in order to provide funds in case the amount of net assets of that company is lower than specified standards or current assets are insufficient for the payment of loans. Total liabilities of Mitsui Sumitomo MetLife Insurance Co., Ltd. as of March 31, 2009 amount to ¥2,444,271 million (including underwriting funds of ¥2,424,052 million) and total assets amount to ¥2,470,766 million.

     The agreement is not intended to guarantee the payment of liabilities of Mitsui Sumitomo MetLife Insurance Co., Ltd. As of March 31, 2009, net assets of Mitsui Sumitomo MetLife Insurance Co., Ltd. were higher than the specified standards and there was no insufficiency in current assets.
10.	The balance of loans unextended for loan commitment agreements is ¥3,164 million.

11.	Book-value per share is ¥2,411.70 per share. The amount deductible from total net assets, which forms the basis for the calculation, is a minority interest of ¥11,794 million. The number of shares of common stock as of March 31, 2009 is 419,300 thousand shares.

12.	Any amount less than the stated unit is omitted.

(Consolidated Statement of Income)
1.	A breakdown of major business expenses is as follows:

Agency commissions	¥255,018 million
Salaries	¥138,876 million
Business expenses are the aggregate amount of loss adjustment expenses, operating expenses and general and administrative expenses, and commission and brokerage expenses in the accompanying consolidated statement of income.
2.	A breakdown of costs for retirement benefits posted as loss adjustment expenses, operating expenses and general and administrative expenses is as follows:

Service costs:		¥10,391 million
Interest costs:		¥5,220 million
Expected return on plan assets:	-¥	4,667 million
Amortization of actuarial losses		¥3,375 million

Retirement benefits:		¥14,320 million
Amount paid to defined-contribution pension plans (Including plans overseas):		¥2,458 million

Total:		¥16,779 million
3.	Impairment losses on the following assets for the fiscal year under review are as stated below:

			Impairm	(Millions of yen)
Holding purpose	Types	Properties	-ent loss	Item
Real property for rent	Land & buildings	Building for rent owned by the Company in Gunma Prefecture	371	Land Buildings	104 267

Idle real property and real property for sale	Land & buildings	Total of 9 properties including office buildings owned by the Company in Niigata Prefecture	673	Land Buildings	157 516
     The real property for insurance businesses is classified as one asset group in the entire insurance business while the real property for rent, idle real property, and real property as groups individually by property.
     Due to the decline in prices of real property and lowered standards for the rental value of real property, the Company reduced the carrying value of these assets to a collectible amount and the decreased amount is stated as an impairment loss of ¥1,044 million in extraordinary loss.
     The Company establishes the collectible amount of the real property valued at either net selling value or use value, whichever is the higher. Net selling value is calculated based on an expected selling value or inheritance tax valuation using road rating, and the use value is calculated by the future cash flows after discounting 5.4%.
4. When there is a significant difference between the normal income tax rate and the effective tax rate upon the application of tax effect accounting, a breakdown of the principal items that factor into that variance is a follows:

Legal effective tax rate in Japan	40.7%
(Adjustment):
Current loss for subsidiaries that do not recognize tax effect:	132.5%
Dividends received that are excluded from taxable income:	-88.8%
Deemed transfer loss from dividends in kind:	-87.9%
Tax rate differences with overseas subsidiaries:	-37.0%
Eliminations of dividends received from consolidated subsidiaries:	19.8%
Investment profit/loss under Equity Method:	18.5%
Amortization of goodwill and negative goodwill:	16.3%
Other:	3.8%

Income tax contribution rate after tax effect accounting is applied	17.9%

5.	Net income per share for the fiscal year under review is ¥19.45. Net income for the fiscal year under review, which forms the basis for the calculation, is ¥8,192 million and all amounts represent net income associated with common stock. The average number of shares issued and outstanding during the fiscal year under review is 421,051 thousand shares.
Net income per share after adjustment for residual securities is not stated because there are no residual securities.
6.	Any amount less than the stated unit is omitted.
(Consolidated Statement of Shareholders Equity and Statement of Changes in Net Assets)
1.	The increase due to transfer of equity represents the carryover of capital stock value in the consolidated financial reports of Mitsui Sumitomo Insurance Co., Ltd., the Company’s wholly owned subsidiary.

2.	Matters concerning class and total number of shares issued and class and total number of shares of treasury stock

		Number of	Number of
		shares increased	shares decreased
	Number of	during the fiscal	during the fiscal	Number of
	shares as of	year under	year under	shares as of
	March 31, 2008	review	review	March 31, 2009
	(1000 shares)	(1000 shares)	(1000 shares)	(1000 shares)
Shares issued
Shares of common stock	—	421,320	—	421,320
Total	—	421,320	—	421,320
Treasury stock
Shares of common stock	—	2,041	21	2,020
Total	—	2,041	21	2,020

(Notes) 1.	The increase of 421,320 thousand shares of common stock is the result of the issue of new shares following the establishment of Mitsui Sumitomo Insurance Co., Ltd. by stock transfer.

2.	The increase of 2,041 thousand shares of treasury stock of common stock is owing to an increase of 1,851 thousand shares resulting from purchases of shares in the market and an increase of 180 thousand shares resulting from purchase of sub-lot shares by the Company.

3.	The decrease of 21 thousand shares of common stock is due to the sale of sub-lot shares.

3.	Matters concerning Cash Dividends
(1) Dividends paid

		Total amount of	Dividend
	Class of	dividends	per share		Effective
Resolutions	shares	(Millions of yen)	(in Yen)	Record date	date
Meeting of the Board of Directors held on November 19, 2008	Shares of common stock	11,371	27	Sept. 30, 2008	Dec. 11, 2008

(Note)	Total dividend from surplus of ¥24,011 million includes cash surplus of ¥12,639 million paid by Mitsui Sumitomo Insurance Co., Ltd., the Company’s wholly owned subsidiary in share transfer, (Annual shareholder meeting held on June 26, 2008; Dividend per share: ¥9; Record date: March 31, 2008; Effective date: June 27, 2008).
(2) Of the dividends whose record date was in the accounting year under review, those dividends whose effective date will be in the      following accounting year

		Total amount of		Dividend
Resolution	Class of	dividends	Dividend	per share	Record	Effective
(scheduled)	shares	(Millions of yen)	assets	(in Yen)	date	date
Annual Shareholder Meeting to be held on June 25, 2009	Shares of common stock	11,321	Retained earnings	27	Mar. 31, 2009	June 26, 2009
4.	Any amount less than the stated unit is omitted.

NON-CONSOLIDATED BALANCE SHEET (As of March 31, 2009)
(Millions of yen)

Item	Amount
(Assets)
Current Assets	23,936
Cash deposits and savings	460
Accounts receivable	22,064
Deposits from affiliates	1,406
Other	4

Fixed Assets	756,614
Investments and other assets	756,614
Stock of affiliates	756,614

Total Assets	780,551

(Liabilities)
Current Liabilities	15,476
Short-term loans of affiliates	15,012
Accounts payable	128
Accrued expenses	97
Corporate tax accrued	10
Consumption tax accrued	103
Deposits	15
Accrued bonuses for employees	108

Total Liabilities	15,476

(Net Assets)
Shareholders’ equity	765,074
Common stock	100,000
Capital surplus	646,401
Additional paid-in capital	179,191
Other capital surplus	467,210

Retained earnings	23,317
Other retained earnings	23,317
Retained earnings carried
forward	23,317

Treasury stock	-4,644

Total Net Assets	765,074

Total Liabilities and Net Assets	780,551

NON-CONSOLIDATED STATEMENT OF INCOME
(From: April 1, 2008)
(To: March 31, 2009)
(Millions of yen)

Items	Amount
Operating Income
Dividends paid by affiliates	35,250
Commissions earned from affiliates	2,823	38,073

Operating Expenses
Sales and general administrative expenses	2,542	2,542

Operating income		35,530

Non-operating Income
Interest earned	9
Commissions earned	9
Other	0	19

Non-operating Expenses
Organization costs	745
Interest paid	104
Other	7	856

Ordinary profit		34,693

Current net income before taxes		34,693

Corporate, residential, and business taxes	3	3

Net income for this year		34,689

NON-CONSOLIDATED STATEMENT OF CHANGES IN NET ASSETS
(From: April 1, 2008)
(To: March 31, 2009)
(Millions of yen)

Items	Amount
Shareholders’ Equity
Common stock
Balance as of March 31, 2008	—
Change this year
Increase from stock transfers	100,000

Total change this year	100,000

Balance as of March 31, 2009	100,000

Capital surplus
Additional paid-in capital
Balance as of March 31, 2008	—
Change this year
Increase from stock transfers	179,191

Total change this year	179,191

Balance as of March 31, 2009	179,191

Other capital surplus
Balance as of March 31, 2008	—
Change this year
Increase from stock transfers	467,223
Disposal of treasury stock	-13

Total change this year	467,210

Balance as of March 31, 2009	467,210

Retained Earnings
Other retained earnings
Retained earnings carried forward
Balance as of March 31, 2008	—
Change this year
Dividends of retained earnings	-11,371
Net income for this year	34,689

Total change this year	23,317

Balance as of March 31, 2009	23,317

Treasury Stock
Balance as of March 31, 2008	—
Change this year
Acquisition of treasury stock	-4,724
Disposal of treasury stock	80

Total change this year	-4,644

Balance as of March 31, 2009	-4,644

Total Shareholders’ Equity
Balance as of March 31, 2008	—
Change this year
Increase from stock transfers	746,414
Dividends of retained earnings	-11,371
Net income for this year	34,689
Acquisition of treasury stock	-4,724
Disposal of treasury stock	66

Total change this year	765,074

Balance as of March 31, 2009	765,074

NON-CONSOLIDATED EXPLANATORY NOTES
(Notes on Matters Concerning Important Accounting Policies)
1.	Standard and method for valuation of securities

Valuation of stock of subsidiaries and affiliates is done at the cost method on a moving average cost basis.

2.	Criteria for recording of allowances

The Company provides for an estimated amount payable at the end of the business year for accrued bonuses for employees and executives.

3.	Consumption tax accounting

Consumption tax is accounted for under the tax exclusive (zei nuki) method.
(Notes on the Balance Sheet)
1.	Guarantee obligations
     The Company has entered into agreements to maintain net assets with Mitsui Sumitomo MetLife Insurance Co., Ltd., an affiliate of the Company, in order to provide funds should the net assets of such company fall below a particular level, or should current assets be insufficient for the payment of loans. Mitsui Sumitomo Insurance Co., Ltd. also carries contractual obligations jointly with the Company. Their total liabilities as of March 31, 2009 stood at X million yen (including underwriting funds of X million yen), with total assets of X million yen.
     Note that this agreement is not intended to guarantee payment of the liabilities of Mitsui Sumitomo MetLife Insurance Co., Ltd. As of March 31, 2009, net assets of Mitsui Sumitomo MetLife Insurance Co., Ltd. were higher than the specified standard, and there was no insufficiency in current assets.
2.   Amounts receivable from and payable to affiliates

Short-term loans receivable	¥1,407 million yen
Short-term loans payable	¥15,115 million yen
(Notes on the P/L Statement)

Volume of transactions with affiliates
Volume of operating transactions
Operating income	¥38,073 million yen
Operating expenses	¥107 million yen
Volume of non-operating transactions	¥113 million yen
(Notes on the Statement of Shareholders’ Equity and Statement of Changes in Net Assets)
Type of treasury shares and total number thereof as of March 31, 2009

Common Stock	2,020,643 shares
(Notes on Tax Effect Accounting)
The primary cause of deferred tax assets is the amount of losses carried forward for tax purposes. Note that because an amount equivalent to the amount of the deferred tax assets is deducted as a valuation allowance, the deferred tax assets are not included in the balance sheet.

(Notes on Transactions with Related Parties)
Items regarding transactions with related parties are as noted below.

							Balance as
		Percentage of					of March 31,
		voting rights			Transaction		2009
	Name of	owned by the	Relationship with	Transaction	amount		(Million
Attribute	companies	Company	the party	details	(Million yen)	Item	yen)
Subsidiary	Mitsui Sumitomo Insurance Co., Ltd.	Direct: 100%	Important subsidiary involved in the non-life insurance business.	Borrowing (Note 1) Interest payments (Note 1)	17,012 104	Short-term loan from affiliate Accrued expenses	15,012 97

Affiliate	Mitsui Sumitomo MetLife Insurance Co., Ltd.	Direct: 51.0%	Important affiliate involved in the life insurance business	Capital increase underwriting (Note 2)	10,200	—	—
Transaction terms and how transaction terms are determined:

(Note 1)	Interest rate on borrowing of funds is determined based on consideration of the market rate, and borrowing is on an unsecured, lump-sum repayment basis.

(Note 2)	The Company has underwritten 50% of the amount of new shares issued by Mitsui Sumitomo MetLife Insurance Co., Ltd.
(Notes on Per Share Information)

Net assets per share	¥1,824.64
Net income per share	¥82.38
(Other)
In-kind dividend of shares of sub-subsidiaries
(1)	Overview

On July 1, 2008, the Company acquired all of the shares owned by Mitsui Sumitomo Insurance Co., Ltd. in Mitsui Sumitomo Kirameki Life Insurance Co., Ltd., Mitsui Direct General Insurance Co., Ltd., and Mitsui Sumitomo MetLife Insurance Co., Ltd. through a distribution to the Company from Mitsui Sumitomo Insurance Co., Ltd.

(2)	Purpose of the in-kind dividend

The Company, as the holding company of the Group, seeks to enhance the Group’s operating formation, enabling the Group to promptly develop and operate its businesses and pursue synergies, by directly owning the shares of the domestic insurance companies owned by the Mitsui Sumitomo Insurance Co., Ltd.

(3)	Outline of accounting treatment implemented

Based on the “Accounting Standards for Business Combinations” (Business Accounting Council, October 31, 2003) and the “Guidance on Accounting Standards for Business Combinations and Accounting Standards for Business Divestitures” (Implementation Guidance on Accounting Standard No. 10, as revised November 15, 2008), we have treated such shares acquired through a dividend in kind as though they had, in effect, been exchanged with that portion equivalent to the shares previously held in Mitsui Sumitomo Insurance Co., Ltd. Note that this has no impact on net income.

Accounting Auditor’s Report on the Consolidated Financial Reports
Audit Report of the Independent Auditors
May 18, 2009
The Board of Directors
Mitsui Sumitomo Insurance Group Holdings, Inc.
KPMG AZSA & Co.
Ikuo Hirakuri (Seal)
Designated and Engagement Partner
Certified Public Accountant
Kuno Yoshiki (Seal)
Designated and Engagement Partner
Certified Public Accountant
     We, the auditors, under the provisions of Article 444, Paragraph 4, of the Companies Act, have audited of the consolidated financial statements for Mitsui Sumitomo Insurance Group Holdings Inc., namely, the consolidated balance sheet, consolidated statement of income, consolidated statement of changes in net assets and consolidated explanatory notes for the consolidated fiscal year from April 1, 2008 through March 31, 2009. The preparation of these consolidated financial statements is the responsibility of the Company’s management. Our responsibility is to independently express an opinion on these consolidated financial statements based on our audits.
     We, the auditors, have conducted the audit in accordance with auditing standards that are generally accepted in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurances as to whether the consolidated financial statements are free of material misrepresentation. An audit includes, on a test basis, evidence supporting the amounts and disclosures in financial statements. An audit also includes an assessment of the accounting principles used, method of their application and significant estimates made by Management, as well as an evaluation of the overall presentation of consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position and operating results of Mitsui Sumitomo Insurance Group Holdings and the subsidiary companies composing the group for the year ended in the consolidated financial statements, in conformity with accounting principles that are generally accepted in Japan.
     There exists no interest between the Company and our firm or engagement partners that must be cited according to the regulations of the Certified Public Accountants Act.

Accounting Auditor’s Report
Audit Report of the Independent Auditors
May 18, 2009
The Board of Directors
Mitsui Sumitomo Insurance Group Holdings, Inc.
KPMG AZSA & Co.
Ikuo Hirakuri (Seal)
Designated and Engagement Partner
Certified Public Accountant
Kuno Yoshiki (Seal)
Designated and Engagement Partner
Certified Public Accountant
     We, the auditors, under the provisions of Article 436, Paragraph 2(1) of the Companies Act, have audited the financial statements for Mitsui Sumitomo Insurance Group Holdings Inc., namely the non-consolidated balance sheet, non-consolidated statement of income, non-consolidated statement of changes in net assets and non-consolidated explanatory notes, and the supplementary schedules for the first fiscal year of operations from April 1, 2008 until March 31, 2009. The preparation of these financial statements and the supplementary schedules is the responsibility of the Company’s management. Our responsibility is to independently express an opinion on these financial statements based on our audit.
     We, the auditors, have conducted the audit in accordance with auditing standards that are generally accepted in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurances as to whether the financial reports and the attached particulars are free of material misrepresentation. An audit includes, on a test basis, evidence supporting the amounts and disclosures in financial reports and the attached particulars. An audit also includes an assessment of the accounting principles used, method of their application and significant estimates made by Management, as well as an evaluation of the overall presentation of financial statements and the supplementary schedules. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements and the supplementary schedules referred to above represent fairly, in all material respects, the financial position and operating results of Mitsui Sumitomo Insurance Group Holdings Inc. for the year ended in the financial statements and the supplementary schedules, in conformity with accounting principles that are generally accepted in Japan.
     There exists no interest between the Company and the auditor or managing partners that must be cited according to the regulations of the Certified Public Accountants Act.

Audit Report of the Board of Corporate Auditors
Corporate Auditors Report
     With respect to the Directors’ performance of duties during the first fiscal year of operations beginning April 1, 2008 and ending March 31, 2009, this Board of Corporate Auditors has prepared this audit report after deliberations based upon the audit reports prepared by each Corporate Auditor and reports as follows:
1. Corporate Auditors and Method and Content of Audit by Board of Corporate Auditors
     The Board of Corporate Auditors formulates audit policies, audit plans, and other relevant matters regarding auditing. The Board of Corporate Auditors also receives reports from each Corporate Auditor regarding the status of implementation and the results thereof. The Board of Corporate Auditors has received reports from the Representative Directors and the accounting auditor regarding the status of the performance of their respective duties, and has requested further explanation as necessary.
     In conformity with Corporate Auditors auditing standards as set forth by the Board of Corporate Auditors, and in accordance with the audit policies and audit plans, each Corporate Auditor has endeavored to facilitate communication and mutual understanding among the Directors, Executive Officers, the internal audit division, and other company employees, and has endeavored to collect information and to maintain and improve the audit environment. Corporate Auditors have attended meetings of the Board of Directors and other important meetings, received reports on the status of performance of duties from the Directors, Executive Officers and other employees, requesting explanation as necessary. They have examined important documents involving resolutions of the company and inspected the operations and financial affairs of the company. Also, each Corporate Auditor supervised the resolutions of the Board of Directors to establish the systems provided by Article 100, Sections 1 and 3 of the Ordinance for Enforcement of Corporate Law and the systems established pursuant to such resolutions (internal control system), which are necessary to establish the systems to ensure directors and employees carry out their duties in accordance with law and the Company’s Articles of Incorporation and other systems to ensure appropriate business. Corporate Auditors have received reports from Directors and/or the Accounting Auditor, AZSA, regarding said internal controls systems and the conditions audited, and required additional explanation as necessary. With respect to subsidiaries, each Corporate Auditor endeavored to facilitate mutual understanding and communication with directors and corporate auditors at subsidiary companies, and received reports regarding the operations at subsidiary companies as necessary. Through the foregoing methods, we have verified the business reports and other supplementary schedules for the fiscal year of operations under consideration.
     In addition to monitoring and verifying that Accounting Auditors maintain their position of independence and that audits are being conducted in an appropriate manner, Corporate Auditors received reports from accounting auditors on the status of the performance of their duties and required further explanation as necessary. Each Corporate Auditor was notified by the accounting auditor that it had established “a system to ensure that duties of accounting auditor are being conducted properly” (matters prescribed in each item of Article 131 of the Corporate Accounting Regulations) and that the system is developed and implemented in accordance with the “Quality Control Standards for Audits” (Business Accounting Council, October 28, 2005) and other applicable standards, and required further explanation as necessary. On the basis of the foregoing methods, we have verified financial statements and the supplementary schedules as well as the consolidated financial statements for the fiscal year under review.
2. Audit Outcomes
     (1)Findings of the Audit of Business Reports
     i. We acknowledge that business reports and the supplementary schedules fairly represent the status of the Company in accordance with applicable laws and regulations and the articles of incorporation of the Company.
     ii. We acknowledge that no misconduct or material fact constituting a violation of any laws or regulations or the articles of incorporation of the Company was found with respect to the performance of duties by Directors.
     iii. We acknowledge that resolutions adopted by the Board of Directors (including financial statements in the internal control system) are appropriate with respect to the internal controls system. We found no matters to be mentioned with respect to the Directors’ performance of their duties concerning the internal control systems.
     (2) Findings of the Audit of Financial Statements and the Supplementary Schedules
     We acknowledge that the auditing methods used by Accounting Auditors, AZSA, and the results obtained thereby are appropriate.
     (3) Findings of the Audit of Consolidated Financial Statements
     We confirm that the auditing methods used by Accounting Auditors, AZSA, and the results obtained thereby are appropriate.
          May 19, 2009
Board of Corporate Auditors, Mitsui Sumitomo Insurance Group Holdings, Inc.

Takashi Yamashita, Full-time Corporate Auditor	Seal
Yoshio Iijima, Full-time Corporate Auditor	Seal
Sosuke Yasuda, Corporate Auditor	Seal
Daiken Tsunoda, Corporate Auditor	Seal
          Note: Corporate Auditors Sosuke Yasuda and Daiken Tsunoda are designated outside auditors according to Article 2, No. 16 and Article 335, Item 3 of the Companies Act.

☐  Financial statements of NDGI for the fiscal year ended on March 2009
Business Report for Fiscal Year Ended March 2009
(From April 1, 2008 to March 31, 2009)
1. Matters Pertaining to the Current Condition of Insurance Companies
     1) Business developments and results
     The Japanese economy during fiscal year ended March 2009 experienced a sharp downturn in general as corporate profits fell dramatically and employment situation deteriorated rapidly. This was due to the impact of the deepening worldwide financial crisis and the global economic slowdown precipitated by the subprime loan problems, the extreme volatility of the stock and foreign exchange markets and other factors.
     Income from insurance premiums declined in the non-life insurance industry due to the slowdown of the economy and the suppression of consumer confidence. The decline in motor vehicle unit sales in the face of a rapidly deteriorating economic environment after the second half of the year and the lowering of insurance premiums for compulsory automobile liability insurance were also affecting factors.
     We redoubled our efforts to achieve continued business quality reform amid this environment based on the company-wide slogan of “all efforts targeted at regaining the trust of our customers” as the final year of the medium-term management plan which began in fiscal year ended March 2007. We also worked to increase operating results and improve productivity with the goal of achieving a CSR-oriented operation for the purpose of improving the level of satisfaction among our shareholders, clients, and other stakeholders and maximizing corporate value.
     In regard to the business quality reform, we worked to improve quality of various sectors and achieved results such as:
     Implementing overall revision of all operations from the customers’ perspective involving whole processes for soliciting, administration, and payment
     Extending further efforts to make use of customers’ opinions
     Strengthening the organization of the non-life service segment and employee training
     Enhancing the insurance premium payment services by expanding the framework for post facto verification of insurance premium payment services
     Implementing the “Customer First! Quality Standard” as the quality standard for agency marketing
     Enhancing the framework of employee and agency training to encourage the utilization of the agency online system.
     With regard to our marketing structure, we worked to further strengthen our comprehensive insurance strategy with Nippon Life Insurance Company, in addition to reviewing our marketing organization to improve our ability to respond to environmental changes and growth markets, while simultaneously reinforcing our framework to develop the market of the medium to small sized enterprises in the metropolitan area.
     On the product development front, we have worked to revise auto insurance to simplify our products and to provide “products that were easy to understand” and that provided the “indemnity truly needed” by our clients. An example of this is Business Pitatto1, comprehensive indemnity insurance which can provide indemnity for various different risks inherent in business activities by compiling them into one contract including property damage, losses from suspension of operations, indemnity from liability, and other types of insurance.

[1]	Business Pitatto means “perfect for business.”

     On the customer-service front, we made progress on providing easy-to-understand explanations of product features by increasing the size of the informational brochures which will be sent to customers when the auto insurance contracts are due for renewal, and by further enhancing our ability to provide advice when recommending indemnity, among other measures. We also worked to expand our tools for providing easy-to-understand explanations such as the creation of PR Assist-kun (Assistant) to explain product features via video at the launch of Business Pitatto.
     On the information-systems front, we worked on reforming business processes by expanding the features of the online system for agencies and expanding the scope of products that can be handled entirely online. This ranges from estimating the insurance premium to processing the contract online.
     In addition to the above, we have also worked on activities that will contribute to society and protect the global environment, such as operating the Phoenix Hall as a site for activities to support the arts and culture, promoting the use of an environmental management system through the ISO 14001 international standard, donating funds for the Nissay Planting & Nurturing Forests for Future Generations campaign, making donations for natural disasters, and engaging in other activities.
     On January 23, 2009, for the purpose of forming a new finance and insurance group through a drastic reinforcement and expansion of the quantity and quality of the operational base and management resources, we agreed to move forward with talks on management integration and business alliance with Aioi Insurance Co., Ltd., Mitsui Sumitomo Insurance Group Holdings, Inc., and Mitsui Sumitomo Insurance Co., Ltd., and to proceed with discussions with Aioi Insurance Co., Ltd. regarding a merger.
     Taking the above measures resulted in 24.2 billion yen decline in ordinary income from the previous year to 383.6 billion yen, consisting of 351.2 billion yen in underwriting income, 31.5 billion yen in investment income, and 800 million yen in other ordinary income.
     Ordinary expenses rose 5.0 billion yen over last fiscal year to 400.4 billion yen, consisting of underwriting expenses accounted for 306.0 billion yen, investment expenses for 34.9 billion yen, operating expenses and general and administrative expenses for 58.4 billion yen, and other ordinary expenses for 1.0 billion yen.
     The above outcome resulted in an ordinary loss of 16.8 billion yen.
     The inclusion to the result above of extraordinary income and losses, income taxes, resident taxes, and adjustments to income tax and others resulted in a net loss of 6.738 billion yen.
Overview of underwriting
     Net premiums written accounted for 310.9 billion yen of the underwriting income, marking a decline of 2.3% from the previous fiscal year.
     Net claims paid accounted for 191.8 billion yen of the underwriting expenses, representing a 1.5% decline from the previous fiscal year. The net loss ratio was 67.4%, a 0.9 point rise compared with last fiscal year.
     Operating expenses and general and administrative expenses associated with underwriting rose 1.8% over the previous fiscal year to 54.3 billion yen. This resulted from ongoing investments in business quality reform, which caused expenses to rise despite progress on streamlining overall operations and efforts to achieve efficiency in expenditures. The net expense ratio rose 1.1 percentage point over the previous fiscal year to 34.6%.
     The inclusion of deposit premiums from policyholders, maturity refunds to policyholders, provisions for outstanding claims, provisions for underwriting reserves, and other factors led to an underwriting loss of 8.7 billion yen.
     Overview by types of insurance
     In the fire insurance segment, net premiums written rose 6.5% over the previous fiscal year, primarily for corporate contracts. The net loss ratio declined 1.6 percentage points from the previous fiscal year to 39.0% despite an increase in claims paid for large contracts. This was due to the fact that there were few typhoons and other natural disasters.
     In the marine insurance segment, hull insurance increased, but cargo insurance saw income decline due to sluggish cargo shipments resulting from the rapid economic decline. This led to a 1.3% decline in net premiums written compared with last fiscal year. An increase in claims paid for cargo insurance resulted in a net loss ratio of 57.7%, marking a 7.2 point increase over the previous fiscal year.
     In the personal accident insurance segment, net premiums written declined 2.7% from the previous fiscal year due primarily to a decline in contracts for reserve insurance. The net loss ratio declined 2.1 points from the previous fiscal year to 58.2% due to a decline in additional claims paid.
     In the auto insurance segment, net premiums written declined 0.7% from the previous fiscal year despite positive YoY growth in the number of vehicles. This was due to a decline in the unit price for insurance premiums. The net loss ratio declined 1.7 points compared with the previous fiscal year to 73.2%, assisted by a decline in accidents for large accounts and other factors.
     In the compulsory automobile liability insurance segment, net premiums written declined 21.0% from the previous fiscal year under the impact of revised premium rates and other factors. The net loss ratio was 99.9%, marking a 20.4 point rise over the last fiscal year.
     The other insurance segment consists of liability insurance, aviation insurance, workers’ compensation insurance, comprehensive insurance for movables, and transport insurance. Overall net premiums for these types of insurance declined 0.3% from the previous fiscal year. The net loss ratio was 60.6%, marking a 5.1 percentage point increase from last fiscal year.
     Overview of asset investment
     Total assets were 1.1 trillion yen and invested assets were 959.2 billion yen as of the end of the current fiscal year, declining by 9.4% and 14.6% YoY, respectively, due to the decline in the domestic stock market and other factors.
     We have adopted a cautious stance in regard to asset investments and have maintained investments primarily in bonds by decreasing foreign bonds and increasing domestic bonds, increasing the percentage of exchange rate hedges, and making other investment decisions from the standpoint of asset soundness, liquidity, and income stability.
     This resulted in a 4.6 billion yen decline in interest and dividends received from the previous fiscal year to 23.8 billion yen, due to such factors as declining interest from foreign bonds.
     Income from invested assets also declined 16.0 billion yen from last fiscal year to 31.5 billion yen due to the decline in income from the sale of foreign bonds and other factors. Asset investment expenses rose 17.5 billion yen over the last fiscal year to 34.9 billion yen due to such factors and impairment losses on marketable securities.
     Tasks facing the company
     Amid the continuing severe economic conditions, further improvements to product quality in the many different sectors from insurance soliciting to the payment of claims are being required to the non-life insurance industry.
     We established the new Customer First! Quality Standard for agencies to carry out the business quality reform, the most important issue facing the company. The Nissay Dowa General Insurance Group Code of Conduct was enacted on April 1 of this year as the standard of conduct and judgment for each individual employee, with the goal of realizing our corporate philosophy into practice. We will continue our efforts to further enhance our operating framework to conduct business from the customer’s viewpoint and will commit to the efforts of the entire company in improving customer satisfaction.
     We are working with haste this fiscal year to realize the management integration and business alliance with Aioi Insurance Co., Ltd., Mitsui Sumitomo Insurance Group Holdings, Inc., and Mitsui Sumitomo Insurance Co., Ltd. to form a world class insurance and financial group directed at expanding business globally, achieving ongoing growth, and increasing corporate value. We will also make every effort to realize the merger with Aioi Insurance Co., Ltd. with the goal of pursuing corporate prosperity based on solid confidence from our clients.
     We ask for continued support from our shareholders in doing so.

N.B.:	The figures in this report (including all subsequent charts) have been shown and calculated as follows:
(1)	The value of premiums written and others and the number of shares are rounded down to the nearest unit noted; the percentage change is calculated to two decimal points and rounded up or down to the nearest one decimal point.

(2)	Net loss ratio = (net claims paid + loss adjustment expenses) ÷ net premiums written.

(3)	Net expense ratio = (commissions and collection expenses + operating expenses and general and administrative expenses associated with underwriting) ÷ net premiums written.

     2) Trend in assets and income

				FY Mar. 2009
Category	FY Mar. 2006	FY Mar. 2007	FY Mar. 2008	(current period)
(¥mn)
Net premiums written	321,786	326,341	318,249	310,918
Fire and allied	48,974	47,814	44,220	47,075
Marine	4,650	5,006	5,479	5,407
Personal accident	29,920	30,424	29,912	29,116
Voluntary automobile	159,518	160,991	159,920	158,832
Compulsory automobile liability insurance	40,317	39,243	38,597	30,507
Other	38,405	42,861	40,117	39,978
Interest and dividends received	22,221	24,717	28,577	23,897
Underwriting losses	12,942	9,438	13,184	8,758
Ordinary profit	11,770	9,647	12,486	(16,841)
Net income	7,333	6,259	6,450	(6,738)
Net loss ratio	59.7%	62.0%	66.4%	67.4%
Net expense ratio	32.5%	32.3%	33.5%	34.6%

Invested assets	1,276,484	1,288,032	1,123,448	959,296
Total assets	1,350,426	1,364,571	1,214,111	1,100,172

Net income per share (¥)	19.28	16.47	16.98	(17.74)

N.B.:
1.	Invested assets are the sum total of savings deposits, call loans, monetary claims bought, marketable securities, loans, land, and buildings.
2.	Net income per share is calculated according to the average number of outstanding shares during the period (380,316,000 shares for FY March 2006, 379,916,000 shares for FY March 2007, 379,867,000 shares for FY March 2008, and 379,694,000 shares for FY March 2009).
     3) Number of branches and agencies

	End of
	previous	End of current	Change from the
Category	period	period	previous period
(# of offices)
Headquarters	3	3	—
Branches	23	23	—
Directly managed branches	103	103	—
Offices	64	63	(1)
Overseas branches	—	—	—
Overseas residence offices	7	6	(1)

Total	200	198	(2)

Agencies	15,886	15,185	(701)
Overseas agencies	3	3	—

Total	15,889	15,188	(701)

N.B.:	Tokyo headquarters is a company branch from a legal standpoint, so it is included in the number of branches.

     4) Number of employees

As of the end of the
	End of	End of	Change from	current period
	previous	current	the previous	Average	Ave. no. of	Ave. monthly
	period	period	period	age	years employed	salary
Category	(# of employees)	(# of employees)	(# of employees)	(years)	(years)	(yen)
Internal employees	4,183	4,385	202	40.5	10.0	394,000

Sales personnel	—	—	—	—
N.B.:
1.	Executive officers, employees on leave, and temporary personnel are not included as employees.

2.	The average monthly wage is the average monthly wage for March 2009 (including overtime payments). This does not include bonuses.

3.	The second decimal points of the average age and average number of years employed are rounded down and the first decimal point is displayed.
     5) Key borrowers
          Not applicable.
     6) Procurement of funds
          Not applicable.
     7) Capital investment
A. Total capital investment

(Unit: ¥mn)
Total capital investment	4,608
B. Construction of key facilities

(Unit: ¥mn)
Content	Value
(New construction, expansion & renovation)

Nihonbashi Bldg. (provisional name), new construction	2,550

Acquisition of systems-related equipment, etc.	542

N.B.:	The new construction on the Nihonbashi Building (provisional name) is scheduled for completion in June 2010 for a total projected investment of 6.193 billion yen.

8) Matters relating to the key parent company and subsidiaries
A.	Matters relating to the parent company
              Not applicable.
B.	Matters relating to subsidiaries

					% of voting
					rights in
					subsidiaries
Company		Nature of	Date		held by the
Name	Location	primary business	established	Capital	company	Other
Nissay Dowa General Insurance Claims Service Co., Ltd.	Bunkyo-ku, Tokyo	Loss adjustment for voluntary auto, etc. • investigation of cause	Dec. 15, 1978	¥mn 30	% 100.0	—
NDI Insurance Service Co., Ltd.	Chiyoda-ku, Tokyo	Insurance solicitation	June 18, 1971	175	100.0	—
Phoenix Risk Research Institute, Ltd.	Chuo-ku, Tokyo	Risk consulting	April 1, 1998	10	90.0	—
Dowa Insurance Company (Europe) Ltd.	London, UK	Non-life insurance industry	Nov. 28, 1975	(£1,000) 10,000 (¥1.4 billion)	99.5	—
NDI Agency Singapore Pte. Ltd.	Singapore	Insurance solicitation	Mar. 11, 1992	(SG$1,000) 100 (¥6 million)	100.0	—
N.B.:
1.	This table shows the key subsidiaries.

2.	The yen amounts shown inside the parentheses in the column of capital is the amount converted at the currency market rate as of the last day of the fiscal year for the company.

3.	NDI Agency Singapore Pte. Ltd. changed the primary business from administrative processing for insurance to insurance marketing on November 3, 2008 and the name of the firm was changed from Dowa Insurance Management Pvt. Ltd.
     9) Transfer of businesses
          Not applicable.
     10) Other important matters concerning the current status of insurance companies
          Not applicable.

2. Matters Concerning Company Officers
          1) Company officers
(as of March 31, 2009)

Significant
Concurrent
Name	Position & Areas of Supervision	Appointments	Other
Shuichiro Sudo	Chairman & Director (Representative Director)

Ichiro Tateyama	President & Director (Representative Director)

Masahiro Yamada	Executive Vice President (Representative Director)
Advisor to the President; in charge of the Planning Division, the Asset Management Division, the Operations Planning Division, and the International Division

Akinao Tokuda	Sr. Managing Executive Office (Representative Director) GM, Sales Promotion Division (oversees the Sales Promotion Division and the Sales Training & Development Division)

Takashi Matsukubo	Director & Sr. Managing Executive Officer
GM, Corporate Sales Promotion Division (oversees the Corporate Sales Promotion Div., the Marine Div., the Aviation & Aerospace Industry Div., and the Public Sector Div.)

Masanori Yoneda	Director & Managing Executive Officer	External Auditor,	N.B. 1
	In charge of the HQ Promotion Div., the Personnel Div., the Marketing Quality Assurance Div., the Product Headquarters Div., the Automotive Insurance Div., the Development Div. for new types of fire insurance, the Risk Management Administration Div., the Marine Div. (part of the operations), and the Aviation & Aerospace Industry Div. (part of the operations).	Tokyo Keiki, Inc.

Hiroshi Sakamoto	Director & Managing Executive Officer
In charge of the Internal Audit Div., the Legal Compliance Div., the General Affairs Div., the Financial Corporation Planning Div., the Information Systems Div., the Administrative Headquarters Div., and the Marine Div. (part of the operations).

Toshihiko Tanaka	Director & Managing Executive Officer
GM, Accounting Division In charge of the Integrated Risk Management Div., the Customer Service Div., the Non-life Service Div., and the Marine Div. (part of the operations).

Kazuyuki Fujimoto	Director & Executive Officer
GM, Non-life Services Division

Mitsuhiro Umezu	External Director (External Officer)	Assoc. Professor, Faculty of Business & Commerce, Keio University

Yasusuke Miyazaki	Standing Auditor (Full-time)		N.B. 2

Hirotaka Masamori	Standing Auditor

Hideo Yamada	External Auditor (External Officer)

Hiroyuki Tezuka	External Auditor (External Officer)	Attorney Showa Denko K.K. External Auditor

Takeshi Furuichi	External Auditor (External Officer)	Director & Sr. Executive Officer, Nippon Life Insurance Co.
N.B.:
1.	Director & Managing Executive Officer Masanori Yoneda was promoted to Director & Sr. Managing Executive Officer on April 1, 2009.

2.	Standing Auditor Yasusuke Miyazaki has experience in the company as General Manager of the Accounting Division and as General Manager of the Asset Management Division among other roles, and possesses considerable knowledge of finance and accounting.

3.	The company has introduced an executive officer system. The executive officers as of March 31, 2009 are as follows. Please note that Managing Executive Officer Shigeo Kotani was promoted to Sr. Executive Officer and Executive Officer Hiroshi Kinoshita to Managing Executive Officer on April 1, 2009. Kazuyoshi Ozeki (Executive Officer and GM of the Sales Promotion Div.) was also reelected as Executive Officer on April 1, 2009.

Significant
Concurrent
Name	Position & Areas of Supervision	Appointments	Other
Shuichiro Sudo	Chairman

Ichiro Tateyama	President

Masahiro Yamada	Executive Vice President
Advisor to the President; in charge of the Planning Div., the Asset Management Div., the Sales Planning Div., and the International Div.

Akinao Tokuda	Senior Managing Executive Officer
GM, Sales Promotion Division (oversees the Sales Promotion Division and the Sales Training & Development Division)

Takashi Matsukubo	Senior Managing Executive Officer
GM, Corporate Sales Promotion Division (oversees the Corporate Sales Promotion Div., the Marine Div., the Aviation & Aerospace Industry Div., and the Public Sector Div.)

Shigeo Kotani	Managing Executive Officer
GM of the Kinki Sales HQ Div. and Deputy GM of the Sales Promotion HQ Div.

Masanori Yoneda	Managing Executive Officer	External Auditor,
	In charge of the HQ Promotion Div., the Personnel Div., the Marketing Quality Assurance Div., the Product Headquarters Div., the Automotive Insurance Div., the Development Div. for new types of fire insurance, the Risk Management Administration Div., the Marine Div. (part of the operations), and the Aviation & Aerospace Industry Div. (part of the operations).	Tokyo Keiki, Inc.

Hiroshi Sakamoto	Managing Executive Officer
In charge of the Internal Audit Div., the Legal Compliance Div., the General Affairs Div., the Financial Corporation Planning Div., the Information Systems Div., the Administrative Headquarters Div., and the Marine Div. (part of the operations).

Nobuharu Ogata	Managing Executive Officer
Deputy GM of the Corporate Sales Promotion HQ Div.

Yoshihiro Omura	Managing Executive Officer Deputy GM of the Corporate Sales Promotion HQ Div. (in charge of business quality reform)	Auditor, Jalux, Inc.

Toshihiko Tanaka	Managing Executive Officer
GM, Accounting Division In charge of the Integrated Risk Management Div., Customer Service Div., Non-life Service Div., and the Marine Div. (part of the operations).

Hiroshi Kinoshita	Executive Officer
Deputy GM of the Sales Promotion HQ Div. (in charge of business quality reform)

Toshikazu	Executive Officer
Shiratsuki	GM, Chubu Sales HQ Div.; Deputy GM of the Sales
Promotion HQ Div.; and Deputy GM of the Corporate Sales Promotion HQ Div.

Minoru Morimoto	Executive Officer GM of the Metropolitan Sales HQ Div. and Deputy GM of the Sales Promotion HQ Div.

Kazuo Shimozaki	Executive Officer
General Branch Manager for Yokohama

Shigeyuki Inoue	Executive Officer
GM, Planning Div.

Masanori Muto	Executive Officer
GM, Internal Audit Div.

Daisuke Arimoto	Executive Officer
Kyushu General Branch Manager

Kazuyuki Fujimoto	Executive Officer
GM, Non-life Services Div.

Koji Yamazaki	Executive Officer
Tokyo General Branch Manager

Nampei Yanagawa	Executive Officer
Deputy GM of the Sales Promotion HQ Div. and GM of the Sales Training & Development Div.

Kenzo Tsurumi	Executive Officer
GM, Integrated Risk Management Div.

2) Corporate officer compensation		(Unit: ¥mn)

Category	No. of Officers Compensated	Compensation
Directors	12 officers	401
Auditors	6 officers	82
Total	18 officers	483
N.B.:
1.	There were ten directors (including one external director) and five auditors (including three external auditors) at the close of the current fiscal year. This differs from the number of officers compensated in the table above because the table includes two directors and one auditor (external auditor) who resigned at the time of the 65th regular general shareholders’ meeting held on June 26, 2008.

2.	Directors who served concurrently as employees received an additional 24 million yen in addition to the director compensation noted above.

3.	The limits on compensation stipulated at the general shareholders’ meeting are as follows (resolution passed at the 64th regular general shareholders’ meeting held on June 27, 2007):

Directors:	At or below 600 million yen/year (external directors, at or below 60 million yen/year.)

Auditors:	At or below 120 million yen/year.

3. Matters Concerning External Officers
          1) External officers holding concurrent positions & other circumstances

Name		Concurrent Positions & Other Circumstances
External Director	Mitsuhiro Umezu	—
External Auditor	Hideo Yamada	—
External Auditor	Hiroyuki Tezuka	External Auditor, Showa Denko K.K.
External Auditor	Takeshi Furuichi	Director & Sr. Managing Executive Officer, Nippon Life Insurance Co.

N.B.:	The company is an affiliate of Nippon Life Insurance Co. The company and Nippon Life Insurance Co. have a mutual operating alliance for the mutual performance of administrative work and handling of agency services for the conclusion of insurance contracts and other matters.
2) Primary activities of external officers

		Length of Time in	Attendance at Board of	Statements Made at Board of Directors
Name		Office	Directors Meetings	Meetings and Other Activities
External Director	Mitsuhiro Umezu	1 yr. 9 mths	Attended 12 out of 13 Board of Directors Meetings	Draws on his experience & judgment as an expert in corporate ethics to provide opinions and make statements at Board of Directors meetings and others as appropriate.

External Auditor	Hideo Yamada	8 yrs. 9 mths.	Attended 12 out of 13 Board of Directors Meetings Attended 12 out of 12 Board of Auditors Meetings	Draws on his experience and judgment as the former Director of the National Police Agency to provide opinions and make statements at Board of Directors and Auditors Meetings and others as appropriate.

External Auditor	Hiroyuki Tezuka	1 yr. 9 mths	Attended 11 out of 13 Board of Directors Meetings Attended 9 out of 12 Board of Auditors Meetings	Draws on his experience and judgment as an attorney who is well-versed in corporate legal affairs to provide opinions and make statements at Board of Directors and Auditors meetings and others as appropriate.

External Auditor	Takeshi Furuichi	9 months	Attended 9 out of 11 Board of Directors Meetings Attended 10 out of 10 Board of Auditors Meetings	Draws on his experience and judgment as a director concurrently conducting business in another financial institution to provide opinions and make statements at Board of Directors and Auditors meetings and others as appropriate.

N.B.:	External auditor Takeshi Furuichi was newly appointed as external auditor at the 65th regular general shareholders’ meeting held on June 26, 2008. Eleven Board of Directors meetings and ten Board of Auditors meetings have been held since his appointment.

     3) Limited liability agreements

Summary of Content of the
Name		Limited Liability Agreements
External Director	Mitsuhiro Umezu	An agreement limiting liability for losses and damages under Article 423, Paragraph 1 of the Companies Act has been concluded between the company and the individuals listed to the left as stipulated in Article 427, Paragraph 1. The limit on liability for damages based on this contract is the minimum limit stipulated in Article 427, Paragraph 1 of the Companies Act.
External Auditor	Hideo Yamada
External Auditor	Hiroyuki Tezuka
External Auditor	Takeshi Furuichi

4) External officer compensation			(Unit: ¥mn)
		Compensation from the	Compensation from the parent
	No. of officers compensated	insurance company	insurance company
Total compensation	5 officers	23	—

N.B.:	There were four external officers at the close of the current fiscal year (of these, one was an external director and three were external auditors). This differs from the number of officers listed above because the table above includes one external auditor who resigned as of the close of the 65th regular general shareholders meeting held on June 26, 2008.
     5) Opinions of external officers
          Not applicable.

4. Matters Pertaining to Shares
          1) No. of shares

Total no. of shares available for issue:	700,000 thousand shares
Total no. of shares outstanding:	390,055 thousand shares
          2) No. of shareholders at current fiscal year end: 9,849 shareholders
          3) Major shareholders

Name of Shareholders	Investment in the Company
	No. of shares held	Percentage held
	(thousands of shares)	(%)
Nippon Life Insurance Company	138,015	35.4
State Street Trust & Banking Co., Ltd.	22,464	5.8
Japan Trustee Services Bank, Ltd. (Trust account)	13,232	3.4
The Master Trust Bank of Japan, Ltd. (Trust account)	12,197	3.1
Japan Trustee Services Bank, Ltd. (Trust Account 4G)	11,673	3.0
Kubota Corporation	8,336	2.1
Danske Bank Clients Holdings	8,197	2.1
The Hachijuni Bank, Ltd.	6,267	1.6
Shin-Etsu Chemical Co., Ltd.	5,904	1.5
Sumitomo Mitsui Banking Corporation	5,853	1.5

N.B.:	The company holds 10,495 thousand treasury shares, but these have been excluded from the table above.
5. Matters Concerning New Share Reservation Rights
          Not applicable.

6. Matters Concerning Accounts Auditors
    1) Accounts auditors

(Unit: ¥mn)
Compensation for the
Name & Title		Current Fiscal Year	Other
Auditor	Tohmatsu	82	The company has concluded a service contract to build internal controls pertaining to financial reporting. These constitute services outside of services noted in Article 2, Paragraph 1 of the Certified Public Accountants Law.

Designated employee	Shigeru Miyazaki

Designated employee	Makoto Sato

Designated employee	Junji Suzuki

N.B.:	The audit contract between the company and the Accounts Auditors does not clearly distinguish the amount of audit compensation to be paid for audits based on the Financial Instruments and Exchange Law and audits based on the Companies Act. An effective distinction cannot be made, so the amount of compensation at current fiscal year end notes the total amount. The total amount the company is obligated to pay the accounts auditors plus income on other financial assets is 94 million yen.
     2) Limited liability agreements
          Not applicable.
     3) Other matters concerning accounts auditors
A. The policies on the decision to dismiss or not to reappoint auditors are as follows:
Should it be deemed that each of the provisions stipulated in Article 340, Paragraph 1 of the Companies Act applies to an accounts auditor, the Board of Auditors will dismiss the accounts auditor through unanimous consent of the Board of Auditors.

Should circumstances arise under which it is deemed difficult for an accounts auditor to properly perform his or her duties, the Board of Auditors will request that the Board of Directors make the dismissal or decision not to reappoint the accounts auditor an objective of the general shareholders meeting.

Should circumstances arise in which it is deemed difficult for an accounts auditor to properly perform his or her duties, the Board of Directors will make the dismissal or decision not to reappoint the account auditor an objective of the general shareholders meetings after obtaining consent from or at the request of the Board of Auditors.
B.	When a certified public accounting firm or accounting corporation other than the accounts auditor (including those who possess equivalent qualifications to these overseas) audits documents related to financial statements (including documents equivalent to these) for key subsidiaries, etc. of the insurance company (based on the Companies Act or Financial Instruments and Exchange Law, or foreign laws equivalent to these laws).
          Not applicable.
7. Basic policy on those who make policy decisions on financial affairs and business
          Not applicable.
8.	Framework to ensure the proper conduct of business
     The company sets the fundamental policy on internal controls based on the Companies Act and on the Ordinance for Enforcement of the Companies Act. The content of the policy is as follows:

     The goal of the company is to realize the happiness of our six stakeholders—our clients, shareholders, agencies, employees, society, and the world—under the rallying cry of Nissay Dowa’s manifesto for the future: “Take up the challenge of attaining happiness.”
     We will maintain a structure that ensures the practice of legitimate and appropriate businesses, gains the trust of the society, and realizes the happiness for the six in our corporate principle.
1)	A framework for ensuring that the performance of duties by directors and employees complies with laws, regulations, and the Articles of Incorporation.
(1)	Establish the Rules on Compliance and set forth the basic principles of compliance and concrete guidelines on conduct to ensure that all officers and employees consistently keep compliance in mind.

(2)	Establish a committee to plan and draft company-wide policies on compliance and the appropriateness of duties, and have the committee report the results of their investigation and deliberation to the Board of Directors on a regular basis.

(3)	Establish a division to oversee compliance in order to establish cross-sectional control over compliance initiatives throughout the company. Work together with an internal audit division that is independent from the divisions being audited to conduct a thorough audit of efforts on compliance.

(4)	Stipulate rules on reporting in instances for which uncertainty arises over the violation of law and regulations or internal company rules by an officer or employee, and simultaneously establish an internal system of reporting that is outside of the normal channels for reporting, and through which reports can be made either to the division overseeing compliance and to an external legal firm. The internal reporting system will also be shared with our subsidiaries and affiliates (hereinafter, “group companies”).

(5)	Adopt a systematic, resolute stance toward antisocial forces that threaten the order and safety of a civil society by allying with attorneys, police, and other entities.
2)	Framework for retaining and administrating information pertaining to the performance of duties by directors
(1)	The representative directors will record information on the performance of duties in writing and retain it based on the Rules on Management of Written Documents (including records on electromagnetic media).

(2)	Directors and auditors may peruse these documents based on the Rules on Management of Written Documents.
     3) Rules on managing loss risk and other framework
(1)	Establish rules for monitoring risk company-wide and set forth basic policies and other guidance on risks that would have a serious impact on management.

(2)	Establish a committee to ensure effective risk management and discuss important matters related to risk management and the integrated management of various risks.

(3)	The Board of Directors will establish the management and operating policies for various types of risk based on the deliberations of the committee mentioned above.

(4)	Establish rules on crisis management for risks such as large-scale natural disasters that will seriously impact the continuance of business and build the framework for managing, both in times of peace and times of emergency.

4)	Framework to ensure that directors can perform duties efficiently.
(1)	Work to separate the functions of performing duties, deciding on important matters, and monitoring and overseeing, and clarify the responsibilities of directors through the executive officer system.

(2)	Establish a Management Council to deliberate on cases related to the performance of duties that require examination from a variety of perspectives.

(3)	Establish Rules of the Board of Directors, Rules on the Management Council, Rules on Responsibilities and Authorities, and other rules to clarify the division of duties for directors and executive officers and the standards for making decisions. Grant practical authority to the various divisions to ensure that directors are able to execute their duties efficiently.

(4)	Hold regular Board of Directors meetings once a month, as a general rule, to verify the effectiveness of the directors in performing their duties.
5)	Framework to ensure that financial reporting is proper and reliable
     The representative directors will establish a framework to ensure proper and reliable financial reporting and appropriate disclosure of information stipulated in other laws and regulations.
6)	Framework to ensure proper operations in the corporate group
(1)	The system for management of compliance and risk will encompass the various group companies and will ensure proper operations with the company as a part of the corporate group.

(2)	Rules on monitoring the various group companies will be established and the management structure will be made clear.

(3)	The effectiveness and appropriateness of internal controls and risk management will be evaluated and verified for each company in the group and guidance on improvements will be provided.
7)	Matters concerning employees requested to assist the auditor(s) with their duties
     The representative director will assign the appropriate personnel (hereinafter, “administrative office of the Board of Auditors”) to assist with the auditor’s duties when requested to do so by the auditor.
8)	Matters concerning the independence of the administrative office of the Board of Auditors from the directors
(1)	The administrative office of the Board of Auditors will realize appropriate performance of duties by the auditors based on instructions and directions from the Board of Auditors.

(2)	The auditors and the directors will discuss personnel evaluations, personnel transfers, and other personnel-related matters involving the administrative office of the Board of Auditors.
9)	Framework for directors and employees to report to the auditors and framework for other reporting to the auditors
(1)	When requested by the auditors to report on matters related to the execution of duties, directors and employees shall do so promptly.

(2)	Directors shall report to the Board of Auditors immediately when there is any fact which is deemed likely to have a serious adverse impact on the company.

(3)	A framework will be established for reporting to the auditors on matters pertaining to the internal reporting system that need to be reported or discussed and on the operation of the system as needed.
(4)	The auditors may attend the Management Council and other important meetings in order to obtain significant information that is accurate and timely, in addition to that noted above.

10)	Other framework for ensuring effective audits by the auditors
(1)	The representative directors and auditors will meet regularly to communicate their intent to each other.

(2)	The representative directors will establish an environment to facilitate alliances with attorneys, certified public accounting firms, and external experts when deemed necessary by the auditor.

(3)	The representative directors will establish an environment conducive to regular meetings with the auditors, internal audit division, and accounts auditors.
9.	Matters Concerning Active Involvement in Accounting
          Not applicable.
10.	Other
          Not applicable.

Balance Sheet as of March 31, 2009

(Millions of yen)
Item	Amount
Assets
Cash deposits and savings	32,803
Cash deposits	83
Savings	32,720
Call loans	24,300
Securities	810,817
Government bonds	99,768
Municipal bonds	11,653
Corporate bonds	234,225
Stocks	270,479
Foreign securities	180,283
Other securities	14,405
Loans	40,785
Policy-conditional loans	2,118
General loans	38,667
Tangible fixed assets	56,778
Land	24,713
Buildings	25,960
Construction in progress	2,688
Other tangible fixed assets	3,416
Intangible fixed assets	236
Other assets	78,144
Accrued premiums	113
Agency accounts receivable	15,272
Foreign agency accounts receivable	2
Coinsurers accounts receivable	2,936
Reinsurers accounts receivable	11,504
Foreign reinsurers accounts receivable	5,819
Proxy service accounts receivable	0
Accounts Receivables	6,678
Accrued income	3,871
Deposits	3,838
Earthquake insurance deposits	19,143
Suspense payments	8,301
Futures trading margins	176
Derivatives	240
Other assets	243
Deferred tax assets	57,153
Bad debts reserve	(844)
Reserve for losses on investments	(2)

Total Assets	1,100,172

Liabilities
Underwriting funds	884,604
Outstanding claims	125,808
Underwriting reserves	758,795
Other liabilities	29,678
Coinsurers accounts payable	546
Reinsurers accounts payable	8,333
Foreign reinsurers accounts payable	2,259
Borrowings	6
Income taxes payable	780
Deposits received	698
Unearned income	4
Accounts payable	5,803
Suspense receipts	5,167
Derivatives	6,079
Other liabilities	0
Reserve for pension and retirement benefits	337
Accrued bonuses for employee	580
Reserve under the special law	607
Reserve for price fluctuation	607

Total liabilities	915,808

Net assets
Common stock	47,328
Capital surplus	40,307
Legal capital surplus	40,303
Other capital surplus	3
Retained earnings	73,781
Legal retained earnings	7,492
Other retained earnings	66,288
(Reserve for fixed asset depreciation)	1,116
(General reserves)	68,000
(Retained earnings brought forward)	(2,827)
Treasury stock	(4,938)
Total shareholders’ equity	156,479
Unrealized gain on investments, net of tax	27,885
Total valuation and translation adjustments	27,885
Total net assets	184,364

Total liabilities and net assets	1,100,172

(Notes)
1.	The standards and methods of valuation of securities are as follows:
1)	Valuation of bonds to be held until maturity is done by the amortized cost method.

2)	Valuation of subsidiary and affiliate stocks is done by the cost method based on the moving average method.

3)	Valuation of securities available for sale having market value is done by the market value method on the basis of the market price at the balance sheet date.

Note that unrealized gains and losses are reported directly in net assets, and calculation of sales cost is based on the moving average method.

4)	Valuation of securities available for sale not having market value is done by the cost method based on the moving average method or by the amortized cost method.
2.	Valuation of derivative transactions is done by the market value method.

3.	Depreciation of tangible fixed assets is done by the declining-balance method, except for buildings (excluding their accessory facilities) acquired after April 1, 1998, depreciation of which is computed using the straight-line method.

4.	Translation of foreign-denominated assets and liabilities into Japanese Yen is done in conformity with the accounting standard for foreign currency transactions.

5.	The bad debts reserve is calculated based on our standard for self-assessment of assets and standard for write-off and provision as follows.

For loans to the debtors who are legally or formally in bancruptcy or reorganization or whose notes are under suspension at clearinghouses and loans to the debtors who are substantially deemed to be experiencing financial difficulties, the reserve is provided for based on the amount remaining after deducting the resale value of any collateral and amounts collectible from guarantees. For loans to the debtors for which there is a probability of financial difficulties in the future, the reserve is provided for based on the amount remaining after deducting the resale value of any collateral and amounts collectible from guarantees taking into account the debtor’s ability to repay the entire outstanding obligation.

For loans other than those mentioned above, the reserve is provided for by multiplying the actual bad debt ratios computed on the basis of the actual bad debt amounts and other factors during certain past periods against outstanding balances.

All claims are subject to periodic self-assessments performed by the departments that manage their respective portfolios of assets. In addition, an internal audit department, independent of each department conducting a self-assessment, will review the results of those self-assessments to determine the reserves noted above.

6.	The reserve for losses on investment is calculated based on our standard for self-assessment of assets and the standard for write-off and provision. For securities issued by parties deemed to have significant likelihood of having financial difficulties in the future, an estimated loss amount is recorded at the end of the fiscal year to prepare for the possibility of losses occurring in the future.

7.	The reserve for pension and retirement benefits is recorded on the basis of the amount of retirement benefit liabilities and the estimated amount of pension assets at the end of the fiscal year.

Actuarial differences are accounted for as an expense starting from the following year of their occurrence, based on the straight-line method over a set number of years within the average remaining length of service of employees at the time they occur.

8.	The accrued bonuses for employee is recorded on the basis of estimated salaries.

9.	The reserve for price fluctuation is provided to prepare for losses due to fluctuations in stock prices and is recorded under the provisions of Article 115 of the Insurance Business Law.

10.	For finance lease transactions not involving a transfer of ownership, the transactions whose commencement dates belong to fiscal years beginning prior to April 1, 2008 are accounted for in accordance with the methods that pertain to normal operating lease transactions.

Note that finance lease transactions not involving the transfer of ownership have previously been accounted for in conformity with the method used for operating lease transactions; however subject to the requirement to apply the Accounting Standards for Lease Transactions (ASBJ (Accounting Standards Board of Japan) Statement No. 13 of June 17, 1993, Business Accounting Deliberation Council First Subcommittee, revised March 30, 2007) and the Guidance on Accounting Standards for Lease Transactions (ASBJ Guidance No. 16 of January 18, 1994, Japan Institute of Certified Public Accountants, Accounting System Committee, revised March 30, 2007) for fiscal years beginning on or after April 1, 2008, the company shall account for the finance lease transactions pursuant to these accounting standards instead of the previous practice beginning with the current fiscal year. This will have no effect on the financial statements.

11.	The method of hedge accounting is as follows.

The appropriation method is applied for foreign currency forward contracts used to hedge foreign exchange risk related to certain foreign denominated deposits. The fair value hedge accounting is applied for foreign currency forward contracts used to hedge foreign exchange risk related to securities available for sale. The net amount of gains and losses resulting from rate fluctuations in the foreign denominated bonds being hedged as well as gains and losses from the foreign currency forward contracts used as hedging instruments are recorded as derivative expenses.

Note that, given the correlation of important terms of the hedging instruments and the hedged items, these hedges are highly effective, and an assessment of that effectiveness has been ommitted here.

12.	Accounting treatment of consumption taxes is by the tax excluded method.

However, loss adjustment expenses and operating expenses and general and administrative expenses are accounted for by the tax included method. Note that non-deductible consumption tax related to assets is recorded as a suspense payment and is amortized equally across five years.

13.	(1) None of the loans qualifies as the loan to bankrupt borrowers.
     Note that, the loan to bankrupt borrowers is the loan to the borrowers who meet the conditions set out in Article 96, Section 1, Paragraph 3 a) through e) (Limits on Provisions to Uncollectible Amounts) or Paragraph 4 of the same section of the Corporation Tax Act enforcement orders (Cabinet Order No. 97, 1965), among the loans on which no accrued interest is recorded as the collection or repayment of principal or interest is unlikely because delays in the payment of principal and interest are ongoing for a reasonable period or for some other reasons (These exclude the written-off portion of such loans. Hereinafter refer to them as “loans with unrecorded accrued interest amounts.”).
(2)	The value of delinquent loans among the loans is 286 million yen.
     Note that the delinquent loan is the loan with unrecorded accrued interest amounts and is the loan aside from the loan to bankrupt borrowers and those loans for which a moratorium on the payment of interest is granted for the purpose of the management reconstruction and support of the debtor.
(3)	None of the loans qualifies as the loan delinquent longer than 3 months.
     Note that the loan delinquent longer than 3 months is the loan for which payments of principal and interest have been extended beyond three months past the day after the agreed payment date and do not come under the loan to bankrupt borrowers or delinquent loan.
(4)	None of the loans qualifies as the restructured loan.
     Note that the restructured loan is the loan, for the purpose of the management reconstruction and support of the debtor, by which an interest-rate reduction, interest moratorium, principal repayment extension, debt foregiveness, or some other modifications to loan terms that are beneficial to the debtor are provided and does not qualify as the loan to bankrupt borrowers, delinquent loan, or loan delinquent for longer than 3 months.
(5)	The total value of the loan to bankrupt borrowers, delinquent loan, loan delinquent for longer than 3 months, and restructured loan is 286 million yen.
14.	Accumulated depreciation of tangible fixed assets is 59,152 million yen, and the advanced depreciation value is 5,229 million yen.

15.	The total amount of monetary claims to affiliates is 1,634 million yen, and the total value of monetary claims is 2,197 million yen.

16.	Total deferred tax assets are 72,988 million yen, and total deferred tax liabilities are 15,835 million yen.

In addition, the amount deducted from total deferred tax assets as a valuation reserve is 2,295 million yen.

A breakdown by primary factor in the generation of deferred tax assets includes 46,310 million yen in underwriting reserves, 11,194 million yen in losses on devaluation of securities, 3,867 million yen on losses brought forward, and 3,557 million yen in excess depreciation.

A breakdown by primary factor in the generation of deferred tax liabilities includes a 15,203 million yen in unrealized gain on investments, net of tax.

17.	The value of shares in affiliated companies is 2,775 million yen.

18.	Assets pledged as collateral are 5,300 million yen in securities. Secured indebtedness amounts to 6 million yen in borrowings.

19.	The breakdown of outstanding claims is as follows:

Outstanding claims (before the deduction assigned to reinsurance, except for the insurance listed in (b))	130,295 million yen
Assigned to reinsurance pertaining to the above	14,410 million yen

Balance (a)	115,885 million yen
Pertaining to earthquake insurance and compulsory automobile liability insurance (b)	9,922 million yen

Total (a & b)	125,808 million yen

20.	The breakdown of underwriting reserves is as follows:

Ordinary underwriting reserves (before the deduction assigned to reinsurance)	278,536 million yen
Assigned to reinsurance pertaining to the above	21,500 million yen

Balance (a)	257,035 million yen
Refundable deposit (before the deduction assigned to reinsurance)	287,646 million yen
Assigned to reinsurance pertaining to the above	0 million yen

Balance (b)	287,645 million yen
Other underwriting reserves (c)	214,115 million yen

Total (a + b + c)	758,795 million yen
21.	The amount of net assets per share is 485.73 yen.

The total amount of net assets constituting the calculation basis is 184,364 million yen, while the amount of net assets in common stocks at the end of the period is 184,364 million yen and the quantity of common stocks used in the calculation of net assets per share at the end of the period is 379.56 million shares. There is also no sum to be deducted from the total amount of net assets.

22.	An item of importance among intangible fixed assets is telephone subscriber rights.

23.	Particulars for retirement benefits are as follows:
(1)	Projected benefit obligation and the breakdown.

Projected benefit obligation	(52,147 million yen)
Plan assets	45,883 million yen
(including retirement benefit trust)	13,902 million yen

Unreserved retirement benefit obligation	(6,264 million yen)
Unrecognized actuarial losses	5,926 million yen

Reserve for pension and retirement benefits	(337 million yen)
(2)	Calculation basis for above

Allocation method for anticipated retirement benefits amounts	Straight-line method
Discount rate	2.0%
Expected operating rate of return
Defined-benefit corporate pension (contractual)	1.5%
Retirement benefit trust	0.0%
Processing years for actual losses	11 years
24.	The definition of subsidiaries and affiliated companies is based on Article 2(3) of the Order for the Enforcement of Insurance Business Law.

25.	Amounts are displayed by rounding down to less than the stated units.

Profit and Loss Statement for the Fiscal Year Ended March 31, 2009

(Millions of yen)
Item	Amount
Ordinary Income	383,649
Underwriting income	351,256
Net premiums written	310,918
Deposit premiums from policyholders	15,229
Investment income on deposit premiums from policyholders	8,340
Reversal of underwriting reserves	16,767
Investment income	31,586
Interest and dividends received	23,897
Gains on sales of securities	16,014
Gains on redemption of securities	9
Other investment income	4
Transfer of investment income on deposit premiums from policyholders	(8,340)
Other ordinary income	807

Ordinary expenses	400,491
Underwriting expenses	306,025
Net claims paid	191,808
Loss adjustment expenses	17,623
Commission and collection expenses	53,311
Maturity refunds to policyholders	40,743
Policyholder dividend	1
Provision for outstanding claims	1,877
Foreign currency exchange loss	555
Other underwriting expenses	104
Investment expenses	34,997
Losses on sale of securities	10,254
Losses on devaluation of securities	19,017
Losses on redemption of securities	1,522
Net derivative financial instruments losses	3,144
Foreign currency exchange losses	645
Other investment expenses	413
Operating expenses and general and administrative expenses	58,410
Other ordinary expenses	1,057
Interest paid	0
Provision for bad debts reserves	21
Loss on Bad debts	0
Other ordinary expenses	1,035

Ordinary losses	16,841

Extraordinary income	6,677
Gains on disposal of fixed assets	234
Reversal of reserve under special law	6,443
Reversal of price fluctuation reserve	6,443

Extraordinary losses	556
Loss on disposal of fixed assets	544
Impairment losses on fixed asset	12

Income before income taxes	10,720
Income taxes-current	51
Income taxes,-deferred	(4,034)
Total income taxes	(3,982)

Net losses	6,738

Note:	1. Total income from transactions with affiliates is 965 million yen, and total costs are 29,319 million yen

2. (1) The breakdown of net premiums written is as follows:

Premium income	380,309 million yen
Reinsurance premium paid	69,390 million yen

Balance	310,918 million yen
(2)	The breakdown of net claims paid is as follows:

Claims paid	240,443 million yen
Reinsurance recovery	48,635 million yen

Balance	191,808 million yen
(3)	The breakdown of commission and collection expenses is as follows:

Various fees and collection costs paid	61,686 million yen
Reinsurance commission received	8,374 million yen

Balance	53,311 million yen
(4)	The breakdown of provision for outstanding claims is as follows:

Provision for outstanding claims (before the deduction assigned to reinsurance, except for insurance listed in (b))	3,556 million yen
Assigned to reinsurance pertaining to the above	1,461 million yen

Balance (a)	2,094 million yen
Pertaining to earthquake insurance or compulsory automobile liability insurance (b)	(217 million yen)

Total (a + b)	1,877 million yen
(5)	The breakdown of provision for underwriting reserve is as follows:

Provision for ordinary underwriting reserve (before the deduction assigned to reinsurance)	8,326 million yen
Assigned to reinsurance pertaining to the above	4,070 million yen

Balance (a)	4,255 million yen
Provision for refundable deposit (before the deduction assigned to reinsurance)	(19,274 million yen)
Assigned to reinsurance pertaining to the above	(3 million yen)

Balance (b)	(19,271 million yen)
Provision for other underwriting reserve (c)	(1,751 million yen)

Total (a + b + c)	(16,767 million yen)
(6)	The breakdown of interest and dividends received is as follows:

Saving deposit interest	737 million yen
Call loan interest	10 million yen
Interest on monetary claims bought	1 million yen
Interest/dividends on securities	21,278 million yen
Interest on loans	813 million yen
Rent of real estate	848 million yen
Other interest/dividends	208 million yen

Total	23,897 million yen
3.	Gain or loss from devaluation in net derivative financial instruments losses is a gain of 1,853 million yen.

4.	Net loss per share for the period is 17.74 yen.

The net loss for the period, which is the basis for calculation, is 6,738 million yen, common stock-related net losses for the period are 6,738 million yen, and the average number of shares outstanding is 379,694,000 shares. Note that there are no amounts that are not attributable to common stock.

5.	The net amount of gain or loss from exchange fluctuations in foreign-currency bonds that are hedged with a fair value hedge and the gain or loss from forward exchange transactions that were hedging instruments is recorded in losses on net derivative financial instruments losses.

Note that the amount of loss from exchange fluctuations in hedgeable foreign-currency bonds prior to the above-mentioned offset is 8,048 million yen, and the amount of gain from forward exchange transactions that were hedging instruments is 5,143 million yen.

6.	Retirement benefit expenses recorded as loss adjustment expenses and operating expenses and general and administrative expenses are 2,367 million yen, and a breakdown is as follows:

Service expenses	1,965 million yen
Interest expenses	1,026 million yen
Expected return	(476 million yen)
Expenses treatment of actuarial losses	(148 million yen)

Total	2,367 million yen
7.	Impairment loss on fixed asset related particulars are as follows:
(1)	Asset grouping method

Properties provided for the use of insurance businesses are considered as one asset group in insurances businesses as a whole. In the case of rental and dormant properties, individual properties are regarded as a single asset group.

(2)	Sequence of events leading to the recognition of impairment losses

For rental assets and dormant assets whose market value falls dramatically, the company writes down the book value to a recoverable value and record the decrease as an impairment loss in extraordinary losses.

(3)	Asset groups that recognize impairment losses and a breakdown of the recorded impairment loss values for each category of fixed assets

			Impairment losses
			(Millions of yen)
Application	Location	Category	Land	Buildings	Total
Dormant Assets	Kushiro City, Hokkaido	Land and buildings	8	3	12

	Total		8	3	12

(4)	Method of calculating recoverable value

The company applies the net selling value for calculations of recoverable value in the subject assets. Note that the company is using an appraised value based on real estate appraisal standards for the net selling value.
8.	Amounts are displayed by rounding down to less than the stated units

Statement of Changes in Shareholders’ Equity for the
Fiscal Year Ended March 31, 2009

(Millions of yen)
Item	Amount
Shareholders’ equity
Common stock
Balance as of March 31, 2008	47,328
Change during the year
Total change during the year	—
Balance as of March 31, 2009	47,328
Capital surplus
Legal capital surplus
Balance as of March 31, 2008	40,303
Change during the year
Total change during the year	—
Balance as of March 31, 2009	40,303
Other capital surplus
Balance as of March 31, 2008	—
Change during the year
Disposal of treasury stock	3
Total change during the year	3
Balance as of March 31, 2009	3
Total capital surplus
Balance as of March 31, 2008	40,303
Change during the year
Disposal of treasury stock	3
Total change during the year	3
Balance as of March 31, 2009	40,307
Retained earnings
Legal retained earnings
Balance as of March 31, 2008	7,492
Change during the year
Total change during the year	—
Balance as of March 31, 2009	7,492
Other retained earnings
Reserve for fixed-asset depreciation
Balance as of March 31, 2008	1,138
Change during the year
Reversal of reserve for fixed-asset depreciation	(22)
Total change during the year	(22)
Balance as of March 31, 2009	1,116
General reserve
Balance as of March 31, 2008	68,000
Change during the year
Total change during the year	—

Balance as of March 31, 2009	68,000

(Millions of yen)
Item	Amount
Retained earnings brought forward
Balance as of March 31, 2008	6,926
Change during the year
Reversal of reserve for fixed-asset depreciation	22
Dividend of retained earnings	(3,038)
Net losses during the year	(6,738)
Total change during the year	(9,754)
Balance as of March 31, 2009	(2,827)
Total retained earnings
Balance as of March 31, 2008	83,558
Change during the year
Dividend of retained earnings	(3,038)
Net losses during the year	(6,738)
Total change during the year	(9,776)
Balance as of March 31, 2009	73,781
Treasury stock
Balance as of March 31, 2008	(4,771)
Change during the year
Purchase of treasury stock	(206)
Disposal of treasury stock	39
Total change during the year	(167)
Balance as of March 31, 2009	(4,938)
Total shareholders’ equity
Balance as of March 31, 2008	166,419
Change during the year
Dividend of retained earnings	(3,038)
Net losses during the year	(6,738)
Purchase of treasury stock	(206)
Disposal of treasury stock	42
Total change during the year	(9,940)
Balance as of March 31, 2009	156,479
Valuation and translation adjustments
Unrealized gains on investment, net of tax
Balance as of March 31, 2008	106,888
Change during the year
Change in items other than shareholders’ equity (net amount) during the year	(79,003)
Total change during the year	(79,003)
Balance as of March 31, 2009	27,885
Total valuation and translation adjustments
Balance as of March 31, 2008	106,888
Change during the year
Change in items other than shareholders’ equity (net amount) during the year	(79,003)
Total change during the year	(79,003)

Balance as of March 31, 2009	27,885

Total net assets
Balance as of March 31, 2008	273,308
Change during the year
Dividend of retained earnings	(3,038)
Net losses during the year	(6,738)
Purchase of treasury stock	(206)
Disposal of treasury stock	42
Change in items other than shareholders’ equity (net amount) during the year	(79,003)
Total change during the year	(88,943)

Balance as of March 31, 2009	184,364

(Note) 1. Class and total quantity of shares outstanding, and class and total quantity of treasury stock

	Number of Shares as	Number of Shares	Number of Shares
	of March 31, 2008	Increased in this	Decreased in this	Number of Shares as of
	(1000s)	Business Year (1000s)	Business Year (1000s)	March 31, 2009 (1000s)
Outstanding shares
Common stock	390,055	—		390,055
Total	390,055	—		390,055
Treasury stock
Common stock	10,205	373	82	10,495

Total	10,205	373	82	10,495

Note:	1. The increase of 373,000 common shares of treasury stock was due to the repurchase of fractional shares.

2. The decrease of 82,000 common shares of treasury stock was due to the sale of fractional shares.
2.	Dividends
(1)	Amount of dividends paid

		Total dividend	Amount of		Effective
(Resolution)	Type of shares	amount	dividend per share	Record date	Date
June 26, 2008 annual meeting of shareholders	Common stock	3,038 million yen	8 yen	March 31, 2008	June 27, 2008
(2)	Of dividends for which the record date falls in the current business year but the effective date falls in the following business year, a resolution is planned as follows:

Amount of
		Total dividend	Source of	dividend per	Record	Effective
(Resolution)	Type of shares	amount	dividend	share	date	date
June 25, 2009 annual meeting of shareholders	Common stock	3,036 million yen	Retained Earnings	8 yen	March 31, 2009	June 26, 2009
3.	Amounts are displayed by rounding down to less than the stated units.

(TRANSLATION)
INDEPENDENT AUDITORS’ REPORT
May 14, 2009
To the Board of Directors of
Nissay Dowa General Insurance Company, Limited:
Deloitte Touche Tohmatsu
Designated Partner,
Engagement Partner,
Certified Public Accountant:
     Shigeru Miyazaki
Designated Partner,
Engagement Partner,
Certified Public Accountant:
     Makoto Sato
Designated Partner,
Engagement Partner,
Certified Public Accountant:
     Junji Suzuki
Pursuant to the first item, second paragraph of Article 436 of the Companies Act, we have audited the financial statements, namely, the balance sheet as of March 31, 2009 of Nissay Dowa General Insurance Company, Limited (the “Company”), and the related profit and loss statement and statement of changes in shareholders’ equity for the 66th fiscal year from April 1, 2008 to March 31, 2009, and the accompanying supplemental schedules. These financial statements and the accompanying supplemental schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and the accompanying supplemental schedules based on our audit.
We conducted our audit in accordance with auditing standards generally accepted in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and the accompanying supplemental schedules are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and the accompanying supplemental schedules. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement and the accompanying supplemental schedules presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements and the accompanying supplemental schedules referred to above present fairly, in all material respects, the financial position of the Company as of March 31, 2009, and the results of its operations for the year then ended in conformity with accounting principles generally accepted in Japan.
Our firm and the engagement partners do not have any financial interest in the Company for which disclosure is required under the provisions of the Certified Public Accountants Law.
The above represents a translation, for convenience only, of the original report issued in the Japanese language.
***********

Report of the Board of Auditors

Audit Report
     The Board of Auditors has prepared the following report regarding the exercise of the functions of the Board of Directors for the 66th fiscal year from April 1, 2008 until March 31, 2009, on the basis of audit reports prepared by the individual auditors and deliberations thereon.
1.	Audit Methods of the Auditors and the Board of Auditors and the Contents thereof
     In addition to establishing audit policies, division of duties and others and receiving reports from individual auditors on the implementation and results of their audits, the Board of Auditors received reports from directors and others and the accounting auditor on the performance of their duties, and requested further explanation when required.
     Individual auditors, in conformity with auditing standards that the Board of Auditors has established and according to the audit policies, the division of duties and others, worked to communicate with the Internal Audit Division and other employees and endeavored to collect information and improve the audit environment. They also attended meetings of the Board of Directors and other important meetings where they received reports on the performance of duties from the directors and other employees, requested explanations as necessary, reviewed material decision-making documents and others, and investigated the operational and financial conditions at the head office and key business locations.
     We additionally monitored and verified the status of systems (internal control systems) set up on the basis of resolutions of the Board of Directors regarding the establishment of such systems in accordance with Article 100, Paragraphs 1 and 3 of the Ordinance for Enforcement of the Companies Act, set forth to ensure compliance by the directors in the performance of their duties to laws and the Articles of Incorporation, and as required to ensure the appropriateness of corporate activities. We also received reports from the directors and others and from the audit firm Deloitte Touche Tohmatsu concerning the status of their review and audit of internal controls related to financial reporting, and requested additional explanation where necessary. We also worked to establish communications with the directors, auditors and others of subsidiaries, receiving business reports from those subsidiaries where necessary. We studied the business reports and accompanying statements for the fiscal year in question based on the above methods.
     In addition, we monitored and verified that the accounting auditor has maintained an independent position, and has conducted appropriate audits, receiving reports from the accounting auditor regarding the status of its performance of duties and requesting additional explanation as necessary.
     We also received notification from the accounting auditor that it had prepared systems to ensure the appropriate performance of its duties (items noted in Section 131 of the Accounting Regulations), in accordance with the Quality Control Standards for Audits (Business Accounting Council, October 28, 2005), and requested additional explanation as necessary. Our review of the financial documents (balance sheet, profit and loss statement, and statement of changes in shareholders’ equity) and the accompanying statements for the fiscal year in question was performed on the basis of these methods.
2.	Audit Results
(1)	Results of the audit of business report and other documents
1.	In our opinion, the business report and accompanying statements accurately represent the condition of the company, in accordance with law and the Articles of Incorporation.

2.	We found no significant facts regarding improper acts or violations of law or the Articles of Incorporation by the directors in the performance of their duties.

3.	In our opinion, the content of resolutions by the Board of Directors with respect to internal control systems was appropriate. We also found no items of note regarding the performance of the Board of Directors of its duties regarding such internal control systems, including those related to financial reporting.
(2)	Results of the audit of financial reports and accompanying statements

In our opinion, the audit methods used and the conclusions reached by the accounting auditor were appropriate.
May 19, 2009
Board of Auditors, Nissay Dowa General Insurance Co., Ltd.
Yasusuke Miyazaki
Standing Auditor (Full-Time)
Hirotaka Masamori
Full-Time Auditor
Hideo Yamada
External Auditor
Hiroyuki Tezuka
External Auditor
Takeshi Furuichi
External Auditor